As filed with the Securities and Exchange Commission on April 28, 2022

Registration No. 333-258348

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lucid Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	85-0891392
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

7373 Gateway Blvd
Newark, CA 94560
(510) 648-3553

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter Rawlinson, CEO

Lucid Group, Inc.

7373 Gateway Blvd.

Newark, CA 94560

(510) 648-3553

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Emily Roberts Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	Jonathan Butler, General Counsel Lucid Group, Inc. 7373 Gateway Blvd. Newark, CA 94560 (510) 648-3553

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Lucid Group, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-1 on August 2, 2021, which was subsequently amended on August 20, 2021 and declared effective on August 24, 2021 (as so amended, the “Registration Statement”). This Post-Effective Amendment No. 1 to the Registration Statement (this “Post- Effective Amendment No. 1”) is being filed in order to include information contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the Securities and Exchange Commission on February 28, 2022, and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No.1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on August 2, 2021.

The information in this preliminary prospectus is not complete and may be changed. We and the Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, Dated April 28, 2022

Up to 44,350,000 Shares of Class A Common Stock

and

Up to 1,195,006,622 Shares of Class A Common Stock

Up to 44,350,000 Warrants to Purchase Class A Common Stock

Offered by the Selling Securityholders

This prospectus relates to the issuance by us of an aggregate of up to 44,350,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (a) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants (as defined below) and (b) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants (as defined below).

The prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 1,195,006,622 shares of Class A common stock, consisting of (i) 1,118,905,164 issued and outstanding shares of Class A common stock, (ii) 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Legacy Lucid Awards (as defined below) and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

Our majority stockholder, Ayar, owned approximately 61% of our outstanding Class A common stock as of March 15, 2022. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Ayar also currently has the ability to nominate five of the nine directors to our Board (as defined below).

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on The Nasdaq Stock Market LLC under the symbol “LCID.” On April 27, 2022, the closing price of our Class A common stock was $18.07 per share.

Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               , 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 44,350,000 shares of Class A common stock upon exercise of our warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 1,195,006,622 shares of Class A common stock (which includes up to 1,118,905,164 issued and outstanding shares of Class A common stock, 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Legacy Lucid Awards and 44,350,000 shares of Class A common stock issuable upon the exercise of our outstanding warrants) and up to 44,350,000 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, or any accompanying prospectus supplement we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On July 23, 2021, or the Closing Date, Churchill consummated the Transactions, including the previously announced Merger pursuant to the terms of the Merger Agreement, which, among other things, provided for the merger of Merger Sub with and into Atieva, Inc., d/b/a Lucid Motors, with Atieva, Inc. surviving such merger as a wholly owned subsidiary of Churchill (each defined term as defined below). In connection with the Transactions, Churchill changed its name to Lucid Group, Inc. and listed shares of Class A common stock on the Nasdaq Global Select Market under the ticker symbol “LCID.”

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“2009 Plan” are to the Atieva, Inc. 2009 Share Plan duly adopted by the board of directors of Legacy Lucid on December 17, 2009;

“2014 Plan” are to the Atieva, Inc. 2014 Share Plan duly adopted by the board of directors of Legacy Lucid on May 14, 2014;

“2021 Plan” are to the Atieva, Inc. 2021 Stock Incentive Plan duly adopted by the compensation committee of the board of directors of Legacy Lucid on January 13, 2021 and approved by Legacy Lucid’s shareholders on January 21, 2021;

“2026 Notes” are to the 1.25% Convertible Senior Notes due 2026 issued by us in December 2021;

“Ayar” are to Ayar Third Investment Company, an affiliate of PIF;

“Board” are, prior to consummation of the Transactions, to the board of directors of Legacy Lucid, and, following consummation of the Transactions, to the board of directors of Lucid Group;

“Churchill” or “CCIV” are to Churchill Capital Corp IV, a Delaware corporation and our predecessor company prior to the consummation of the Transactions, which changed its name to Lucid Group, Inc. following the consummation of the Transactions, and its consolidated subsidiaries;

“Churchill’s Class A common stock” are to Churchill’s Class A common stock, par value $0.0001 per share;

“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;

“Churchill IPO” are to the initial public offering by Churchill which closed on August 3, 2020;

“Class A common stock” are to Lucid Group, Inc.’s common stock par value $0.0001 per share;

“Closing” are to the consummation of the Transactions;

“Closing Date” are to July 23, 2021, the date on which the Transactions were consummated;

“common stock” are, prior to the consummation of the Transactions, to Churchill’s Class A common stock and, following the consummation of the Transactions, to the Class A common stock;

“current bylaws” are to the Company’s Amended and Restated Bylaws in effect as of the date of this prospectus;

“current certificate of incorporation” are to the Company’s Second Amended and Restated Certificate of Incorporation in effect as of the date of this prospectus;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Effective Time” are to the date and time when the Merger became effective;

“ESG” are to the Environmental, Social and Governance;

“EV” are to electric vehicle;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” are to the quotient as defined in, and calculated in accordance with, the Merger Agreement, which is 2.644;

“founder shares” are to shares of Churchill’s Class B common stock and Churchill’s Class A common stock issued upon the automatic conversion thereof in connection with the Closing;

“GAAP” are to accounting principles generally accepted in the United States of America;

“Incentive Plan” are to the Lucid Group, Inc. 2021 Stock Incentive Plan, including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Addendum”) attached thereto;

“Insiders” are to Michael Klein, Jay Taragin, Glenn R. August, William J. Bynum, Bonnie Jonas, Mark Klein, Malcolm S. McDermid and Karen G. Mills;

“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of February 22, 2021, by and among the Company, the Sponsor, Ayar and certain other parties thereto;

“Legacy Lucid” or “Atieva” are to Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its consolidated subsidiaries;

“Legacy Lucid Common Shares” are to the common shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Awards” are to all issued and outstanding stock options, restricted stock units or other compensatory equity securities in respect of shares of Legacy Lucid outstanding as of immediately prior to the closing of the Merger, including, without limitation, any Legacy Lucid Options and Legacy Lucid RSUs;

“Legacy Lucid Share Plans” are to the 2009 Plan, the 2014 Plan, the 2021 Plan, in each case as amended from time to time in accordance with their terms, and any other share incentive plan or similar equity-based compensation plan maintained for employees of Lucid that may be adopted from time to time;

“Legacy Lucid Options” are to all issued and outstanding options to purchase or otherwise acquire Legacy Lucid Common Shares (whether or not vested) held by any person, including share options granted under any Legacy Lucid Share Plan;

“Legacy Lucid Preferred Shares” are to, collectively, Legacy Lucid Series A Preferred Shares, Legacy Lucid Series B Preferred Shares, Legacy Lucid Series C Preferred Shares, Legacy Lucid Series D Preferred Shares and Legacy Lucid Series E Preferred Shares;

“Legacy Lucid RSUs” are to all issued and outstanding restricted stock unit awards with respect to Legacy Lucid Common Shares outstanding under any Legacy Lucid Share Plan;

“Legacy Lucid Series A Preferred Shares” are to the Series A preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series B Preferred Shares” are to the Series B preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series C Preferred Shares” are to the Series C preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series D Preferred Shares” are to the Series D preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series E Preferred Shares” are to the Series E preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Shares” are to the Lucid Common Shares and Lucid Preferred Shares;

“Lucid Awards” are to Lucid Options and Lucid RSUs;

“Lucid Group” are to Lucid Group, Inc., a Delaware corporation, and its consolidated subsidiaries;

“Lucid Options” are to all issued and outstanding options of the Company to purchase shares of Class A common stock immediately following the closing of the Merger;

“Lucid RSUs” are to all issued and outstanding restricted stock unit awards of the Company with respect to shares of Class A common stock immediately following the closing of the Merger;

“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;

“Merger” are to the merger of Merger Sub and Legacy Lucid, with Legacy Lucid surviving such merger as a wholly owned subsidiary of Churchill;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill, Legacy Lucid and Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Merger Consideration” are to the aggregate consideration paid to the shareholders of Legacy Lucid pursuant to the Merger Agreement;

“Merger Sub” are to Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Churchill;

“Nasdaq” are to The Nasdaq Stock Market LLC;

“PIF” are to the Public Investment Fund, the sovereign wealth fund of the Kingdom of Saudi Arabia;

“PIPE Investment” are to the private placement pursuant to which Churchill entered into PIPE Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby Churchill has agreed to issue and sell to the PIPE Investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“PIPE Subscription Agreements” are to the Class A common stock subscription agreements entered into by and among Churchill, and the investors party thereto, in each case, dated as of February 22, 2021 and entered into in connection with the PIPE Investment;

“Private Placement Warrants” are to the Company’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;

“Promissory Note” are to the unsecured promissory note issued by Churchill to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor has elected to exercise its option to convert the unpaid balance of the Note of $1,500,000 into Working Capital Warrants;

“public shares” are to shares of Churchill’s Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);

“public stockholders” are to the holders of Churchill’s public shares, including the Sponsor and Churchill’s officers and directors to the extent the Sponsor and Churchill’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“Public Warrants” are to the Company’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market), all of which have subsequently been exercised by their holders or redeemed by us;

“SEC” are to the United States Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

v

“Sponsor” are to Churchill Sponsor IV LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;

“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of February 22, 2021, by and among the Company, the Sponsor and the Insiders;

“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements;

“trust account” are to the trust account of Churchill that held the proceeds from the Churchill IPO prior to the consummation of the Transactions;

“Voting and Support Agreement” are to Voting and Support Agreement, dated as of February 22, 2021, by and among Churchill, Legacy Lucid and Ayar;

“warrants” are to the Private Placement Warrants and the Working Capital Warrants;

“Warrant Agreement” are to the Warrant Agreement, dated July 29, 2020, entered into in connection with the Churchill IPO by and between Continental Stock Transfer & Trust Company and Churchill; and

“Working Capital Warrants” are to the Company’s warrants to purchase Class A common stock pursuant to the terms of the Promissory Note, on terms identical to the terms of the Private Placement Warrants.

Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to Legacy Lucid and its subsidiaries prior to the consummation of the Transaction, and Lucid Group, Inc., a Delaware corporation, and its subsidiaries after the consummation of the Transactions.

CAUTIONARY NOTE REGARDING FORWARD LOOKING-STATEMENTS

This prospectus contains statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate, including estimates and forecasts of financial and operational metrics, projections of market opportunity, market share and product sales, expectations and timing related to commercial product launches and production volumes, future strategies and products, including with respect to energy storage systems and automotive partnerships, manufacturing capabilities and facilities, studio openings, sales channels and strategies, future vehicle programs, expansion and the potential success of our go-to-market strategy and our financial and operating guidance, future capital expenditures and other operating expenses, future market launches and international expansion, including our planned manufacturing facility in Saudi Arabia and related timing and value to Lucid, and our needs for additional financing. Such forward-looking statements are based on available current market material and our current expectations, beliefs and forecasts concerning future developments. Factors that may impact such forward-looking statements include:

●	changes in domestic and foreign business, market, financial, political and legal conditions, including the ongoing conflict between Russia and Ukraine;
●	risks relating to the uncertainty of our projected financial information, including conversion of reservations into binding orders;
●	risks related to the timing of expected business milestones, including our planned commercial launches;
●	risks related to our supply chain and our ability to complete the tooling of our manufacturing facilities over time and scale production of the Lucid Air and other vehicles;
●	risks related to the expansion of our Arizona manufacturing facility and to the construction of additional facilities in other geographies;
●	risks related to future market adoption of our offerings;
●	the effects of competition and the pace and depth of electric vehicle adoption generally on our future business;
●	changes in regulatory requirements, governmental incentives and fuel and energy prices;
●	our ability to rapidly innovate;
●	future changes to vehicle specifications which may impact performance, pricing, and other expectations;
●	our ability to enter into or maintain partnerships with original equipment manufacturers, vendors and technology providers;
●	our ability to effectively manage our growth and recruit and retain key employees, including our chief executive officer and executive team;
●	our ability to establish our brand, expand our brand to Europe, the Middle East, and China and capture additional market share and forecast projected market share and demand, and the risks associated with negative press or reputational harm;
●	our ability to manage expenses;

●	our ability to effectively utilize zero emission vehicle credits and obtain and utilize certain tax and other incentives;
●	our ability to issue equity or equity-linked securities in the future;
●	our ability to pay interest and principal on our indebtedness;
●	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;
●	the impact of the global COVID-19 pandemic on our supply chain, projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; and
●	other factors disclosed in this prospectus or our other filings with the SEC, including any accompanying prospectus supplement.

The forward-looking statements contained in this prospectus or any prospectus supplement are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus, and any accompanying prospectus supplement before making an investment decision.

Mission

Lucid’s mission is to inspire the adoption of sustainable energy by creating advanced technologies and the most captivating luxury electric vehicles, centered around the human experience.

About Lucid

Lucid is a technology and automotive company that is setting new standards with its advanced luxury electric vehicles (EVs). Today, Lucid (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) offers a refined customer experience at our own geographically distributed retail and service locations and through direct-to-consumer online and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Our focus on in-house technological innovation, vertical integration, and a “clean-sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space, with industry-leading EPA-accredited range of more than 500 miles on a single charge (depending on vehicle configuration). This range is enabled by an efficient, powerful powertrain that Lucid developed and builds in-house through vertically integrated manufacturing capacity. Our Space Concept underpins the Lucid Air’s design, merging a spacious interior with a smaller exterior profile that is reminiscent of a high-performance sports car. This achievement is enabled by our miniaturized drive-train components, which also result in increased storage capacity.

The Lucid Air is manufactured at our greenfield electric vehicle manufacturing facility in Casa Grande, Arizona, Advanced Manufacturing Plant-1 (“AMP-1”). Our manufacturing footprint in Casa Grande also includes the Lucid Powertrain Manufacturing Plant-1 (“LPM-1”), located a short distance from AMP-1. Once AMP-1 is fully built out, our vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. Our current manufacturing footprint has an annual output capacity of up to 34,000 vehicles per year followed by incremental build-out over time to deploy capital efficiently. Expansion activities are already underway to bring capacity at our Arizona site to 90,000 vehicles per year by the end of 2023 for production of both the Lucid Air and Project Gravity, with flexibility to shift production between vehicles based on demand. By building AMP-1 from a clean slate, we expect to achieve greater operational efficiencies and more consistent production quality than would be possible through outsourced manufacturing or adaptation of an existing facility. An emphasis on vertical integration of manufacturing capabilities provides us the opportunity to improve product margins relative to an out-sourced manufacturing arrangement. We expect to diversify our vehicle portfolio and increase production capacity through localization of manufacturing in other geographies.

We began delivering the Lucid Air to customers in October 2021. We expect to launch additional vehicles over the coming decade. We have already commenced design and engineering work for Project Gravity, a luxury sports utility vehicle that is expected to leverage many of the technological advancements and learnings from the Lucid Air. We expect to begin production of Project Gravity in the first half of 2024. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes.

We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems. By seeking to address the residential, commercial, and utility-scale energy storage markets, we can further address climate change through enhanced flexibility, efficiency, and stability of the electrical grid. We can also offer to customers an ability to add resiliency to their home’s power supply in the event of an outage through our future ESS products or the Lucid Air’s planned vehicle-to-grid capabilities.

Background

We were originally known as Churchill Capital Corp IV. On July 23, 2021, Churchill, our predecessor company, consummated the Merger pursuant to the Merger Agreement, by and among Churchill, Legacy Lucid and Merger Sub. Pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Lucid, with Legacy Lucid being the surviving company in the Merger. In connection with the Closing, each share of Churchill’s Class B Class A common stock was converted on a one-to-one basis into a share of Class A common stock. On the Closing Date, and in connection with the Closing, Churchill changed its name to Lucid Group, Inc.

The Transactions were accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, our financial statements represent a continuation of the financial statements of Legacy Lucid with the Transactions treated as the equivalent of Legacy Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions are reported as those of Legacy Lucid.

Immediately prior to the Closing, all of Legacy Lucid Preferred Shares then issued and outstanding were converted into Legacy Lucid Common Shares, in accordance with the terms of Legacy Lucid’s Memorandum and Articles of Association, such that each converted Legacy Lucid Preferred Share was no longer outstanding and ceased to exist, and each holder thereof thereafter ceased to have any rights with respect to such securities. At the Effective Time, each Legacy Lucid Common Share then issued and outstanding was automatically cancelled and the holders of Legacy Lucid Common Shares received 2.644 shares of Class A common stock in exchange for each Legacy Lucid Common Share they held at such time. The holders of the Legacy Lucid Common Shares were issued 1,193,226,511 shares of Class A common stock at the Closing.

In February 2021, Churchill entered into PIPE Subscription Agreements pursuant to which certain investors agreed to subscribe for 166,666,667 shares of Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005 as part of the PIPE Investment. Ayar, Legacy Lucid’s majority shareholder, agreed to purchase 13,333,333 of such shares. At the Closing, we consummated such PIPE Investment.

After giving effect to the Transactions, there were 1,618,621,534 shares of our Class A common stock and 85,750,000 of our warrants issued and outstanding. Our Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LCID.” As of the Closing, former Churchill’s public stockholders owned approximately 12.8% of the outstanding shares of Class A common stock, former Legacy Lucid’s shareholders owned approximately 73.7% of the outstanding shares of Class A common stock (with Ayar owning approximately 62.7% of the outstanding shares of Class A common stock), the Sponsor owned approximately 3.2% of the outstanding shares of Class A common stock, and the investors in the PIPE Investment owned approximately 10.3% of the outstanding shares of Class A common stock.

The rights of holders of our Class A common stock and warrants are governed by our current certificate of incorporation, our current bylaws and the DGCL, and, in the case of the warrants, the Warrant Agreement. See the sections entitled “Description of Securities” and “Certain Relationships and Related Party Transactions.”

Corporate Information

Lucid Group, Inc. is a Delaware corporation. Our principal executive offices are located at 7373 Gateway Blvd. Newark, CA 94560 and our telephone number at that address is (510) 648-3553. Our website is located at https://www.lucidmotors.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Controlled Company Exemption

As of March 15, 2022, our majority stockholder, Ayar, owned approximately 61% of our outstanding shares of Class A common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Please see the section entitled “Management—Corporate Governance—Controlled Company Exemption.” Ayar also currently has the ability to nominate five of the nine directors to our Board.

THE OFFERING

We are registering the issuance by us of an aggregate of up to 44,350,000 shares of our Class A common stock, consisting of 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 1,195,006,622 shares of Class A common stock, consisting of (i) 1,118,905,164 issued and outstanding shares of Class A common stock, (ii) 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Legacy Lucid Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

In 2021, an aggregate of 41,034,197 Public Warrants were exercised, of which 25,966,976 were exercised on a cashless basis. On October 29, 2021, we redeemed the remaining 365,803 Public Warrants that were not exercised by the holders at a redemption price of $0.01 per warrant.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus.

Issuance of Common Stock
Shares of Common Stock Offered by Us	44,350,000 shares that are issuable upon the exercise of 44,350,000 warrants by the holders thereof
Shares of Common Stock Outstanding Prior to Exercise of All Warrants	1,665,050,601 shares
Shares of Common Stock Outstanding Assuming Exercise of All Warrants	1,709,400,601 shares
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein
Use of Proceeds	We will receive up to an aggregate of approximately $510.0 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash.

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. See “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders

1,195,006,622 shares, consisting of (i) 1,118,905,164 issued and outstanding shares, (ii) 31,751,458 shares subject to vesting and/or exercise of the assumed Legacy Lucid Awards and (iii) 44,350,000 shares issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants

Warrants Offered by the Selling Securityholders	44,350,000 warrants
Use of Proceeds

We will not receive any proceeds from the sale of Class A common stock and warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of the lock-up period. See “Plan of Distribution—Lock-up Agreements” for further discussion.
Nasdaq Global Select Market Ticker Symbol for Class A common stock	“LCID”

Unless we specifically state otherwise or the context otherwise requires, the information above is as of March 15, 2022, does not give effect to issuances of our Class A common stock, warrants or options to purchase shares of our Class A common stock or RSUs covering shares of our Class A common stock after such date, or the exercise of warrants or options or the settlement of RSUs after such date, and excludes:

●	44,350,000 shares of our Class A common stock issuable upon the exercise of our warrants outstanding as of March 15, 2022, each with an exercise price of $11.50 per share;
●	52,529,322 shares of our Class A common stock issuable upon the exercise of stock options outstanding as of March 15, 2022 with a weighted average exercise price of $1.14 per share;
●	33,850,791 shares subject to RSUs (as defined below) outstanding as of March 15, 2022;
●	25,174,478 shares of our Class A common stock reserved for future issuance under the Incentive Plan, including under the ESPP Addendum, as well as: (i) any automatic increases in the number of shares of Class A common stock reserved for future issuance under the Incentive Plan and (ii) upon the forfeiture, termination, expiration or reacquisition of any shares of Class A common stock underlying outstanding stock awards granted under the 2009 Plan and 2014 Plan, an equal number of shares of our Class A common stock; and
●	55,106,677 shares of our Class A common stock issuable upon the conversion of the 2026 Notes.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:

●	The ongoing COVID-19 pandemic has adversely affected, and we cannot predict its ultimate impact on, our business, results of operations and financial condition.
●	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of investing in our Class A common stock.
●	We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.
●	We may be unable to adequately control the substantial costs associated with our operations.
●	We have received only a limited number of reservations for the Lucid Air, all of which may be cancelled.
●	The automotive industry has significant barriers to entry that we must overcome in order to manufacture and sell electric vehicles at scale.
●	The automotive market is highly competitive, and we may not be successful in competing in this industry.
●	We will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.
●	We will not have a third-party retail product distribution and service network.

●	We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of our vehicles, including the Lucid Air and Project Gravity, which could harm our business and prospects.
●	If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.
●	We face challenges providing charging solutions for our vehicles.
●	We have limited experience servicing our vehicles and their integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and results of operations may be materially and adversely affected.
●	Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.
●	We have no experience to date in high volume manufacture of our vehicles.
●	If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.
●	Our production and our ability to sustain future growth depends upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.
●	We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.
●	We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
●	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells, or semiconductors, could harm our business.
●	Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.
●	The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.
●	We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer.
●	We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

●	We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect its ability to sell our vehicles.
●	We may fail to adequately obtain, maintain, enforce and protect our intellectual property and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If we are unsuccessful in any of the foregoing, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.
●	We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.
●	If we identify material weaknesses or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our Class A common stock.
●	We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are not controlled companies.
●	Ayar beneficially owns a significant equity interest in us and may take actions that conflict with other shareholder interests.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” together with all of the other information included in this prospectus or any accompanying prospectus supplement, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Our Business and Operations

The ongoing COVID-19 pandemic has adversely affected, and we cannot predict its ultimate impact on, our business, results of operations and financial condition.

The ongoing COVID-19 pandemic poses risks to our business, including through its impact on general economic conditions; manufacturing and supply chain operations; stay-at-home orders; and global financial markets. The pandemic’s impact on economic conditions has led to a global decrease in vehicle sales in markets around the world. Its continued impact on the economy, even after the pandemic has subsided, could lead consumers to further reduce spending, delay purchases of our vehicles, or cancel their refundable deposits for our vehicles. Because of our premium brand positioning and pricing, an economic downturn is likely to have a heightened adverse effect on us, compared to many of our electric vehicle and traditional automotive industry competitors, to the extent that consumer demand for luxury goods is reduced in favor of lower-priced alternatives. Any economic recession or other downturn could also cause logistical challenges and other operational risks if any of our suppliers, sub-suppliers or partners become insolvent or are otherwise unable to continue their operations. Further, the immediate or prolonged effects of the COVID-19 pandemic could significantly affect government finances and, accordingly, the continued availability of incentives related to electric vehicle purchases and other governmental support programs.

The spread of COVID-19 has also periodically disrupted our manufacturing operations and those of our suppliers. For example, the recent COVID-19 outbreak in China and the resulting lockdowns have caused parts supply delays with some impact on manufacturing operations in Arizona. Such disruptions to us and our suppliers have and could continue to negatively impact the production volume of our first vehicle, the Lucid Air sedan, as well other vehicles that we may introduce from time to time. Our manufacturing operations at a limited number of facilities in Casa Grande, Arizona concentrate this risk.

The pandemic has resulted in the imposition of travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns, which have contributed to delays in the anticipated production schedule of the Lucid Air. These measures pose numerous operational risks and logistical challenges to our business. For example, we may be required to limit the number of employees and contractors at our manufacturing facilities in Casa Grande, Arizona or be required to cause a substantial number of employees and/or contractors to quarantine, which could cause further delays in tooling efforts or in the production schedule of the Lucid Air. In addition, regional, national and international travel restrictions have resulted in adverse impacts to our supply chain. For example, in certain instances, international travel restrictions have prevented our supply quality engineers from conducting in-person visits and parts production quality engineering with international suppliers, which has lengthened the time required to finalize and secure certain components of the Lucid Air. Further, our sales and marketing activities have been, and may in the future be, adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences, and our planned construction and opening of our Lucid Studio sales and service facilities in key markets has been delayed. The transition of some of our personnel to a remote workforce has also increased demand on our information technology resources and systems and increased data privacy and cybersecurity risks. These restrictive measures could be in place for a significant period of time and may be reinstituted or replaced with more burdensome restrictions if conditions deteriorate, which could adversely affect our start-up, manufacturing and sales and distribution plans and timelines.

In addition, the COVID-19 pandemic has resulted in extreme volatility in the global financial markets, which could increase our cost of capital or limit our ability to access financing when we need it.

To address the uncertainties of COVID-19 and to help ensure the safety of our team members, we have implemented a vaccination mandate for certain of our employees and for certain individuals to enter many of our facilities and may implement further similar requirements in the future, which may have an impact on our hiring and/or our workforce and adversely impact our manufacturing capabilities and overall business operations.

The severity, magnitude and duration of the COVID-19 pandemic, including as a result of new variant and subvariant strains such as the Omicron strain and subvariants, and our economic and regulatory consequences are rapidly changing and uncertain. Accordingly, we cannot predict the ultimate impact of the COVID-19 pandemic on our business, financial condition and results of operations.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We are an early-stage company with a limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have only released one commercially available vehicle, and we have no experience manufacturing or selling a commercial product at scale. Because we have yet to generate significant revenue from the sale of electric vehicles, and as a result of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to our ability to, among other things:

●	hire, integrate and retain professional and technical talent, including key members of management;
●	continue to make significant investments in research, development, manufacturing, marketing and sales;
●	successfully obtain, maintain, protect and enforce our intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;
●	build a well-recognized and respected brand;
●	establish, refine and scale our commercial manufacturing capabilities and distribution infrastructure;
●	establish and maintain satisfactory arrangements with third-party suppliers;
●	establish and expand a customer base;
●	navigate an evolving and complex regulatory environment;
●	anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in competitive landscape; and
●	successfully design, build, manufacture and market new variants and models of electric vehicles, such as Project Gravity.

We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

We have incurred net losses each year since our inception, including net loss and comprehensive loss of approximately $2.6 billion for the year ended December 31, 2021. As of December 31, 2021, our accumulated deficit was approximately $6.1 billion. We expect to continue to incur substantial losses and increasing expenses in the foreseeable future as we:

●	continue to design, develop and manufacture our vehicles;

●	equip and expand our manufacturing facilities to produce our vehicles in Arizona and in international locations such as the Kingdom of Saudi Arabia;
●	build up inventories of parts and components for our vehicles;
●	manufacture an available inventory of our vehicles;
●	develop and deploy vehicle charging partnerships;
●	expand our design, research, development, maintenance and repair capabilities;
●	increase our sales and marketing activities and develop our distribution infrastructure; and
●	expand our general and administrative functions to support our growing operations and status as a public company.

If our product development or commercialization of future vehicles is delayed, our costs and expenses may be significantly higher than we currently expect. Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, we expect our losses in future periods will be significant.

We may be unable to adequately control the substantial costs associated with our operations.

We will require significant capital to develop and grow our business. We have incurred and expect to continue to incur significant expenses, including leases, sales and distribution expenses as we build our brand and market our vehicles; expenses relating to developing and manufacturing our vehicles, tooling and expanding our manufacturing facilities; research and development expenses (including expenses related to the development of the Lucid Air, the Project Gravity SUV and other future products), raw material procurement costs; and general and administrative expenses as we scale our operations and incur the costs of being a public company. In addition, we expect to incur significant costs servicing and maintaining customers’ vehicles, including establishing our service operations and facilities. As a company, we do not have historical experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than we currently anticipate. In addition, any disruption to our manufacturing operations, obtaining necessary equipment or supplies, expansion of our manufacturing facilities, or the procurement of permits and licenses relating to our expected manufacturing, sales and distribution model could significantly increase our expenses. In such event, we could be required to seek additional financing earlier than we expect, and such financing may not be available on commercially reasonable terms, or at all.

In the longer term, our ability to become profitable in the future will depend on our ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve our expected margins. If we are unable to cost-efficiently design, manufacture, market, sell, distribute and service our vehicles, our margins, profitability and prospects will be materially and adversely affected.

We have received only a limited number of reservations for the Lucid Air, all of which may be cancelled.

Our customers may cancel their reservations without penalty and for any reason until they place an order for their vehicle. Any delays in customer deliveries of the Lucid Air could result in significant customer cancellations. In addition, any event or incident which generates negative media coverage about us or the safety of our vehicles could also result in significant customer cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final purchase, delivery and sale or lease of vehicles. Accordingly, the number of reservations has significant limitations as a measure of demand for our vehicles, including demand for particular body styles, models or trim levels, or for future vehicle sales. If we encounter delays in customer deliveries of the Lucid Air that further lengthen wait times or in the event of negative media coverage, a significant number of reservations may be cancelled.

The automotive industry has significant barriers to entry that we must overcome in order to manufacture and sell electric vehicles at scale.

The automobile industry is characterized by significant barriers to entry, including large capital requirements, investment costs of designing, manufacturing, and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, and the need to establish sales and service locations. Since we are focused on the design of electric vehicles, we face a variety of added challenges to entry that a traditional automobile manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional gasoline engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric vehicles. While we have developed and started producing our first electric sedan and have completed the first phase of construction of our commercial manufacturing facility in Casa Grande, Arizona, we have not finished tooling all production lines at our Casa Grande facilities. If we are not able to overcome these barriers, our business, prospects, results of operations and financial condition will be negatively impacted, and our ability to grow our business will be harmed.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and we expect it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. We expect additional companies to enter this market within the next several years. Electric vehicle manufacturers with which we compete include Tesla as well as an increasing number of U.S.-based and international entrants, many of which have announced plans to begin selling their own electric vehicles in the near-term. We also compete with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. We compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do. We expect competition in our industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies, and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets. There can be no assurance that we will be able to compete successfully in our markets.

We currently depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

We currently depend on revenue generated from a single vehicle model, the Lucid Air, and in the foreseeable future will be significantly dependent on a single or limited number of models. Although we have other vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model for sale until 2024. We expect to rely on sales from the Lucid Air, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the Lucid Air is delayed or reduced, or if the Lucid Air is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

We will not have a third-party retail product distribution and service network.

Third-party dealer networks are the traditional method of vehicle sales distribution and service. Because we plan to sell directly to consumers, we will not have a traditional dealer product distribution and service network. We have limited experience distributing directly to consumers, and we expect that continuing to build a national and global in-house sales and marketing function, including an expanded physical sales, marketing and service footprint via our Lucid Studios, will be expensive and time consuming. If our lack of a traditional dealer distribution and service network results in lost opportunities to generate sales, it could limit our ability to grow.

Moreover, our business model of selling directly to consumers and directly servicing all vehicles may be limited by regulatory constraints. To the extent we are unable to successfully execute on such plans in all markets, we may be required to develop a third-party dealer distribution and service network, which may prove costly, time-consuming or ineffective. If our use of an in-house sales, marketing and service team is not effective, our results of operations and financial conditions could be adversely affected.

Our sales will depend in part on our ability to establish and maintain confidence in our long-term business prospects among consumers, analysts and others within our industry.

Consumers may be less likely to purchase our products if they do not believe that our business will succeed or that our operations, including service and customer support operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to our liquidity and long-term business prospects.

Maintaining such confidence may be particularly difficult as a result of many factors, including our limited operating history, others’ unfamiliarity with our products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and our production and sales performance compared with market expectations. Many of these factors are largely outside of our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future. In addition, as discussed above, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including us, and further challenging customer, supplier and analyst confidence in our long-term prospects.

Our ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.

We are developing and producing only electric vehicles and, accordingly, our ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, or if there is a decrease in consumer demand for electric vehicles, our business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and our electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to increased volatility, especially as we expand and adjust our operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact us as a new entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric vehicles include:

●	perceptions about electric vehicle quality, safety, design, performance and cost;
●	perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

●	perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;
●	concerns about electric grid capacity and reliability;
●	perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;
●	the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;
●	improvements in the fuel economy of the internal combustion engine;
●	the quality and availability of service for electric vehicles, especially in international markets;
●	volatility in the cost of oil and gasoline;
●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;
●	access to charging stations and cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;
●	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and
●	macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or our electric vehicles in particular, either of which would materially and adversely affect our business, results of operations, financial condition and prospects.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in our electric vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. In addition, we expect to compete in part on the basis of our vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for the Lucid Air or other future vehicles. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models that reflect such technological developments, but our vehicles may become obsolete, and our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, we may lose any technological advantage we may have and suffer a decline in our competitive position. Any failure by us to successfully react to changes in existing technologies or the development of new technologies could materially harm our competitive position and growth prospects.

Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, results of operations and financial condition.

A portion of the current and expected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including our vehicles, could be reduced, and our business and revenue may be harmed.

Gasoline and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles, including our vehicles, may decrease, which would have an adverse effect on our business, prospects, financial condition and results of operations.

The unavailability, reduction or elimination of certain government and economic programs could have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect to benefit from government and economic programs that encourage the development, manufacture or purchase of electric vehicles, such as zero emission vehicle credits, greenhouse gas credits and similar regulatory credits, the loss of which could harm our ability to generate revenue from the sale of such credits to other manufacturers; tax credits and other incentives to consumers, without which the net cost to consumers of our vehicles would increase, potentially reducing demand for our products; and investment tax credits for equipment, tooling and other capital needs, without which we may be unable to procure the necessary infrastructure for production to support our business and timeline; and certain other benefits, including a California sales and use tax exclusion and certain other hiring and job training credits in California and Arizona. We may also benefit from government loan programs, such as loans under the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy. Any reduction, elimination or selective application of tax and other governmental programs and incentives because of policy changes, the reduced need for such programs due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or our electric vehicles in particular, which would adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.

While certain U.S. federal and state tax credits and other incentives for alternative energy production and alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We may apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States federal and state governments, as well as foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

If we fail to manage our future growth effectively, we may not be able to develop, manufacture, distribute, market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition. We intend to expand our operations significantly. We expect our future expansion will include:

●	expanding our management team;
●	hiring and training new personnel;
●	establishing or expanding design, manufacturing, sales and service facilities;
●	implementing and enhancing administrative infrastructure, systems and processes, including in connection with our transition to a public company; and
●	expanding into new markets and establishing sales, service and/or manufacturing operations in many of those markets.

We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our vehicles. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, engineering, manufacturing and servicing electric vehicles is intense, and we may not be able to identify, attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to identify, attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects. In addition, we have no experience to date in high volume manufacturing of our vehicles. We cannot assure our investors that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could stunt our future growth and impair our ability to produce, market, service and sell or lease our vehicles successfully. In addition, our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. If any key personnel were to terminate their employment with us, such termination would likely increase the difficulty of managing our future growth and heighten the foregoing risks. If we fail to manage our growth effectively, such failure could result in negative publicity and damage to our brand and have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be unable to offer attractive leasing and financing options for the Lucid Air and future vehicles, which would adversely affect consumer demand for the Lucid Air and our future vehicles. In addition, offering leasing and financing options to customers could expose us to credit risk.

We currently intend to offer leasing and financing of our vehicles to potential customers through a third-party financing partner or partners, but we cannot provide any assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to us or our customers. Furthermore, because we have only sold a limited number of vehicles and no secondary market for our vehicles exists, the future resale value of our vehicles is difficult to predict, and the possibility that resale values could be lower than we expect increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. We believe that the ability to offer attractive leasing and financing options is particularly relevant to customers in the luxury vehicle segments in which we compete, and if we are unable to offer our customers an attractive option to finance the purchase of or lease the Lucid Air or planned future vehicles, such failure could substantially reduce the population of potential customers and decrease demand for our vehicles.

Furthermore, offering leasing and financing alternatives to customers could expose us to risks commonly associated with the extension of consumer credit. Competitive pressure and challenging markets could increase credit risk through leases and loans to financially weak customers, extended payment terms, and leases and loans into new and immature markets, and any such credit risk could be further heightened in light of the economic uncertainty and any economic recession or other downturn caused by the ongoing COVID-19 pandemic and the recent conflict in Ukraine. If we are unable to provide leasing and financing arrangements that appeal to potential customers, or if the provision of such arrangements exposes us to excessive consumer credit risk, our business, competitive position, results of operations and financial condition could be adversely affected.

We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever.

Our vehicles are designed with advanced driver assistance system (“ADAS”) hardware, and we expect to release a Lucid Air software update and launch Project Gravity with Level 2 (partial automation) ADAS functionality, which we plan to upgrade with additional capabilities over time. ADAS technologies are emerging and subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. We and others in our industry are subject to a Standing General Order issued by NHTSA that requires us to report any crashes in which certain ADAS features were active, and these crash reports will become publicly available. To the extent accidents associated with our ADAS technologies occur, we could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

In addition, we face substantial competition in the development and deployment of ADAS technologies. Many of our competitors, including established automakers and technology companies, have devoted significant time and resources to developing self-driving technologies. If we are unable to develop competitive Level 2 or more advanced ADAS technologies in-house or acquire access to such technologies via partnerships or investments in other companies or assets, we may be unable to equip our vehicles with competitive ADAS features, which could damage our brand, reduce consumer demand for our vehicles or trigger cancellations of reservations and could have a material adverse effect on our business, results of operations, prospects and financial condition.

ADAS technology is also subject to considerable regulatory uncertainty, which exposes us to additional risks. See “—Risks Related to Litigation and Regulation—ADAS technology is subject to uncertain and evolving regulations.”

Our business and prospects depend significantly on our brand.

Our business and prospects will heavily depend on our ability to develop, maintain and strengthen the “Lucid” brand association with luxury and technological excellence. Promoting and positioning our brand will likely depend significantly on our ability to provide a consistently high-quality customer experience, an area in which we have limited experience. To promote our brand, we will be required to invest in, and over time we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles or our competitors’ success. For example, certain of our competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of us.

In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in our brand. The growing use of social media increases the speed with which information and opinions can be shared and, thus, the speed with which a company’s reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the products we offer, our customer experience, or any aspect of our brand, our business, sales and results of operations could be adversely impacted. From time to time, our vehicles or those of our competitors may be evaluated and reviewed by third parties. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the internet. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles and reduce demand for our vehicles, which could have a material adverse effect on our business, results of operations, prospects and financial condition.

We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We anticipate having operations and subsidiaries in Europe, the Middle East and China that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services outside of the United States and may also expand our manufacturing activities outside the United States. However, we have no experience to date manufacturing, selling or servicing our vehicles outside of the United States, and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell, service and manufacture our vehicles, and require significant management attention. These risks include:

●	conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;
●	establishing localized supply chains and managing international supply chain and logistics costs;
●	establishing sufficient charging points for our customers in those jurisdictions, via partnerships or, if necessary, via development of our own charging networks;
●	difficulty in staffing and managing foreign operations;
●	difficulties attracting customers in new jurisdictions;
●	difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations and financing such manufacturing operations;
●	foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;
●	inflation as well as fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities we undertake;
●	United States and foreign government trade restrictions, tariffs and price or exchange controls;
●	foreign labor laws, regulations and restrictions;
●	foreign data privacy and security laws, regulations and obligations;
●	changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;
●	political instability, natural disasters, pandemics (including severity, magnitude and the duration of the COVID-19 pandemic), war or events of terrorism; and
●	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, results of operations and financial condition could be materially harmed.

Uninsured losses could result in payment of substantial damages, which would decrease our cash reserves and could harm our cash flow and financial condition.

In the ordinary course of business, we may be subject to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry insurance that is customary for our size and operations, we may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, we may not maintain any at all. Additionally, the policies that we have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all or any future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations. Further, insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in our risk profile in the future.

Increasing scrutiny and changing expectations from global regulations, our investors, customers and employees with respect to our environmental, social and governance (ESG) practices may impose additional costs on us or expose us to new or additional risks.

There is increased focus, including from governmental organizations and our investors, customers and employees, on ESG issues such as environmental stewardship, climate change, diversity and inclusion, racial justice and workplace conduct. There can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Negative public perception, adverse publicity or negative comments in social media could damage our reputation if we do not, or are not perceived to, adequately address these issues. Any harm to our reputation could impact our employees’ engagement and retention and the willingness of our customers and partners to do business with us.

It is possible that our stakeholders may not be satisfied with our ESG practices or the speed of their adoption and our systems may not be adequate to meet increasing global regulations on ESG topics. Actual or perceived shortcomings with respect to our ESG initiatives and reporting could negatively impact our business. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, a variety of organizations have developed ratings to measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. Investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Unfavorable ratings of our company or our industries, as well as non-inclusion of our stock on ESG-oriented investment funds, may lead to negative investor sentiment and the diversion of investment to other companies or industries, which could have a negative impact on our stock price.

In addition, due to the impacts of climate change, there are increasing risks to our business, including physical risks such as wildfires, floods, tornadoes or other events, that could cause disruptions to our supply chain, manufacturing, and corporate functions. We may incur additional costs and resources preparing for and addressing such risks.

Risks Related to Manufacturing and Supply Chain

We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of our vehicles, including the Lucid Air and Project Gravity, which could harm our business and prospects.

Our plan to commercially manufacture and sell our vehicles is dependent upon the timely availability of funds, upon our finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon our ability to execute these plans within the planned timeline. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and we have experienced in the past, and may experience in the future, such delays with regard to additional variants of the Lucid Air or our other vehicles. For example, we have experienced delays in the engineering of certain of our vehicle systems. Any future delays in the financing, design, manufacture and launch of the Lucid Air, including planned future variants, and any future electric vehicles could materially damage our business, prospects, financial condition and results of operations.

Many of our vehicles are still in the development and/or testing phase, including all of the variants of the Lucid Air other than the Dream Edition and the Grand Touring, and production of the Project Gravity SUV is not expected to begin until 2024, and may occur later or not at all. Additionally, prior to mass production of our electric vehicles, we will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where we intend to launch our vehicles. Likewise, we have encountered and may continue to encounter delays with the design, construction, and regulatory or other approvals necessary to bring online our future expansions of the Casa Grande manufacturing facilities, or other future manufacturing facilities.

Furthermore, we rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities. We have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays, a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. These challenges have affected our ability, and the ability of our suppliers, to obtain parts, components and manufacturing equipment on a timely basis, and in some instances have resulted in increased costs. We expect that these industry-wide trends will continue for the foreseeable future. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.

Any significant delay or other complication in the production ramp of the Lucid Air or the development, manufacture, launch and production ramp of our future products, features and services, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining related regulatory approvals, or inability to manage such ramps cost-effectively, could materially damage our brand, business, prospects, financial condition and results of operations.

The continued development of and the ability to manufacture our vehicles, including the Lucid Air and Project Gravity, are and will be subject to risks, including with respect to:

●	our ability to ensure readiness of firmware features and functions to be integrated into the Lucid Air as planned and on the desired timeline;
●	our ability to finalize release candidate specifications for Project Gravity as planned and on the desired timeline
●	any delays by us in delivering final component designs to our suppliers;
●	our or our suppliers’ ability to successfully tool their manufacturing facilities as planned and on the desired timeline;
●	our ability to ensure a working supply chain and desired supplier part quality and quantity as planned and on the desired timeline;
●	our ability to accurately manufacture vehicles within specified design tolerances;
●	our ability to establish, refine and scale, as well as make significant investments in manufacturing, supply chain management and logistics functions, including the related information technology systems and software applications;
●	our ability to adequately reduce and control the costs of key parts and materials;
●	our ability to manage any transitions or changes in our production process, planned or unplanned;
●	the occurrence of product defects that cannot be remedied without adversely affecting the production;
●	our ability to secure necessary funding;
●	our ability to negotiate and execute definitive agreements with various suppliers for hardware, software, or services necessary to engineer or manufacture our vehicles;
●	our ability to obtain required regulatory approvals and certifications;

●	our ability to comply with environmental, safety, and similar regulations and in a timely manner;
●	our ability to secure necessary components, services, or licenses on acceptable terms and in a timely manner;
●	our ability to attract, recruit, hire, retain and train skilled employees including supply chain management, supplier quality, manufacturing and logistics personnel;
●	our ability to implement effective and efficient quality controls;
●	delays or disruptions in our supply chain including raw material supplies;
●	our ability to maintain arrangements on commercially reasonable terms with our suppliers, delivery and other partners, after sales service providers, and other operationally significant third parties;
●	other delays, backlog in manufacturing and research and development of new models, and cost overruns;
●	the severity, magnitude and duration of the ongoing COVID-19 pandemic, including related business interruptions and other effects; and
●	any other risks identified herein.

We expect that we will require additional financing to fund our planned operations and expansion plans. If we are unable to arrange for required funds under the terms and on the timeline that we anticipate, our plans for tooling and building out our manufacturing facilities and for commercial production of our electric vehicles could be significantly delayed, which would materially adversely affect our business, prospects, financial condition and results of operations. See “Risks Related to Financing and Strategic Transactions—We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.”

Our ability to continue production and our future growth depends upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.

Our success, including our ability to continue production of the Lucid Air, will depend on our ability to enter into supplier agreements and maintain our relationships with hundreds of suppliers that are critical to the output and production of our vehicles. To date, we have not secured long-term supply agreements for all of our components and for some components such as battery cells our supply agreements do not guarantee sufficient quantities of components for our vehicle production ramp curve. The supplier agreements we have or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. To the extent that we do not have long-term supply agreements with guaranteed pricing for our parts or components, we will be exposed to fluctuations in prices of components, materials and equipment. In addition, our agreements for the purchase of battery cells and other components often contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment, whether due to supply chain or logistics issues or due to inflation, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition or results of operations.

We may also be at a disadvantage in negotiating supply agreements for the production of our vehicles due to our limited operating history. In addition, given that in many cases we are an aggregator of automotive parts produced by third party manufacturers, there is the possibility that supply agreements for the parts and components for our vehicles could be at costs that make it difficult for us to operate profitably.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

We rely on hundreds of third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single source. Our limited, and in many cases single-source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for our production. Our third-party suppliers may not be able to meet our required product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in our vehicles.

We have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. We expect that these industry-wide trends will continue to affect the ability of us and our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future, and may result in increased costs. We have also been impacted by changes in our supply chain or production needs, including cost increases from our suppliers, in order to meet our quality targets and development timelines as well as due to design changes. Likewise, any significant increases in our production may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. In many cases, our suppliers provide us with custom-designed parts that would require significant lead time to obtain from alternative suppliers, or may not be available from alternative suppliers at all. If we are unable to obtain suitable components and materials used in our vehicles from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. Further, if we are unsuccessful in our efforts to control and reduce supplier costs, our results of operations will suffer.

In addition, we have experienced, and in the future could continue to experience, delays if our suppliers do not meet agreed upon timelines, experience capacity constraints, or deliver components that do not meet our quality standards. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is able to supply the required material. Any such delay, even if caused by a delay or shortage in only one part, could significantly affect our ability to meet our planned vehicle production targets. Even in cases where we may be able to establish alternate supply relationships and obtain or engineer replacement components for our single source components, we may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to us. This risk is heightened by the fact that we have less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect our ability to obtain necessary components and materials on a timely basis, on favorable pricing and other terms, or at all. The industry in which we operate has recently experienced severe supply chain disruptions, and we expect these conditions to continue for the foreseeable future. Any such supply disruption could materially and adversely affect our results of operations, financial condition and prospects.

Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport components to our manufacturing facilities and servicing locations internationally and at much higher volumes. We have not yet scaled production in our manufacturing facilities to significant volumes or begun servicing vehicles at significant volumes. Accordingly, our ability to scale production and vehicle servicing and mitigate risks associated with these activities has not been thoroughly tested. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, successfully recruit and retain personnel with relevant experience, or successfully implement automation, inventory management and other systems or processes to accommodate the increased complexity in our supply chain and manufacturing operations, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our results of operations and financial condition.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the ongoing COVID-19 pandemic, and other factors beyond our and our suppliers’ control could also affect these suppliers’ ability to deliver components to us on a timely basis. We have also identified certain of our suppliers, including certain suppliers we deem critical, as having poor financial health or being at risk of bankruptcy. Although we routinely review our suppliers’ financial health and attempt to identify alternate suppliers where possible, the loss of any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from our suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles, any of which could result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, results of operations and financial condition. In addition, if our suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, including as a result of the effects of the COVID-19 pandemic, we may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on our liquidity and financial condition.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.

As we scale commercial production of our vehicles or any future energy storage systems, we have experienced and may continue to experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact our business, results of operations, prospects and financial condition. For example, as we continue our phased construction of our AMP-1 facility, we have experienced increases in steel prices and cost of construction labor. In addition, we use various materials in our business, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles, energy storage products by our competitors and the global supply chain crisis, and could adversely affect our business and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;
●	an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;
●	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and
●	fluctuations in the value of any foreign currencies, and the Korean Won in particular, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our ability to manufacture our vehicles or any future energy storage systems will depend on the continued supply of battery cells for the battery packs used in our products. We have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of our vehicles until a different supplier is fully qualified.

Furthermore, our ability to manufacture our vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including us, that incorporate semiconductors into the parts they supply or manufacture. We have experienced and may continue to experience an impact on our operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on us or our suppliers, which could delay or reduce planned production levels of the Lucid Air or planned future vehicles, impair our ability to continue production once started or force us or our suppliers to pay exorbitant rates for continued access to semiconductors, and of which could have a material adverse effect on our business, prospects and results of operations.

In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond our control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. These risks could be further magnified by geographical developments such as the conflict between Ukraine and Russia. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell or semiconductor suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions have and may continue to result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our expected manufacturing and delivery timelines, and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed.

Our vehicles, including the Lucid Air, use a substantial amount of third-party and proprietary software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and requires coordination with our vendors and suppliers in order to integrate such technology into our electric vehicles and ensure it interoperates with other complex technology as designed and as expected.

We may fail to detect defects and errors that are subsequently revealed, and our control over the performance of third-party services and systems may be limited. Any defects or errors in, or which are attributed to, our technology, could result in, among other things:

●	delayed production and delivery of our vehicles, including the Lucid Air;
●	delayed market acceptance of our vehicles;
●	loss of customers or inability to attract new customers;
●	diversion of engineering or other resources for remedying the defect or error;
●	damage to our brand or reputation;
●	increased service and warranty costs;
●	legal action by customers or third parties, including product liability claims; and
●	penalties imposed by regulatory authorities.

In addition, if we are unable to develop the software and technology systems necessary to operate our vehicles, our competitive position will be harmed. We rely on third-party suppliers to develop a number of technologies for use in our products. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics we anticipate in our business plan, which could materially adversely affect our business, prospects and results of operations.

If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

While we have completed the initial phase of construction at our manufacturing facilities in Casa Grande, Arizona, tooling our facilities for production of our vehicles and our future expansion plans are complicated and present significant challenges. In addition, certain of our suppliers may be unable to complete tooling with respect to finalized components of our vehicles in the planned timeframe after we deliver final component specifications, which could adversely affect our ability to continue commercial production of the Lucid Air on the expected timing and at the quality levels we require. As with any large-scale capital project, these efforts could be subject to delays, cost overruns or other complications. These risks could be exacerbated because we are building our facilities from the ground up to support our electric vehicle production processes, which differ substantially from traditional automobile production processes for which expertise is more readily available. In connection with the commencement of commercial production at our Casa Grande facilities, we have hired and trained and continue to hire and train a significant number of employees and integrate a yet-to-be-fully-developed supply chain. Any failure to continue commercial production on schedule would lead to additional costs and would delay our ability to generate meaningful revenues. In addition, it could prevent us from gaining the confidence of potential customers, spur cancellations of reservations for the Lucid Air and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

In addition, if any of our manufacturing facilities are not constructed in conformity with our requirements, repair or remediation may be required to support our planned phased manufacturing build-out and could require us to take vehicle production offline, delay implementation of our planned phased manufacturing build-out, or construct alternate facilities, which could materially limit our manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of the Project Gravity SUV or other future vehicles, or adversely affect our ability to timely sell and deliver our electric vehicles to customers. Any repair or remediation efforts could also require us to bear substantial additional costs, including both the direct costs of such activities and potentially costly litigation or other legal proceedings related to any identified defect, and there can be no assurance that our insurance policies or other recoveries would be sufficient to cover all or any of such costs. Any of the foregoing consequences could have a material adverse effect on our business, prospects, results of operations and financial condition and could cause our results of operations to differ materially from our current expectations. For example, a portion of our manufacturing facility in Casa Grande, Arizona, was not constructed in accordance with the contractual requirements. The facility is capable of supporting current production volumes, but it will likely require repair or remediation to support future production volumes. We plan to address such repairs or remediation as part of the phased build-out of our Casa Grande facility. Although we do not currently expect that we will be required to take vehicle production offline or reduce our planned manufacturing volumes, the repairs or remediation could entail significant costs, and we may be unable to recover some or all of such costs from the applicable contractor(s).

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

We expect to utilize a number of new manufacturing technologies, techniques and processes for our vehicles, such as motor winding equipment, and we may utilize additional new technologies, techniques and processes in the future. Certain design features in our vehicles present additional manufacturing challenges, such as large display screens and ADAS hardware. There is no guarantee that we will be able to successfully and timely introduce and scale any such new processes or features.

We also rely heavily on complex machinery for our operations, and our production involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant employs large-scale, complex machinery combining many components, which may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts that may not be available when needed. Furthermore, our Casa Grande facilities and the equipment we use to manufacture our vehicles will be costly to repair or replace and could require substantial lead-time to repair or replace and qualify for use.

Unexpected malfunctions of the manufacturing plant components may significantly decrease our operational efficiency, including by forcing manufacturing shutdowns in order to conduct repairs or troubleshoot manufacturing problems. Our facilities may also be harmed or rendered inoperable by natural or man-made disasters, including but not limited to earthquakes, tornadoes, flooding, fire, power outages, environmental hazards and remediation, costs associated with decommissioning of equipment, labor disputes and strikes, difficulty or delays in obtaining governmental permits and licenses, damages or defects in electronic systems, industrial accidents or health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our vehicles for some period of time. The inability to produce our vehicles or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. Should operational risks materialize, they may result in the personal injury to or death of our workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If we update or discontinue the use of our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we ramp the commercial production of our vehicles, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.

We have no experience to date in high volume manufacture of our vehicles.

We cannot provide any assurance as to whether we will be able to develop efficient, automated, low-cost logistics and production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our vehicles. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules, or to store and deliver parts in sufficient quantities to the manufacturing lines in a manner that enables us to maintain our production ramp curve and rates, or to satisfy the requirements of customers and potential customers. Any failure to develop such logistics and production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges have and may continue to arise as we ramp production of the Lucid Air, and it will be important that we address them promptly while continuing to control our logistics and manufacturing costs. If we are not successful in doing so, or if we experience issues with our logistics and manufacturing process improvements, we could face further delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

Our vehicles or the components installed therein have in the past and may in the future contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Our vehicles will use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors when first introduced. If our vehicles contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of our vehicles such as bi-directional charging or ADAS features take longer than expected to become available, are legally restricted or become subject to additional regulation, our ability to develop, market and sell our products and services could be harmed. Although we will attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of our customers. Further, our limited operating history and limited field data reduce our ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of our vehicles to perform as expected, could harm our reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on our business, results of operations, prospects and financial condition. Any such defects or noncompliance with legal requirements could also result in safety recalls. See “—Risks Related to Litigation and Regulation—We have in the past and may choose in the future, or we may be compelled, to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.” As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to us. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our vehicles.

In addition, even if our vehicles function as designed, we expect that the battery efficiency, and hence the range, of our electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require us to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease our vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that we will be able to improve the performance of our battery packs, or increase our vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase our vehicles and negatively impact our brand and reputation, which could adversely affect our business, prospects, results of operations and financial condition.

We face challenges providing charging solutions for our vehicles.

Demand for our vehicles will depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Although we have partnered with Electrify America and may partner with other third-party electric vehicle charging providers to offer charging stations to our customers, the charging infrastructure available to our customers may be insufficient to meet their needs or expectations, especially in certain international markets. Some potential customers may choose not to purchase our vehicles because of the lack of more widespread charging infrastructure, and some potential customers may be conditioned to favor or expect proprietary charging solutions, such as Tesla’s Supercharger network. In addition, although the current U.S. presidential administration has proposed a plan to deploy 500,000 additional public charging stations across the United States by 2030, appropriations for such a deployment may not occur at proposed levels, which could serve to limit the development of public charging infrastructure and increase the relative attractiveness to potential customers of a proprietary charging solution.

If we were to pursue development of a proprietary charging solution, we would face significant challenges and barriers, including successfully navigating the complex logistics of rolling out a network and teams in appropriate areas, resolving issues related to inadequate capacity or overcapacity in certain areas, addressing security risks and risks of damage to vehicles, securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas, obtaining any required permits and land use rights and filings, and providing sufficient financial resources to successfully roll out the proprietary charging solution, which could require diverting such resources from our other important business initiatives. In addition, our limited experience in providing charging solutions could contribute to additional unanticipated challenges that would hinder our ability to provide such solutions or make the provision of such solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing charging solutions, demand for our vehicles may suffer, and our reputation and business may be materially and adversely affected.

We have limited experience servicing our vehicles and their integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Because commercial production of the Lucid Air has recently begun, we have limited experience servicing or repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Furthermore, some vehicle repairs may be done via over-the-air software updates, which poses additional risks to the vehicles software if any issues arise during an update. In addition, we plan to partner with certain third parties to perform some of the service on our vehicles, and there can be no assurance that we will be able to enter into acceptable arrangements with any such third-party providers. Further, although such servicing partners may have experience in servicing other electric vehicles, they will initially have no experience in servicing our vehicles. We also have a limited network of locations to perform service and will also rely upon mobile service vans with Lucid technicians to provide service to customers. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of vehicles we deliver increases. This risk is enhanced by our limited operating history and our limited data regarding our vehicles’ real-world reliability and service requirements. In addition, if we are unable to roll out and establish a widespread service network that provides satisfactory customer service, our customer loyalty, brand and reputation could be adversely affected, which in turn could materially and adversely affect our sales, results of operations, prospects and financial condition.

Further, the motor vehicle industry laws in some states require that service facilities be available to service vehicles physically sold from locations in the state. In addition, the motor vehicle franchise laws in some states may preclude us from providing direct warranty service to consumers in that state. While we anticipate developing a service program that would satisfy regulatory requirements in these circumstances, the specifics of our service program are still being refined, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, results of operations and prospects.

Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our vehicles, a large portion of which we have developed in-house. As we grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers, or if we establish a market perception that we do not maintain high-quality support, our brand and reputation could be adversely affected, and we may be subject to claims from our customers, which could result in loss of revenue or damages, and our business, results of operations, prospects and financial condition could be materially and adversely affected.

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

We provide a new vehicle limited warranty on all vehicles and powertrain components and systems we sell. Now that our vehicles are in commercial production, we will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. In addition, we expect to provide a manufacturer’s warranty on any future products, including energy storage systems we sell and may provide additional warranties on installation workmanship or performance guarantees. Warranty reserves will include our management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of our limited operating history and the limited field data available to us, and changes to such estimates based on real-world observations may cause material changes to our warranty reserves in the future. If our reserves are inadequate to cover future maintenance requirements on our vehicles, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on us that go beyond our manufacturer’s warranty, we may be exposed to materially higher warranty, parts replacement and repair expenses than we expect, and our reserves may be insufficient to cover such expenses.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of vehicles to our prospective customers. Currently, there is no historical basis for making judgments about the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our customers could be delayed, which would harm our business, financial condition and results of operations.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.

We and our suppliers may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of our control. For example, our corporate headquarters are located in seismically active regions in Northern California, and our manufacturing facilities in Arizona are located in a sandstorm-, flood- and tornado-prone area. If major disasters such as earthquakes, wildfires, floods, tornadoes or other events occur, or our information system or communications network breaks down or operates improperly, our headquarters and manufacturing facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. In addition, the ongoing COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. Furthermore, we could be impacted by physical security incidents at our facilities, which could result in significant damage to such facilities that could require us to delay or discontinue production of our vehicles. In addition, we have established a foreign trade zone with respect to certain of our facilities in Casa Grande, Arizona. To the extent any such physical security incidents are determined to result from insufficient security measures, we could face the risk of loss of our foreign trade zone approval, as well as financial penalties or fines, which could increase the cost of our duties and tariffs. See “—Risks Related to Litigation and Regulation—A failure to properly comply with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.” In addition, the military invasion of Ukraine by Russia and the sanctions against Russia resulting from such conflict may increase the likelihood of supply chain interruptions and may impair our ability to compete in current or future markets, or otherwise subject us to potential liability. See “—Risks Related to Litigation and Regulation—Changes in U.S. trade policy, including the imposition of tariffs or revocation of normal trade relations and the resulting consequences, could adversely affect our business, prospects, results of operations and financial condition.” We may incur significant expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, results of operations and financial condition.

Our vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles make use of, and any future energy storage systems will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all crashes. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business and reputation.

In addition, as we expand our service network and scale the manufacturing of our vehicles and any future energy storage products, we will need to store lithium-ion cells at our Lucid Studios and our Casa Grande, Arizona manufacturing facilities. Any mishandling of battery cells or safety issue or fire related to the cells could disrupt our operations. Such damage or injury could also lead to adverse publicity and potentially a safety recall. In addition, the transportation and effective storage of lithium-ion batteries is also tightly regulated by the U.S. Department of Transportation and other regulatory bodies, and any failure to comply with such regulation could result in fines, loss of permits and licenses or other regulatory consequences, which could limit our ability to manufacture and deliver our vehicles and negatively affect our results of operations and financial condition. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, results of operations and financial condition.

Risks Related to Cybersecurity and Data Privacy

Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

Our products contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality.

In addition, we expect to collect, store, transmit and otherwise process data from vehicles, customers, employees and other third parties as part of our business operations, which may include personal data or confidential or proprietary information. We also work with third-party service providers and vendors that collect, store and process such data on our behalf. We have taken certain measures to prevent unauthorized access and plan to continue to deploy additional measures as we grow. Our third-party service providers and vendors also take steps to protect the security and integrity of our and their information technology systems and our and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by employees, contractors, or vendors, as well as by software bugs, human error, or technical malfunctions.

Furthermore, cyber threat actors may in the future attempt to gain unauthorized access to, modify, alter and use our vehicles, products and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of and/or (iii) gain access to data stored in or generated by, our vehicles, products and systems. Advances in technology, new vulnerability discoveries, an increased level of sophistication and diversity of our products and services, an increased level of expertise of cyber threat actors and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that we or our third-party service providers use. Some of our products and information technology systems contain or use open source software, which can create additional risks, including potential security vulnerabilities. We and our third-party service providers’ systems have in the past and may in the future be affected by security incidents. Our systems are also vulnerable to damage or interruption from, among other things, computer viruses, malware, ransomware, killware, wiperware, computer denial or degradation of service attacks, telecommunications failures, social engineering schemes (such as vishing, phishing or smishing), domain name spoofing, insider theft, physical theft, fire, terrorist attacks, natural disasters, power loss, war, or misuse, mistake or other attempts to harm our products and systems. Our data center and our third-party service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our or our third-party service providers’ or vendors’ data centers and/or cloud infrastructure could result in lengthy interruptions in our service and our business operations. There can be no assurance that any security or other operational measures that we or our third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

These risks have been heightened in connection with the ongoing conflict between Russia and Ukraine and we cannot be certain how this new risk landscape will impact our operations. When geopolitical conflicts develop, government systems as well as critical infrastructures such as financial services and utilities may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. There can be no assurance that our business will not become a potential target as adversaries may attack networks and systems indiscriminately. Such cyberattacks may potentially cause unauthorized access to our sensitive data (including our proprietary software codes), products, and systems, causing data breach, or disruption, modification, destruction to our systems and applications. As a result, we may suffer monetary losses, business interruption, and long-lasting operational issues, damage to our reputation and brand, loss of our intellectual property or trade secrets.

If we are unable to protect our products and systems (and the information stored in our systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for our business and future prospects, including compromise of vehicle integrity and physical safety, causing monetary losses, giving rise to liabilities under our contracts or to the owners of the applicable information, subjecting us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for our products, harming our reputation and brand and compromising or leading to a loss of protection of our intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, systems or data, as well as other factors that may result in the perception that our vehicles, systems or data are vulnerable to being “hacked,” could negatively affect our brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all existing architectures/new vehicles from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect the timing of our entry into the European or other markets, and if such regulations or other future regulations are inconsistent with our approach to automotive cybersecurity, we would be required to modify our systems to comply with such regulations, which would impose additional costs and delays and could expose us to potential liability to the extent our automotive cybersecurity systems and practices are inconsistent with such regulation.

We may not have adequate insurance coverage to cover losses associated with any of the foregoing, if any. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Furthermore, we are continuously expanding and improving our information technology systems. In particular, our volume production of the Lucid Air and planned future vehicles will necessitate continued development, maintenance and improvement of our information technology and communication systems in the United States and abroad, such as systems for product data management, vehicle management tools, vehicle security systems, vehicle security management processes, procurement of bill of material items, supply chain management, inventory management, production planning and execution, lean manufacturing, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. Our ability to operate our business will depend on the availability and effectiveness of these systems. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding our core systems as well as implementing new systems, including the disruption of our data management, procurement, manufacturing execution, finance, supply chain, inventory management, and sales and service processes. We cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented, maintained or expanded as planned. If we are unsuccessful in any of the foregoing, our operations may be disrupted, our ability to accurately or timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. If these systems or their functionality do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

In addition, our vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and our systems may be subject to technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may reside in third-party intellectual property or open source software and/or be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fail to properly update the software, our customers will then be responsible for working with our service personnel to install such updates to the software, and their vehicle will be subject to these vulnerabilities until they do so. Any compromise of our intellectual property, proprietary information, systems or vehicles or inability prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware may cause us to suffer lengthy interruptions to our ability to operate our business and our customers’ ability to operate their vehicles, compromise of vehicle integrity and physical safety, damage to our reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially adversely affect our business, results of operations, prospects and financial condition.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our customers, employees and third parties with whom we conduct business, including names, accounts, driver license information, user IDs and passwords, and payment or transaction related information. Additionally, we will use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, geolocation, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help us customize and improve the driving and riding experience.

Accordingly, we are subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, transmission, sharing, disclosure and other processing of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective in May 2018, California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020, Canada adopted the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and continues to amend the statute, the United Arab Emirates adopted the Data Protection Law (“DPL”), which became effective in January 2022, and the Kingdom of Saudi Arabia enacted the Personal Data Protection Law (“PDPL”) which will take effect in March 2023. Each of the GDPR, the CCPA, the PIPEDA, the DPL and the PDPL impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR, CCPA, PIPEDA, DPL and PDPL) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Specifically, failure to comply with the GDPR can result in significant fines and other liability, including, under the GDPR, fines of up to EUR 20 million or four percent (4%) of global revenue, whichever is greater. The cost of compliance, and the potential for fines and penalties for non-compliance, with GDPR may have a significant adverse effect on our business and operations. Recent legal developments in the European Economic Area (“EEA”), including recent rulings from the Court of Justice of the European Union and from various EU member state data protection authorities, have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other so-called third countries outside the EEA. Similar complexities and uncertainties also apply to transfers from the United Kingdom to third countries. While we have taken steps to mitigate the impact on us, the efficacy and longevity of these mechanisms remains uncertain.

At the state level, we are subject to law and regulations such as the CCPA. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”), will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with the authority to implement and enforce the CCPA and the CPRA.

Other states, including Virginia and Colorado, have enacted or are in the process of enacting, or considering similar laws. Compliance with these state statutes, other similar state or federal laws that may be enacted in the future, and other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.

We post public privacy policies and other documentation regarding our collection, use, disclosure and other processing of personal information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. For example, laws in all 50 U.S. states generally require business to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a breach. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and could require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Risks Related to Our Employees and Human Resources

The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.

Our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. Our employees, including our senior management team, are at-will employees, and therefore may terminate employment with us at any time with no advance notice. Although we do not currently anticipate widespread departure of our senior leadership team or other key employees, it is always possible that we could lose some key personnel. The replacement of any members of our senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our future success also depends, in part, on our ability to continue to attract, integrate and retain highly skilled personnel. Competition for personnel is frequently intense, especially in the San Francisco Bay Area, where we have a substantial presence and need for highly skilled personnel, including, in particular, engineers and Arizona, where we have a substantial presence and a need for a large skilled repair logistics, and manufacturing workforce. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into our profitability. Because we operate in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for us. This challenge may be exacerbated for us as we attempt to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19 and the recent conflict in Ukraine. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer.

We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer. Mr. Rawlinson is a significant influence on and driver of our technology development and business plan. If Mr. Rawlinson were to discontinue his service with us due to death, disability or any other reason, we would be significantly disadvantaged.

We will need to hire and train a significant number of employees to engage in full-scale commercial manufacturing operations, and our business could be adversely affected by labor and union activities.

We will need to hire and train a significant number of employees to engage in full capacity commercial manufacturing operations. This needs to be accomplished in a very short period of time in order for us to scale commercial production and sales and service operations. There are various risks and challenges associated with hiring, training and managing a large workforce, such as establishing efficient communication channels, procedures and rules of conduct, hiring an adequate number of experienced manufacturing, supply chain management and logistics managerial personnel and creating an effective company culture, and these risks and challenges may be exacerbated by the short period of time in which we intend to scale up our hourly workforce. Although the area surrounding our Casa Grande, Arizona manufacturing facilities is home to a highly trained workforce with experience in engineering and manufacturing, this workforce does not have significant experience with electric vehicle manufacturing, and many jobs will require significant training. Further, competition for employees in the Casa Grande, Arizona has increased and may continue to increase in the future, which may impact the ability or cost to hire in the area. If we are unsuccessful in hiring and training a workforce in a timely and cost-effective manner, our business, financial condition and results of operations could be adversely affected.

Furthermore, although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions outside of the U.S. mandate employee participation in industrial collective bargaining agreements, work councils, or similar activities with certain consultation rights with respect to the relevant companies’ operations. In the event our employees seek to join or form a labor union, we could be subject to risks as we engage in an attempt to finalize negotiations with any such union, including potential work slowdowns or stoppages, delays and increased costs. Furthermore, we may be directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers, construction contractors, and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition, ability to expand our facilities, or results of operations. If a work stoppage occurs, it could delay the manufacture and sale of our products and have a material adverse effect on our business, prospects, results of operations or financial condition.

Misconduct by our employees and independent contractors during and before their employment with us could expose us to potentially significant legal liabilities, reputational harm and/or other damages to our business.

Many of our employees play critical roles in ensuring the safety and reliability of our vehicles and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to misappropriation or leakage of sensitive customer information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct. Any negative publicity surrounding such cases, especially in the event that any of our employees is found to have committed any wrongdoing, could negatively affect our reputation and may have an adverse impact on our business.

Furthermore, we face the risk that our employees and independent contractors may engage in other types of misconduct or other illegal activity, such as intentional, reckless or negligent conduct that violates production standards, workplace health and safety regulations, fraud, abuse or consumer protection laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and results of operations, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and results of operations.

Risks Related to Litigation and Regulation

We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

We are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining our facilities. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our ability to continue our commercial manufacturing operations. Such costs and delays may adversely impact our business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

In addition, motor vehicles are subject to substantial regulation under international, federal, state and local laws. We have incurred, and expect to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays or fines. In the United States, vehicles must meet or exceed all federally mandated motor vehicle safety standards to be certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. The Lucid Air and any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. Environmental Protection Agency, NHTSA, other federal agencies, various state agencies and various state boards, and compliance certification is required for each individual vehicle we manufacture for sale. These laws and standards are subject to change from time to time, and we could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and we face risks associated with changes to these regulations, which could have an impact on the acceptance of our electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, our business could be adversely affected.

We also expect to become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, the Middle East and China. Applicable regulations in countries outside of the U.S., such as standards relating to vehicle safety, fuel economy and emissions, among other things, are often materially different from requirements in the United States. Compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of our vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. There can be no assurance that we will be able to achieve foreign regulatory compliance in a timely manner and at our expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm our business, prospects, results of operations and financial condition.

We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect our ability to sell our vehicles.

Our business plan includes the direct sale of vehicles to retail consumers, both at retail locations and over the internet. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers or their affiliates from becoming licensed dealers and directly selling new motor vehicles to retail consumers from within that state. In addition, most states require that we have a physical dealership location in the state before we can be licensed as a dealer. We are currently licensed as a motor vehicle dealer in several states and anticipate that we can become a licensed dealer in additional states as we open retail locations in those states. In some states, we have also opened or expect to open Lucid Studios to educate and inform customers about our vehicles, but those Lucid Studios will not actually transact in the sale of vehicles. The application of these state laws to our operations continues to be difficult to predict. Laws in some states have limited our ability to obtain dealer licenses from state motor vehicle regulators and may continue to do so.

We may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that we are acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit us from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Even if regulators decide to permit us to sell vehicles, such decisions may be challenged by dealer associations and others as to whether such decisions comply with applicable state motor vehicle industry laws. Further, even in jurisdictions where we believe applicable laws and regulations do not currently prohibit our direct sales model or where we have reached agreements with regulators, legislatures may impose additional limitations. Because the laws vary from state to state, our distribution model must be carefully established, and our sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of our business.

We have in the past and may choose in the future, or we may be compelled, to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.

Product recalls may result in adverse publicity, damage our reputation and adversely affect our business, prospects, results of operations and financial condition. For example, in February 2022, we voluntarily recalled certain vehicles due to a potential issue regarding the manufacture of the front strut damper by our supplier, and we may in the future voluntarily or involuntarily initiate additional recalls if any of our electric vehicles or components (including our batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our electric vehicles and could also result in the loss of business to our competitors. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, prospects, results of operations and financial condition.

We are subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and adversely affect our business, results of operations, cash flows and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, our direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect our business, results of operations, cash flows and financial condition. In the ordinary course of business, we have been the subject of complaints or litigation, including claims related to employment matters.

For example, beginning on April 18, 2021, two individual actions and two putative class actions were filed in federal courts in Alabama, California, New Jersey and Indiana, asserting claims under the federal securities laws against the Company (f/k/a Churchill Capital Corp IV), its wholly owned subsidiary, Atieva, Inc. (“Lucid Motors”), and certain current and former officers and directors of the Company, generally relating to the Merger. On September 16, 2021, the plaintiff in the New Jersey action voluntarily dismissed that lawsuit. The remaining actions were ultimately transferred to the Northern District of California and consolidated under the caption, In re CCIV / Lucid Motors Securities Litigation, Case No. 4:21-cv-09323-YGR (the “Consolidated Class Action”). On December 30, 2021, lead plaintiffs in the Consolidated Class Action filed a revised amended consolidated complaint (the “Complaint”), which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of shareholders who purchased stock in CCIV between February 5, 2021 and February 22, 2021. The Complaint names as defendants Lucid Motors and the Company’s chief executive officer, and generally alleges that, prior to the public announcement of the Merger, defendants purportedly made false or misleading statements regarding the expected start of production for the Lucid Air and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company moved to dismiss the Complaint on February 14, 2022. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the Complaint will be successful or that it will avoid liability in these matters.

On December 3, 2021, we received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to an investigation by the SEC. Although there is no assurance as to the scope or outcome of this matter, the investigation appears to concern the merger between Churchill and Lucid and certain projections and statements. We are cooperating fully with the SEC in its review.

In addition, two separate purported shareholders of the Company filed shareholder derivative actions, purportedly on behalf of the Company, against certain of the Company’s officers and directors in California federal court, captioned Sahr Lebbie v. Peter Rawlinson, et al., Case No. 4:22-cv-00531-YGR (N.D. Cal.) (filed on January 26, 2022) and Zsata Williams-Spinks v. Peter Rawlinson, et al, Case No. 4:22-cv-01115-YGR (N.D. Cal.) (filed on February 23, 2022). The complaint also names the Company as a nominal defendant. Based on allegations that are similar to those in the Consolidated Class Action, the Lebbie complaint asserts claims for unjust enrichment, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, abuse of control, gross mismanagement and waste of corporate assets and a claim for contribution under Sections 10(b) and 21D of the Exchange Act in connection with the Consolidated Class Action and the Williams-Spinks complaint asserts claims for breach of fiduciary duty, gross mismanagement, abuse of control, unjust enrichment, contribution under Sections 10(b) and 21D of the Exchange Act, and aiding and abetting breach of fiduciary duty in connection with the Consolidated Class Action. The complaints seek compensatory damages, interest thereon, certain corporate governance reforms, and attorneys’ fees and expenses. The Company is advancing defendants’ fees and expenses incurred in their defense of the actions.

On April 1, 2022, a putative class action was filed by purported shareholder Victor Mangino under federal securities laws against Lucid Group, Inc. and certain officers of the Company relating to statements updated projections and guidance provided in the late 2021 to early 2022 timeframe. The complaint was filed in the Northern District of California, captioned Victor W. Mangino v. Lucid Group, Inc., et al., Case No. 3:22-cv-02094-JD. The complaint names as defendants Lucid Group, Inc. and the Company’s chief executive officer and chief financial officer, and generally alleges that defendants purportedly made false or misleading statements regarding delivery and revenue projections and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the complaint will be successful or that it will avoid liability in these matters.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant, even if we achieve favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify, make temporarily unavailable or stop manufacturing or selling our vehicles in some or all markets, all of which could negatively affect our sales and revenue growth and adversely affect our business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of our Class A common stock.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and we face inherent risks of exposure to claims in the event our production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. We also expect that, as is true for other automakers, our vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of our vehicles, we may face product liability claims and adverse publicity in connection with such incidents. In addition, we may face claims arising from or related to failures, claimed failures or misuse of new technologies that we expect to offer, including ADAS features in our vehicles. See “—Risks Related to Litigation and Regulation—ADAS technology is subject to uncertain and evolving regulations.” In addition, the battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring modules, there can be no assurance that a field or testing failure of our vehicles or other battery packs that we produce will not occur, in particular due to a high-speed crash. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all circumstances. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against us could require us to pay a substantial monetary award. Our risks in this area are particularly pronounced in light of the limited field experience of our vehicles. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicles, which would have material adverse effect on our brand, business, prospects and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on our reputation, business and financial condition.

We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate our manufacturing facilities.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. While we believe that we have the permits necessary to carry out and perform our current plans and operations at our Casa Grande, Arizona manufacturing facilities based on our current target production capacity, we plan to expand our manufacturing facilities and construct additional manufacturing facilities over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater, and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate our manufacturing facilities could adversely affect our ability to execute on our business plans and objectives based on our current target production capacity or our future target production capacity. See “—Risks Related to Manufacturing and Supply Chain—We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of our vehicles, including the Lucid Air and Project Gravity, which could harm our business and prospects.”

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in expanding our production facilities.

Our operations are subject to federal, state and local environmental laws and regulations and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and we have limited experience complying with them. Moreover, we may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own or operate, properties we formerly owned or operated or properties to which we sent hazardous substances may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or results of operations.

Our operations are also subject to federal, state, and local workplace safety laws and regulations, including, but not limited to, the Occupational Health and Safety Act, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties. Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect our production or other operations, including with respect to the production of the Lucid Air, which could have a material adverse effect on our business, prospects and results of operations.

ADAS technology is subject to uncertain and evolving regulations.

We expect to introduce certain ADAS technologies into our vehicles over time. ADAS technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond our control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that assume a human driver will be controlling the vehicle at all times. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the United States and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations or may delay products or restrict self-driving features and availability, which could adversely affect our business. Our vehicles may not achieve compliance with the regulatory requirements in some countries or jurisdictions for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our ADAS hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm our competitive position, which could adversely affect our business, prospects, results of operations and financial condition.

We are subject to U.S. and foreign anti-corruption, anti-money laundering and anti-boycott laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we expect to conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We are subject to governmental export and import controls and laws that could subject us to liability if we are not in compliance with such laws.

Our vehicles are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our vehicles and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. In addition, we may in the future establish international operations for the reassembly or manufacture of our vehicles, which could subject us to additional constraints under applicable export and import controls and laws.

In addition, changes to our vehicles, or changes in applicable export control, import or economic sanctions laws and regulations, may create delays in the introduction and sale of our vehicles and solutions or, in some cases, prevent the export or import of our vehicles to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our vehicles, as well decreasing our ability to export or market our vehicles to potential customers. Any decreased use of our vehicles or limitation on our ability to export or market our vehicles could adversely affect our business, prospects, results of operations and financial condition.

Changes in U.S. trade policy, including the imposition of tariffs or revocation of normal trade relations and the resulting consequences, could adversely affect our business, prospects, results of operations and financial condition.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have begun to result in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which could make it costlier for us to export our vehicles to those countries. If we are unable to pass the costs of such tariffs on to our customer base or otherwise mitigate such costs, or if demand for our exported vehicles decreases due to the higher cost, our results of operations could be materially adversely affected. In addition, further tariffs have been proposed by the United States and its trading partners, and additional trade restrictions could be implemented on a broad range of products or raw materials. The resulting environment of retaliatory trade or other practices could harm our ability to obtain necessary inputs or sell our vehicles at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

In December, the United States adopted the Uyghur Forced Labor Prevention Act (“UFLPA”) which creates a rebuttable presumption that any goods, wares, articles, and merchandise mined, produced, or manufactured in whole or in part in the Xinjiang Uyghur Administrative Region of China or that are produced by certain entities are prohibited from importation into the United States and are not entitled to entry. These import restrictions come into effect on June 21, 2022. While we are not presently aware of any direct impacts these restrictions will have on its supply chain, the UFLPA may materially and negatively impact our ability to import the goods and products we rely on to manufacture our products and operate our business. The UFLPA may further impact our supply chain and costs of goods as it may restrict the available supply of goods and products eligible for importation into the United States, including among other things, electronics assemblies, extractives (including coal, copper, hydrocarbons, oil, uranium, and zinc), textiles and fabrics (in particular, cotton) and renewable energy products (including polysilicon, ingots, wafers, crystalline silicon solar cells, and crystalline silicon solar photovoltaic modules). The full potential impact to us of the UFLPA remains uncertain and could have an adverse effect on our business and results of operations.

In early 2022, in response to actions taken by the Russia against Ukraine, the United States and other countries around the world undertook rapidly evolving and escalating campaigns targeting Russia and Belarus, and Russian and Belarussian entities and persons, with significant new economic sanctions designations and embargoes, financial restrictions, trade controls and other government restrictions.

Although we are not aware of any company-related operations or activities in these jurisdictions, these economic sanctions and other laws and regulations could disrupt our supply chains, impair our ability to compete in current or future markets, or otherwise subject us to potential liability. While we have implemented certain procedures to facilitate compliance with applicable laws and regulations in connection with the growing sanctions and trade control programs around the globe related to Russia and Belarus, we cannot be assured that these procedures are always effective or that we, or third parties, many of whom we do not control, have complied with all laws or regulations in this regard. Failure by our employees, representatives, contractors, agents, intermediaries, or other third parties to comply with applicable laws and regulations could also have negative consequences for us, including reputational harm, government investigations, loss of export privileges, and penalties or fines. These economic sanctions and other restrictions continue to evolve, and the long-term potential impact on our operations and business is still unclear.

In addition, the United States recently enacted federal legislation that revokes normal trade relations between Russia and Belarus. As a result, imports of merchandise that is of Russian- or Belarussian-origin are subject to potentially higher import duty rates. To the extent such merchandise is found in our cross-border supply chains and subject to higher duties, the suspension of normal trade relations with Russian and Belarus could increase our input costs, which could have adverse impacts on our business and financial condition.

A failure to properly comply with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.

We have established a foreign trade zone with respect to certain of our facilities in Casa Grande, Arizona, through qualification with U.S. Customs and Border Protection. Materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. We expect to benefit from the adoption of a foreign trade zone by reduced duties, deferral of certain duties and tariffs, and reduced processing fees, which we expect to help us realize a reduction in duty and tariff costs. However, the operation of our foreign trade zone requires compliance with applicable regulations, including with respect to the physical security of the foreign trade zone, and continued support of U.S. Customs and Border Protection with respect to the foreign trade zone program. If we are unable to maintain the qualification of our foreign trade zone, or if foreign trade zones are limited or unavailable to us in the future, our duty and tariff costs could increase, which could have an adverse effect on our business and results of operations.

Risks Related to Intellectual Property

We may fail to adequately obtain, maintain, enforce and protect our intellectual property and may not be able to prevent third parties from unauthorized use of our intellectual property and proprietary technology. If we are unsuccessful in any of the foregoing, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.

Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, enforce and protect our intellectual property and proprietary technology, but we may not be able to prevent third parties from unauthorized use of our intellectual property and proprietary technology, which could harm our business and competitive position. We establish and protect our intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and other jurisdictions. Despite our efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, reverse engineering or otherwise obtaining and using our technology or products or seeking court declarations that they do not infringe, misappropriate or otherwise violate our intellectual property. Failure to adequately obtain, maintain, enforce and protect our intellectual property could result in our competitors offering identical or similar products, potentially resulting in the loss of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and results of operations.

The measures we take to obtain, maintain, protect and enforce our intellectual property, including preventing unauthorized use by third parties, may not be effective for various reasons, including the following:

●	any patent applications we file may not result in the issuance of patents;
●	we may not be the first inventor of the subject matter to which we have filed a particular patent application, and we may not be the first party to file such a patent application;
●	the scope of our issued patents may not be broad enough to protect our inventions and proprietary technology;
●	our issued patents may be challenged or invalidated by our competitors or other third parties;
●	patents have a finite term, and competitors and other third parties may offer identical or similar products after the expiration of our patents that cover such products;
●	our employees, contractors or business partners may breach their confidentiality, non-disclosure and non-use obligations;
●	competitors and other third parties may independently develop technologies that are the same or similar to ours;
●	the costs associated with enforcing patents or other intellectual property rights, or confidentiality and invention assignment agreements may make enforcement impracticable; and

●	competitors and other third parties may circumvent or otherwise design around our patents or other intellectual property.

Patent, trademark, copyright and trade secret laws vary significantly throughout the world. The laws of some foreign countries, including countries in which our products are sold, may not be as protective of intellectual property rights as those in the United States, and mechanisms for obtaining and enforcing intellectual property rights may be inadequate. Therefore, our intellectual property may not be as strong or as easily obtained or enforced outside of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights, trade secrets or other intellectual property, or applications for any of the foregoing, which could permit our competitors or other third parties to develop and commercialize products and technologies that are the same or similar to ours.

While we have registered and applied for trademarks in an effort to protect our brand and goodwill with customers, competitors or other third parties have in the past and may in the future oppose our trademark applications or otherwise challenge our use of the trademarks and other brand names in which we have invested. Such oppositions and challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark. In addition, we may lose our trademark rights if we are unable to submit specimens of use by the applicable deadline to perfect such trademark rights.

It is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors that have developed material intellectual property for us, but these agreements may not be self-executing and may not otherwise adequately protect our intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. Furthermore, we cannot be certain that these agreements will not be breached and that third parties will not gain access to our trade secrets, know-how and other proprietary technology. Third parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of our intellectual property is difficult and costly, as are the steps we have taken or will take to prevent misappropriation.

We have licensed and plan to further license patents and other intellectual property from third parties, including, but not limited to, suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third parties. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses. Furthermore, disputes may arise with our licensors regarding the intellectual property subject to, and any of our rights and obligations under, any license or other commercial agreement.

To prevent unauthorized use of our intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of our intellectual property against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property. Any of the foregoing could adversely affect our business, prospects, financial condition and results of operations.

We may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property, which could be time-consuming and costly and result in significant legal liability.

There is considerable patent and other intellectual property development activity in our industry. Companies, organizations and individuals, including our competitors, may hold or obtain patents, trademarks or other intellectual property that would prevent, limit or interfere with our ability to make, use, develop, sell, lease, market or otherwise exploit our vehicles, components or other technology, which could make it more difficult for us to operate our business. Our success depends in part on not infringing, misappropriating or otherwise violating the intellectual property of third parties. From time to time, we may receive communications from third parties, including our competitors, alleging that we are infringing, misappropriating or otherwise violating their intellectual property or otherwise asserting their rights and urging us to take licenses, and we may be found to be infringing, misappropriating or otherwise violating such rights. There can be no assurance that we can adequately mitigate the risk of potential suits or other legal demands by our competitors or other third parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or at all or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. We may be unaware of the intellectual property and other proprietary rights of third parties that may cover some or all of our products or technologies. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against it, could have adverse effects on our business, including requiring that it:

●	pay substantial damages, including treble damages for willful infringement, or ongoing royalty payments;
●	cease developing, selling, leasing, using or incorporating certain components into vehicles or offering goods or services that incorporate or use the asserted intellectual property;
●	seek a license from the owner of the asserted intellectual property, which license may not be available on reasonable terms, or at all;
●	comply with other unfavorable terms; or
●	establish and maintain alternative branding for our products and services.

If any of our customers or indemnitees are alleged to have infringed, misappropriated or otherwise violated any third-party intellectual property, we would in general be required to defend or settle the litigation on their behalf. In addition, if we are unable to obtain licenses or modify our products or technologies to make them non-infringing, we might have to refund a portion of license fees paid to us and terminate those agreements, which could further exhaust our resources. In addition, we may pay substantial settlement amounts or royalties on future product sales to resolve claims or litigation, whether or not legitimately or successfully asserted against us. Even if we were to prevail in the actual or potential claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention and resources of our management and key personnel from our business operations. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing our products or otherwise cause us reputational harm and negative publicity.

Furthermore, many of our employees were previously employed by other automotive companies or by suppliers to automotive companies. We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these employees’ former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property or personnel. A loss of key personnel, our trade secrets, or our other work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Some of our products contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could harm our business.

We use open source software in our products and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. While we monitor our use of open source software, compliance with open source licenses by us and third party suppliers of software to us, and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities. Moreover, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “ as-is” basis. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Financing and Strategic Transactions

We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

We have funded our operations since inception primarily through equity and convertible debt financings. For example, in December 2021, we issued approximately $2 billion of 1.25% convertible senior notes due 2026 (the “2026 Notes”). We anticipate that we will need to raise additional funds through equity, equity-linked or debt financings. Our business is capital-intensive, and we expect the costs and expenses associated with our planned operations will continue to increase in the near term. We do not expect to achieve positive cash flow from operations for several years, if at all. In addition, during fiscal year 2022, we have and we expect to settle tax withholding obligations in connection with vesting of the restricted stock units granted to Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer, that were previously granted to him in March 2021 through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting date will be based on the fair value of our Class A common stock on such vesting date. Depending on the fair value of our Class A common stock and the number of restricted stock units vesting on any applicable vesting date, such net settlement could require us to expend substantial funds to satisfy tax withholding. Our plan to continue the commercial production of our vehicles and grow our business is dependent upon the timely availability of funds and further investment in design, engineering, component procurement, testing, and the build-out of manufacturing capabilities. In addition, the fact that we have a limited operating history means that we have limited historical data on the demand for our vehicles. As a result, our future capital requirements are uncertain, and actual capital requirements may be greater than what we currently anticipate.

If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may not be able to obtain additional financing on terms favorable to us, if at all. Our ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, including recent volatility and disruptions in the capital and credit markets, including as a result of the ongoing COVID-19 pandemic, inflation, interest rate changes and the ongoing conflict between Ukraine and Russia or investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure, and we might not have sufficient resources to conduct or support our business as projected, which would have a material adverse effect on our results of operations, prospects and financial condition.

We will have broad discretion over the use of proceeds from the exercise of our warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from the exercises of our warrants and options. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures and working capital. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

The accounting method for reflecting the 2026 Notes on our condensed consolidated balance sheet, accruing interest expense for the 2026 Notes and reflecting the underlying shares of our Class A common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In August 2020, the Financial Accounting Standards Board published an Accounting Standards Update, which we refer to as ASU 2020-06, which simplifies certain of the accounting standards that apply to convertible notes. ASU 2020-06 will be effective for SEC-reporting entities for fiscal years beginning after December 15, 2021 (or, in the case of smaller reporting companies, December 15, 2023), including interim periods within those fiscal years. However, early adoption is permitted in certain circumstances for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We adopted ASU 2020-06 for the year ended December 31, 2021, including interim periods within that fiscal year.

In accordance with ASU 2020-06, we expect that the 2026 Notes we issued will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the 2026 Notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the 2026 Notes. As a result of this amortization, the interest expense that we expect to recognize for the 2026 Notes for accounting purposes will be greater than the cash interest payments we will pay on the 2026 Notes, which will result in higher reported loss.

In addition, the shares underlying the 2026 Notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the 2026 Notes were converted solely into shares of Class A common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the 2026 Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the 2026 Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their 2026 Notes and could materially reduce our reported working capital.

Servicing our current and future debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business or otherwise adversely affect our results of operations.

In December 2021, we issued approximately $2.0 billion principal amount of 2026 Notes. See Note 6—Long-Term Debt to our condensed consolidated financial statements included elsewhere in this prospectus for further information on our outstanding debt obligations. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance any future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

In addition, our indebtedness, combined with our other existing and future financial obligations and contractual commitments, could have other important consequences. For example, it could:

●	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
●	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
●	place us at a disadvantage compared to our competitors who have less debt;
●	limit our ability to borrow additional amounts to fund acquisitions, for working capital and for other general corporate purposes; and
●	make an acquisition of our company less attractive or more difficult.

In addition, under certain of our future debt instruments, we may be subject to customary affirmative and negative covenants regarding our business and operations, including limitations on our ability to enter into certain acquisitions or consolidations or engage in certain asset dispositions. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under our debt arrangements could require that we repay our indebtedness immediately, and may limit our ability to obtain additional financing, which in turn may have an adverse effect on our cash flows and liquidity.

Further, shares of our Class A common stock are subordinate in right of payment to all of our current and future debt. We cannot assure that there would be any remaining funds after the payment of all of our debt for any distribution to our stockholders.

Any of these factors could harm our business, results of operations and financial condition. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

We may still incur substantially more debt or take other actions that would diminish our ability to make payments on our 2026 Notes when due.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We are not restricted under the terms of the indenture governing our 2026 Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of such indenture governing our 2026 Notes that could have the effect of diminishing our ability to make payments on our 2026 Notes when due.

The conditional conversion feature of the 2026 Notes, if triggered, may adversely affect our financial condition and operating results.

From and after September 15, 2026, noteholders may convert their 2026 Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. In the event the conditional conversion feature of the 2026 Notes is triggered, holders of such 2026 Notes will be entitled under the indenture governing such 2026 Notes to convert their 2026 Notes at any time during specified periods at their option. If one or more holders of 2026 Notes elect to convert such 2026 Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our Class A common stock, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, in certain circumstances, such as conversion by holders or redemption, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the 2026 Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

We may be unable to raise the funds necessary to repurchase the notes for cash following a fundamental change, or to pay any cash amounts due upon conversion, and our other indebtedness may limit our ability to repurchase the notes or pay cash upon their conversion.

Noteholders may, subject to a limited exception, require us to repurchase their notes following a fundamental change at a cash repurchase price generally equal to the principal amount of the 2026 Notes to be repurchased, plus accrued and unpaid interest, if any. In addition, upon conversion, we will satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in shares of our Class A common stock. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the 2026 Notes or pay any cash amounts due upon conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the 2026 Notes or pay any cash amounts due upon conversion. Our failure to repurchase 2026 Notes or pay any cash amounts due upon conversion when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the 2026 Notes.

A rating agency may not rate the 2026 Notes or may assign a rating that is lower than expected.

We do not intend to seek to have the 2026 Notes rated by any rating agency. However, if one or more rating agencies rate the 2026 Notes and assign a rating that is lower than the rating that investors expect, or reduce their rating in the future, then the trading price of our Class A common stock and the 2026 Notes could significantly decline.

In addition, market perceptions of our creditworthiness will directly affect the trading price of the 2026 Notes. Accordingly, if a ratings agency rates any of our indebtedness in the future or downgrades or withdraws the rating, or puts us on credit watch, then the trading price of the 2026 Notes will likely decline.

We may not be able to identify adequate strategic relationship opportunities or form strategic relationships, in the future.

We expect that strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. We may not be able to offer similar benefits to other companies with which we would like to establish and maintain strategic relationships, which could impair our ability to establish such relationships. For example, we have partnered with Electrify America to provide our customers with access to Electrify America’s charging infrastructure, and we will rely on ongoing access to such infrastructure to provide our customers with charging solutions. If Electrify America terminates this partnership or otherwise fails to deliver the anticipated benefits of this partnership, our ability to provide a satisfactory customer experience will be harmed, and we will be required to identify alternate charging partners or invest in our own charging network. Our current and future alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Moreover, identifying and executing on such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects and results of operations could be materially adversely affected.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.

As part of our business strategy, we may make investments in complementary companies, solutions or technologies. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals. In addition, if we are unsuccessful at integrating such acquisitions or developing the acquired technologies, the revenue and results of operations of the combined company could be adversely affected. Further, the integration of acquired businesses or assets typically requires significant time and resources, which could result in a diversion of resources from our existing business, which could have an adverse effect on our operations, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our Class A common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and exposure to potential unknown liabilities of the acquired business and could also include covenants or other restrictions that would impede our ability to manage our operations.

Our financial results may vary significantly from period to period due to fluctuations in our production levels, operating costs, product demand and other factors.

We expect our period-to-period financial results to vary based on our production levels, operating costs and product demand, which we anticipate will fluctuate as we continue to design, develop and manufacture new vehicles, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Our revenues from period to period may fluctuate as we identify and investigate areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new vehicles or introduce existing vehicles to new markets for the first time. Our production levels also depend on our ability to obtain vehicle components from our suppliers, the effective operation of our manufacturing facilities, our ability to expand our production capacity, and our ability to timely deliver finished vehicles to customers. In addition, automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter, and we expect to experience similar seasonality as we scale commercial production and sale of the Lucid Air and future vehicles. Our period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; profitability of our vehicles, especially in new markets; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both nationally and locally; negative publicity relating to our vehicles; changes in consumer preferences and competitive conditions; or investment in expansion to new markets. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in our quarterly performance could significantly and adversely affect the trading price of our Class A common stock.

Risks Related to Tax

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have accumulated U.S. federal and state net operating loss (“NOL”) carryforwards and research and development credits which may be available to offset and reduce future taxable income. While our U.S. federal NOL carryforwards arising in taxable years beginning after December 31, 2017, will not be subject to expiration, some of our U.S. federal and state NOL carryforwards from taxable years prior to 2018 will begin to expire in 2028. As of December 31, 2021, we also had U.S. federal research and development credit carryforwards which will begin to expire in 2034 and state research and development credit carryforwards with no expiration. As of December 31, 2021, we maintain a full valuation allowance for our net deferred tax assets.

Our U.S. federal and state NOL carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. tax code, respectively, and similar provisions of state law. Under those sections of the U.S. tax code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited.

In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have completed a formal Section 382 study of our equity transactions through December 31, 2020, which determined that we experienced an “ownership change” in 2016 and we will not be able to utilize approximately $12 million of our gross U.S. federal NOL and $15 million of gross U.S. federal research and development tax credit (or $3 million in net credit) carryforwards. Similar provisions of state law may also apply to limit our use of accumulated state tax attributes from the same period.

We have not yet completed an analysis of whether the business combination also caused an “ownership change.” In addition, future changes in our stock ownership may be outside of our control. If we undergo an ownership change, we may be prevented from fully utilizing the NOL carryforwards and tax credits existing at the time of the ownership change prior to their expiration. Future regulatory changes could also limit our ability to utilize NOL carryforwards and tax credits. To the extent we are not able to offset future taxable income with our NOL carryforwards and tax credits, our net income and cash flows may be adversely affected.

It is possible that we will not generate taxable income in time to use any of our NOL carryforwards and research and development credits before their expiration.

Unanticipated tax laws or any change in the application of existing tax laws to us or our customers or any change to our corporate structure may adversely impact our profitability and business.

We are subject to income and other taxes in the United States and a growing number of non-U.S. jurisdictions. Existing U.S. and non-U.S. tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect), which could require us to change our transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges, and interest charges for past amounts due, the amounts and timing of which are difficult to discern. Existing tax laws, statutes, rules, regulations, or ordinances could also be interpreted, changed, modified, or applied adversely to our customers (possibly with retroactive effect) and, if our customers are required to pay additional surcharges, it could adversely affect demand for our vehicles.

Furthermore, changes to federal, state, local, or non-U.S. tax laws on income, sales, use, import/export, indirect, or other tax laws, statutes, rules, regulations, or ordinances on multinational corporations continue to be considered by the United States and other countries where we currently operate or plan to operate.

These contemplated tax initiatives, if finalized and adopted by the United States or other countries where we do business, and the other tax issues described above may materially and adversely impact our operating activities, transfer pricing policies, effective tax rate, deferred tax assets, operating income, and cash flows.

We may change our corporate structure, our business operations or certain agreements that we have entered into relating to taxes in a particular jurisdiction. These changes may materially and adversely impact our condensed consolidated financial statements.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a public statement (the “SEC Warrant Accounting Statement”) on accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”). The SEC Warrant Accounting Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Warrant Accounting Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” In light of the SEC Warrant Accounting Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity,” Churchill’s management evaluated the terms of the Warrant Agreement entered into in connection with the Churchill IPO and concluded that the warrants include provisions that, based on the SEC Warrant Accounting Statement, preclude the warrants from being classified as components of equity. As a result, Churchill classified the warrants as liabilities. Under this accounting treatment, we are required to measure the fair value of the Private Placement Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.

In addition, following the issuance of the SEC Warrant Accounting Statement, and after consultation with Churchill’s independent registered public accounting firm and Churchill’s management team, Churchill concluded that, in light of the SEC Warrant Accounting Statement, it was appropriate to restate its financial statements for the period ended December 31, 2020, and the financial statements as of August 3, 2020 and as of and for the period ended September 30, 2020, in the financial statements accompanying Churchill’s Annual Report on Form 10-K/A.

Risks Related to Public Company Requirements

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

We are required to comply with various regulatory and reporting requirements, including those required by the SEC and Nasdaq. Complying with these reporting and other regulatory requirements is time-consuming and will result in increased costs to us and could have a negative effect on our results of operations, financial condition or business. Those requirements and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our results of operations, financial condition or business. A failure to comply with such requirements, as interpreted and applied, could also have a material adverse effect on our results of operations, financial condition or business. In addition, most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations, cash flows, and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. In addition, changing laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

To implement, maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. To comply with the requirements of being a public company, we have undertaken, and expect to continue to further undertake in the future, various actions, such as, hiring additional accounting staff and implementing new internal controls and procedures for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join us and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

We recently ceased to be an emerging growth company, and now are required to comply with certain heightened reporting requirements, including those relating to auditing standards and disclosure about our executive compensation.

The Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. Prior to December 31, 2021, we were classified as an emerging growth company. As an emerging growth company, we were not required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosures regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. When we were an emerging growth company, we followed the exemptions described above. We also elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allowed us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not have been comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our historical operating results if comparing us to such companies. In addition, because we relied on exemptions available to emerging growth companies, our historical public filings contained less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies.

We expect to incur additional costs associated with the heightened reporting requirements described above, including the requirement to provide auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, as well as additional audit costs resulting from PCAOB requirements. In addition, our auditors may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls.

If we identify material weaknesses or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our Class A common stock.

We are subject to the SEC’s internal control over financial reporting requirements. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules.

As part of such requirements, we are required to provide management’s attestation on the report on internal control over financial reporting by our independent registered public accounting firm. Prior to the Transactions, we were a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. As a result, previously existing internal controls are no longer applicable or comprehensive enough as of December 31, 2021 as Churchill’s operations prior to the Transactions were insignificant compared to those of the consolidated entity post-Transactions. The design of internal controls over financial reporting for our business post-Transactions has required and will continue to require significant time and resources from management and other personnel. As a result, our management was unable, without incurring unreasonable effort or expense to conduct an assessment of our internal control over financial reporting as of December 31, 2021 and has excluded management’s report on internal control over financial reporting pursuant to Section 215.02 of the SEC Division of Corporation Finance’s Regulation S-K Compliance & Disclosure Interpretations.

In addition, we are required to report any control deficiencies that constitute a “material weakness” in our internal control over financial reporting. We had previously identified material weaknesses in our internal control over financial reporting. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that our internal control over financial reporting was effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal control over financial reporting may result in material misstatements in our condensed consolidated financial statements, cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could materially adversely affect us by, for example, leading to a decline in our stock price and impairing our ability to raise capital.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, any of our stockholders could suffer a reduction in the value of their shares.

Risks Related to Our Securities

There is no guarantee that an active and liquid public market for our securities will develop or be sustained.

Our Class A common stock has been trading on a national securities exchange for less than 12 months. Prior to the Merger, Churchill was a blank check company and there was no public market for Legacy Lucid Common Shares since Legacy Lucid was a private company. Our warrants are not listed on an exchange. A liquid trading market for our Class A common stock may not be sustained, and a liquid trading market for our warrants may never develop, or if developed, it may not be sustained. In the absence of a liquid public trading market for our Class A common stock:

●	you may not be able to liquidate your investment in shares of our Class A common stock or our warrants;
●	you may not be able to resell their shares of your Class A common stock or warrants at favorable prices, or at all;
●	the market price of shares of our Class A common stock or our warrants may experience significant price volatility; and
●	there may be less efficiency in carrying out your purchase and sale orders.

Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The price of our Class A common stock is volatile, and this volatility may negatively impact the market price of our Class A common stock and the trading price of our warrants and the 2026 Notes.

The trading price of our Class A common stock has fluctuated substantially. The trading price of our securities depends on many factors, including those described elsewhere in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause investors to lose all or part of the investment in our securities since investors might be unable to sell them at or above the price the investor paid for them. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	market conditions in the broader stock market in general, or in our industry in particular;
●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

●	changes in the market’s expectations about our operating results;
●	the public’s reaction to our press releases, other public announcements and filings with the SEC;
●	the public’s reaction to the number of unit reservations, financial projections and any other guidance or metrics that we may publicly disclose from time to time;
●	speculation in the press or investment community;
●	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;
●	the operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	the timing of the achievement of objectives under our business plan and the timing and amount of costs we incur in connection therewith;
●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;
●	operating and stock price performance of other companies that investors deem comparable to ours;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation or investigations involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of our Class A common stock available for public sale;
●	any major change in our Board or management;
●	sales of substantial amounts of our Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur, including the expiration of the lock-up periods applicable to certain holders of our Class A common stock pursuant to the Sponsor Agreement;
●	general economic and political conditions, such as recessions, interest rates, pandemics (such as COVID-19), inflation, changes in diplomatic and trade relationships and acts of war or terrorism, and natural disasters; and
●	other risk factors listed in this section “Risk Factors.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ours could depress our stock price and the trading price of our warrants and the 2026 Notes regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the conflict between Ukraine and Russia, natural disasters, the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions, inflation, or interest rate changes, may seriously affect the market price of our Class A common stock and other securities, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the Transactions. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Furthermore, the stock markets in general, and the markets for technology and electric vehicle stocks in particular, have experienced extreme volatility, including as a result of the COVID-19 pandemic, that has sometimes been unrelated to the operating performance of the issuer. The trading price of our Class A common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors may seriously harm the market price of our Class A common stock, regardless of our operating performance. In addition, hedging activity by holders of the 2026 Notes may impact the market price of our Class A common stock, in particular during any redemption conversion period in connection with a redemption of the 2026 Notes or any observation period for a conversion of the 2026 Notes.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

The issuance of additional shares of our Class A common stock or other equity or equity-linked securities, or sales of a significant portion of our Class A common stock, could depress the market price of our Class A common stock.

Future issuances of shares of our Class A common stock, or of securities convertible into or exercisable for our Class A common stock, could depress the market price of our Class A common stock and result in significant dilution for holders of our Class A common stock. As of March 15, 2022, we had outstanding (i) 1,665,050,601 shares of our Class A common stock, (ii) warrants to purchase up to 44,350,000 shares of our Class A common stock, (iii) options and restricted stock units covering 33,850,791 shares of our Class A common stock, and (iv) a maximum number of 55,106,677 shares of Class A common stock issuable upon conversion of the 2026 Notes. The exercise of our outstanding warrants and options, the vesting and settlement of our restricted stock units, or the conversion of our 2026 Notes would result in additional dilution to holders of our Class A common stock. In the future, we may issue additional shares of our Class A common stock, or securities convertible into or exercisable for Class A common stock, in connection with generating additional capital, future acquisitions, repayment of outstanding indebtedness, under our Incentive Plan, or for other reasons.

The market price of shares of our Class A common stock could decline as a result of substantial sales of Class A common stock, particularly by our significant stockholders, a large number of shares of Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

Pursuant to the Investor Rights Agreement, the Sponsor has agreed to restrictions on the sale or transfer of shares of Class A common stock and Private Placement Warrants held by it for a period of 18 months after the Closing of the Transactions. However, following the expiration of this lock-up period, the Sponsor will not be restricted from selling our securities held by it, other than by applicable securities laws. See “Plan of Distribution—Lock-up Agreements.”

In addition, pursuant to the Investor Rights Agreement, Ayar, the Sponsor, and certain other parties thereto are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights. If one or more of these stockholders were to sell a substantial portion of the shares they hold, it could cause the trading price of our Class A common stock to decline.

We are a “controlled company” within the meaning of the applicable Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.

As of March 15, 2022 Ayar held approximately 61% of our Class A common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq rules, and as a result, we qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although currently we do not utilize any of these exemptions, we may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” As a result, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Ayar also has the ability to nominate five of the nine directors to our Board.

Further, this concentration of ownership and voting power allows Ayar to control our decisions, including matters requiring approval by our stockholders (such as, subject to the Investor Rights Agreement, the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders, could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock and the trading price of our warrants and the 2026 Notes.

The Sponsor and Ayar beneficially own a significant equity interest in us and may take actions that conflict with your interests.

The interests of the Sponsor and Ayar may not align with our interests and the interests of our other stockholders or securityholders. The Sponsor and Ayar are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor and Ayar and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

There is no guarantee that our warrants will be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the warrants will be in the money at any given time prior to their expiration. If the trading price of our common stock declines, the warrants may expire worthless.

We do not anticipate paying any cash dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business.

Any future determination to pay dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, applicable contractual restrictions and such other factors as the Board may deem relevant. As a result, capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in this prospectus.

Our current bylaws designate a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.

Under our current bylaws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders;
●	any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); or
●	any action asserting a claim against us or any of our directors or officers or other employees governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of our current bylaws will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our current bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our current bylaws described in the preceding sentences. These provisions of our current bylaws could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our current bylaws inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

Some provisions of Delaware law and our current certificate of incorporation and our current bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock, our warrants and the 2026 Notes.

Our current certificate of incorporation and our current bylaws provide for, among other things:

●	the ability of our Board to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change in control;
●	subject to the Investor Rights Agreement, advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and
●	certain limitations on convening special stockholder meetings.

In addition, in our current certificate of incorporation, we have not opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding certain shares; or

●	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least two-thirds of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

These provisions in our current certificate of incorporation and our current bylaws, as well as Delaware law, may discourage, delay or prevent a transaction involving a change in our control that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock or the trading price of our warrants or the 2026 Notes if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our Board and take other corporate actions, which could also affect the price investors are willing to pay for our Class A common stock, warrants or the 2026 Notes.

Securities or industry analysts may not publish or cease publishing research or reports about us, our business, our market, or change their recommendations regarding our Class A common stock adversely, which could cause the price and trading volume of our Class A common stock to decline.

The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business and operations, our market, or our competitors. Similarly, if any of the analysts who do cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

USE OF PROCEEDS

All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $510 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash.

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A common stock underlying the warrants offered hereby is determined by reference to the exercise price of such warrants of $11.50 per share.

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LCID.”

Prior to the redemption of the Public Warrants, our Public Warrants were listed on the Nasdaq Global Select Market under the ticker symbol “LCIDW.”

Prior to the consummation of the Transactions, our units, Churchill’s Class A common stock and Public Warrants were listed on the New York Stock Exchange under the symbols “CCIV.U,” “CCIV” and “CCIV WS,” respectively.

As of March 15, 2022 there were approximately 88 holders of record of our Class A common stock.

Dividend Policy

We have not paid any cash dividends on our Class A common stock to date. The payment of cash dividends in the future is dependent upon our revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Transactions, our stockholders approved our Incentive Plan on July 22, 2021, including the ESPP Addendum, which became effective immediately upon the Closing. We filed a registration statement on Form S-8 under the Securities Act on September 24, 2021 registering the shares of our Class A common stock issued or issuable under the Incentive Plan and the assumed Legacy Lucid Options. The Form S-8 registration statement became effective automatically upon filing. The shares so registered can be sold in the public market upon issuance, subject to applicable restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Lucid management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition as of December 31, 2021 and for the fiscal year ended December 31, 2021. The discussion should be read together with our historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the related accompanying notes that are included elsewhere in this prospectus. For discussion related to our financial condition as of December 31, 2020, results of operations for the year ended December 31, 2019 and year to year comparison between years ended December 31, 2020 and 2019, refer to our registration Statement on Form S-1/A (Reg. No. 333-258348) filed with the SEC on August 20, 2021. This discussion may contain forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a technology and automotive company with a mission to inspire the adoption of sustainable energy by creating advanced technologies and the most captivating luxury electric vehicles, centered around the human experience. Our focus on in-house technological innovation, vertical integration, and a “clean sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air.

We sell vehicles directly to consumers through our retail sales network and through direct online sales. We believe that owning our sales network provides an opportunity to closely manage the customer experience, gather direct customer feedback, and ensure that customer interactions are on-brand and tailored to our customers’ need. We also operate an in-house vehicle service network, with brick-and-mortar service centers in various geographies and a mobile service fleet. In addition to our in-house service capabilities, we established and continue to grow an approved list of specially trained collision repair shops which also serve as a repair hub for our mobile service offerings in some cases.

We began delivering the Lucid Air to customers in October 2021. We expect to launch additional vehicles over the coming decade. We have already commenced design and engineering work for Project Gravity, a luxury SUV that is expected to leverage many of the technological advancements and learnings from the Lucid Air. We expect to begin production of Project Gravity in the first half of 2024. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes. We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems.

Impact of the COVID-19 Pandemic on our Business

The COVID-19 pandemic continues to impact the global economy and cause significant macroeconomic uncertainty. Infection rates vary across the jurisdictions in which we operate. Governmental authorities have continued to implement numerous and constantly evolving measures to try to contain the virus, such as travel bans and restrictions, masking recommendations and mandates, vaccine recommendations and mandates, limits on gatherings, quarantines, shelter-in-place orders and business shutdowns. We have taken proactive action to protect the health and safety of our employees, customers, partners and suppliers, consistent with the latest and evolving governmental guidelines. We expect to continue to implement appropriate measures until the COVID-19 pandemic is adequately contained. We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and may take additional actions based on their recommendations and requirements or as we otherwise see fit to protect the health and safety of our employees, customers, partners and suppliers.

While certain of our and our suppliers’ operations have from time-to-time been temporarily affected by government-mandated restrictions, we were able to commence deliveries of the Lucid Air to customers and to proceed with the construction of the Arizona plant. Broader impacts of the pandemic have included ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays and a shortfall of semiconductor supply. Because we rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities, we have been affected by such industry-

wide challenges in logistics and supply chains. While we continue to focus on mitigating risks to our operations and supply chain in the current industry environment, we expect that these industry-wide trends will continue to affect our ability and the ability of our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future.

In the current circumstances, given the dynamic nature of the situation, any impact on our financial condition, results of operations or cash flows in the future continues to be difficult to estimate and predict, as it depends on future events that are highly uncertain and cannot be predicted with accuracy, including, but not limited to, the duration and continued spread of the outbreak, its severity, potential additional waves of infection, the emergence of more virulent or more dangerous strains of the virus, the actions taken to mitigate the virus or its impact, the development, distribution, efficacy and acceptance of vaccines worldwide, how quickly and to what extent normal economic and operating conditions can resume, the broader impact that the pandemic is having on the economy and our industry and specific implications the pandemic may have on our suppliers and on global logistics. See Item 1A., “Risk Factors,” for additional information regarding risks associated with the COVID-19 pandemic, including under the caption “The ongoing COVID-19 pandemic has adversely affected our business, results of operations and financial condition.”

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Design and Technology Leadership

We believe that we are positioned to be a leader in the electric vehicle market by unlocking the potential for advanced, high-performance, and long-range electric vehicles to co-exist. The Lucid Air is designed with race-proven battery pack technologies and robust performance together with a sleek exterior design and expansive interior space given our miniaturized key drivetrain components. We anticipate consumer demand for the Lucid Air based on its luxurious design, high-performance technology and sustainability leadership, and the growing acceptance of and demand for electric vehicles as a substitute for gasoline-fueled vehicles. We have received significant interest in the Lucid Air from potential customers. As of December 31, 2021, we had refundable reservations and non-refundable orders of cars yet to be delivered that reflect a potential order book greater than $2.2 billion.

Direct-to-Consumer Model

We operate a direct-to-consumer sales and service model, which we believe will allow us to offer a personalized experience for our customers based on their purchase and ownership preferences. We expect to continue to incur significant expenses in our sales and marketing operations for sale of the Lucid Air, including to open Studios, hire a sales force, invest in marketing and brand awareness, and stand up a service center operation. As of December 31, 2021, we had opened twenty Studios and service centers, one in each of Arizona, Canada, New York, Michigan, Texas, Virginia, Washington, and two in Illinois, three in Florida, as well eight in California. We expect additional stores and service centers to open in North America, Europe, and the Middle East in 2022. We also intend to hire additional sales, customer service, and service centers personnel. We believe that investing in our direct-to-consumer sales and service model will be critical to deliver and service the Lucid electric vehicles we plan to manufacture and sell.

Establishing Manufacturing Capacity

Achieving commercialization and growth for each generation of electric vehicles requires us to make significant capital expenditures to scale our production capacity and improve our supply chain processes in the United States and internationally. We expect our capital expenditures to increase as we continue our phased construction of our AMP-1 and LPM-1 facilities and international expansion. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and launch new electric vehicles, our ability to achieve sales and experience customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing facilities and our ability to enter new markets.

Technology Innovation

We develop in-house battery and powertrain technology, which requires us to invest a significant amount of capital in research and development. The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. To establish market share and attract customers from competitors, we plan to continue to make substantial investments in research and development for the commercialization and continued enhancements of the Lucid Air, the development of Project Gravity, and future generations of our electric vehicles and other products.

Inflationary Pressure

The U.S. economy has experienced increased inflation recently, including as a result of the COVID-19 pandemic. Our cost to manufacture a vehicle is heavily influenced by the cost of the key components and materials used in the vehicle, cost of labor, as well as cost of equipment used in our manufacturing facilities. As we continue our phased construction of our AMP-1 facility, increases in steel prices and cost of construction labor have led to higher capital expenditures. We expect that the inflationary pressure will persist for the foreseeable future.

Fiscal Year Highlights

In July 2021, Churchill and Legacy Lucid consummated the Merger. Pursuant to the Merger Agreement, Legacy Lucid became a wholly owned subsidiary of Churchill and Churchill was immediately renamed “Lucid Group, Inc.”. The total net proceeds to us were $4,400.3 million, which consisted of $4,439.2 million gross proceeds, net of $131.4 million in costs incurred by Churchill prior to the Closing, $38.9 million of transaction costs, consisting of banking, legal, and other professional fees, $2.7 million of costs expensed in our consolidated statements of operations, and $0.2 million paid to redeem 21,644 shares of Churchill Class A common stock held by public stockholders.

Revenue for the year ended December 31, 2021 was $27.1 million, which was largely attributable to commercial sales of the Lucid Air Dream Edition that began in the fourth quarter of 2021. Historically, revenue was primarily attributable to the sale of battery pack systems, supplies and related services for vehicles to a single customer. We do not expect the sales from the battery pack systems for the world’s premier electric racing series to be material for the go-forward commercialized business.

In December 2021, Lucid issued an aggregate of $2,012.5 million principal amount of 1.25% convertible senior notes. The net proceeds from the issuance of the 2026 Notes were $1,986.6 million, net of debt discounts and issuance costs.

We incurred net losses of $2,579.8 million for the year ended December 31, 2021, and expect to incur significant net losses for the foreseeable future.

Results of Operations

Revenue

The following table presents our revenue for the periods presented (in thousands):

	Year Ended December 31,		2021 vs. 2020
	2021	2020	$Change	% Change
Revenue	$27,111	$3,976	$23,135	582%

We began generating sales from the deliveries of vehicles in the fourth quarter of 2021. We recognize vehicle sales when the customer obtains control of the vehicle which is upon delivery. We also generate revenue from the sale of battery pack systems, supplies and related services for vehicles to a single customer.

Revenue increased by $23.1 million for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily related to $21.3 million from our first customer deliveries of Lucid Air vehicles.

Cost of Revenue

The following table presents our cost of revenue for the periods presented (in thousands):

	Year Ended December 31,		2021 vs. 2020
	2021	2020	$Change	% Change
Cost of revenue	$154,897	$3,070	$151,827	*	nm
*	nm—not meaningful

Costs of revenue related to vehicle sales primarily include direct parts, materials, shipping and handling costs, allocable overhead costs such as depreciation of manufacturing related equipment and facilities, information technology costs, personnel costs, including wages and stock-based compensation, estimated warranty costs and charges to reduce inventories to their net realizable value less costs to sell or charges for inventory obsolescence.

Cost of revenue related to battery pack systems, supplies and related services for electric vehicles primarily consists of direct parts and materials, shipping and handling costs, personnel costs including wages and stock-based compensation, and estimated warranty costs related to battery pack systems. Cost of battery pack systems also includes allocated overhead costs such as depreciation of manufacturing related equipment and facilities, and information technology costs.

Cost of revenues increased by $151.8 million for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily due to the manufacture and sale of our first production vehicles in the fourth quarter of 2021. We had significant personnel and overhead costs to operate our large-scale manufacturing facilities while ramping up production, with production activity for a limited quantity of vehicles in the quarter ended December 31, 2021. In the near term, we expect our production volume of vehicles to be significantly less than our manufacturing capacity. Additionally, we recorded an impairment charge of $48.9 million in the quarter ended December 31, 2021 to reduce our inventories to their net realizable values less costs to sell. We expect impairment charges could negatively affect our costs of vehicle sales in the near term as we ramp production volumes up toward our manufacturing capacity.

Operating Expenses

The following table presents our operating expenses for the periods presented (in thousands):

	Year Ended December 31,		2021 vs. 2020
	2021	2020	$Change	% Change
Operating expenses
Research and development	$750,185	$511,110	$239,075	47%
Selling, general and administrative	652,475	89,023	563,452	633%
Total operating expenses	$1,402,660	$600,133	$802,527	134%

Research and Development

Our research and development efforts have primarily focused on the development of our battery and powertrain technology, the Lucid Air, Project Gravity, and future generations of our electric vehicles. Research and development expenses consist primarily of materials, supplies and personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles. Personnel-related expenses primarily include salaries, benefits and stock-based compensation. Research and development expenses also include prototype material, engineering, design and testing services, and allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

Research and development expense increased by $239.1 million, or 47%, for the year ended December 31, 2021 as compared to the prior year. The increase was primarily attributable to increases in personnel-related expenses of $238.4 million due to growth in headcount (which included stock-based compensation expense of $133.6 million), increase in facilities related costs of $65.4 million, partially offset by a decrease of $64.7 million for prototype material, engineering, design and testing services.

Selling, General, and Administrative

Selling, general, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, facilities and real estate, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits and stock-based compensation. Selling, general, and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees and other general corporate expenses. As we continue to grow as a company, build out our sales force, and commercialize the Lucid Air and planned future generations of our electric vehicles, we expect that our selling, general and administrative costs will increase.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Selling, general, and administrative expense increased by $563.5 million, or over 633%, for the year ended December 31, 2021 as compared to the prior year. The increase was primarily attributable to increases in personnel-related expenses of $447.6 million due to growth in headcount (which included stock-based compensation expense of $370.0 million) and increase in facilities related costs of $53.4 million.

Other Income (Expense), net

The following table presents our other income and expense, net for the periods presented (in thousands):

	Year Ended December 31,		2021 vs. 2020
	2021	2020	$Change	% Change
Other income (expense), net:
Change in fair value of forward contracts	(454,546)	(118,382)	(336,164)	284%
Change in fair value of convertible preferred stock warrant liability	(6,976)	(1,205)	(5,771)	479%
Change in fair value of Class A common stock warrant liability	(582,760)	—	(582,760)	* nm
Transaction costs expensed	(2,717)	—	(2,717)	* nm
Interest expense	(1,374)	(64)	(1,310)	* nm
Other expense, net	(893)	(690)	(203)	29%
Total other expense, net	(1,049,266)	(120,341)	(928,925)	772%
*	nm—not meaningful

Change in Fair Value of Contingent Forward Contracts

Our contingent forward contracts provided the holder the right to purchase Legacy Lucid Series D preferred stock and Legacy Lucid Series E preferred stock in future periods and were subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our contingent forward contracts were recognized in the consolidated statements of operations and comprehensive loss.

Change in contingent forward contracts liability increased by $336.2 million, or over 284%, for the year ended December 31, 2021 as compared to the prior year primarily due to the change in fair value of the Legacy Lucid Series E contingent forward contracts. The Legacy Lucid Series E contingent forward contracts were settled during six months ended June 30, 2021.

Change in Fair Value of Convertible Preferred Stock Warrant Liability

Our convertible preferred stock warrant liability related to the warrants to purchase shares of Legacy Lucid Series D preferred stock was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our convertible preferred stock warrant liability were recognized in the consolidated statements of operations and comprehensive loss. All issued and outstanding shares of Legacy Lucid Series D preferred stock were settled in March 2021 and there will no longer be future earnings adjustments pertaining to the convertible preferred share warrant liability related to Legacy Lucid Series D preferred stock.

We recorded loss of $7.0 million for the year ended December 31, 2021 due to the changes in fair value of the convertible preferred stock warrant liability related to Legacy Lucid Series D preferred stock upon the exercise and settlement of all outstanding warrants to purchase Legacy Lucid Series D preferred stock.

Change in Fair Value of Common Stock Warrant Liability

Our Class A common stock warrant liability relates to the Private Placement Warrants to purchase shares of Lucid Group Class A common stock that were effectively issued upon the Closing in connection with the reverse recapitalization treatment of the Merger. Our Class A common stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our Class A common stock warrant liability were recognized in the consolidated statements of operations and comprehensive loss.

The Private Placement Warrants remained unexercised as of December 31, 2021. The liability was remeasured to fair value, resulting in a loss of $582.8 million for the year ended December 31, 2021, and was classified within change in fair value of Class A common stock warrant liability in the consolidated statements of operations. See Note 9—Common Stock Warrant Liability in our consolidated financial statements included elsewhere in this prospectus for more information.

Transaction Costs Expensed

In connection with the Merger, we incurred $2.7 million in one-time direct and incremental transaction costs, consisting of banking, legal, and other professional fees. Transaction costs incurred by Lucid were allocated on a relative fair value basis between equity and liability-classified instruments deemed to be issued for financial reporting purposes at the Closing by Lucid. The transaction costs of $36.2 million allocable to equity-classified instruments, including the Class A common stock and public warrants, were charged as a direct reduction to Lucid’s additional paid-in capital of the gross proceeds remitted to Lucid from Churchill. The transaction costs of $2.7 million allocable to liability-classified instruments measured at fair value, including the Private Placement Warrants, were charged to the consolidated statement of operations upon the Closing for the year ended December 31, 2021.

Interest Expense

Interest expense consists primarily of the interest incurred related to the 2026 Notes issued in December 2021, and on our capital leases.

Interest expense incurred related to the 2026 Notes is not material for the year ended December 31, 2021. Interest expense did not significantly fluctuate during the year ended December 31, 2021 as compared to the prior year.

Other Expense, net

Other expense, net consists primarily of foreign currency gains and losses. Our foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. We expect our foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates.

Other expense did not significantly fluctuate during the year ended December 31, 2021 as compared to the prior year.

Provision for (Benefit from) Income Taxes

	Year Ended December 31,		2021 vs. 2020
	2021	2020	$Change	% Change
Provision for (benefit from) income taxes	49	(188)	237	*	nm
*	nm—not meaningful

Our provision for (benefit from) income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

The provision for (benefit from) income taxes did not significantly fluctuate during the year ended December 31, 2021 as compared to the prior year.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2021, Lucid had $6.3 billion of cash and cash equivalents. Our sources of cash are predominantly from proceeds from Lucid’s de-SPAC transaction with Churchill (plus PIPE), and the issuance of convertible debt.

We expect that our current sources of liquidity together with our projection of cash flows from operating activities will provide us with adequate liquidity over at least the next 12 months, including investment in funding (i) ongoing operations, (ii) research and development projects for new products/ technologies, (iii) ongoing production and manufacturing ramps at existing manufacturing facilities in Casa Grande, Arizona, (iv) Phase 2 of construction at Advanced Manufacturing Plant 1 (“AMP-1”) in Casa Grande, Arizona, (v) the start of construction of a manufacturing facility in the Kingdom of Saudi Arabia, (vi) retail Studios and service centers, and (vii) other initiatives related to the sale of vehicles and/ or technology.

We anticipate our cumulative spending on capital expenditures to be in the range of $2.0 billion over the next twelve months to support our continued commercialization and growth objectives as we strategically invest in manufacturing capacity and capabilities, our retail Studios and service center footprint throughout North America and across the globe, development of different products and technologies, and other areas supporting the growth of Lucid’s business. We expect our operating expenses to increase in the 2022 calendar year to grow and support the operations of a global automotive company targeting volumes in line with Lucid’s aspirations.

As of December 31, 2021, our total minimum lease payments are $311.8 million, of which $36.7 million is due in the succeeding 12 months. We also have an agreement to spend $804.3 million to purchase battery cells over the next four years. For details regarding these obligations, refer to Note 14—Leases and Note 15—Commitments and Contingencies. We may incur additional payments due as a result of the cash associated with the net settlement of the CEO RSU Award further described below. In December 2021, Lucid entered into a purchase agreement pursuant to which we issued $2,012.5 million of the 2026 Notes. The 2026 Notes accrue interest at a rate of 1.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2022. The Notes will mature on December 15, 2026, unless earlier repurchased, redeemed or converted. Before the close of business on the business day immediately before September 15, 2026, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after September 15, 2026, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock or a combination of cash and shares of its Class A common stock, at the Company’s election. The initial conversion rate is 18.2548 shares of Class A common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $54.78 per share of Class A common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

We have generated significant losses from our operations as reflected in our accumulated deficit of $6.1 billion and $1.4 billion as of December 31, 2021 and 2020, respectively. Additionally, we have generated significant negative cash flows from operations and investing activities as we continue to support the growth of our business.

The expenditures associated with the development and commercial launch of our vehicles, the anticipated increase in manufacturing capacity, and the international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020	2019
Cash used in operating activities	(1,058,133)	(570,196)	(235,299)
Cash used in investing activities	(420,693)	(459,582)	(104,290)
Cash provided by financing activities	7,136,428	1,290,545	621,432
Net increase in cash, cash equivalents, and restricted cash	5,657,602	260,767	281,843

Cash Used in Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As we continue to ramp up hiring after starting commercial operations, we expect our cash used in operating activities to increase significantly before it starts to generate any material cash flows from our business.

Net cash used in operating activities of $1,058.1 million for the year ended December 31, 2021 primarily consisted of $2,579.8 million of net loss, adjusted for $1,704.2 million of non-cash charges and an increase in net operating assets of $182.5 million. The non-cash charges primarily included losses for changes in fair value of contingent forward contracts and warrant liabilities of $1,044.3 million, stock-based compensation expense of $516.8 million, non-cash operating lease cost of $12.6 million, depreciation and amortization of property and equipment of $62.9 million, amortization of insurance premium of $18.5 million, and write-down of inventory of $48.9 million. The decrease in net operating assets is primarily due to a decrease in operating assets of $253.7 million offset by an increase in operating liabilities of $71.2 million.

Net cash used in operating activities of $570.2 million for the year ended December 31, 2020 primarily consisted of $719.4 million of net losses, adjusted for $134.6 million of non-cash charges and a decrease in net operating assets and liabilities of $14.6 million. The non-cash charges primarily included the changes in stock-based compensation of $4.6 million, depreciation and amortization of $10.4 million, and the fair value of contingent forward contracts and warrant liabilities of $119.6 million. The decrease in net operating assets and liabilities primarily relate to decreases in operating assets of $17.8 million and decreases in operating liabilities of $3.2 million.

Cash Used in Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and continue to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.

Net cash used in investing activities of $420.7 million for the year ended December 31, 2021 was primarily attributable to capital expenditures. Net cash used in investing activities of $459.6 million for the year ended December 31, 2020 was entirely attributable to capital expenditures.

Cash Provided by Financing Activities

Since inception, we have financed our operations primarily from the issuances of equity securities, including convertible preferred stock, the proceeds of the Merger, and the 2026 Notes.

Net cash provided by financing activities of $7,136.4 million during the year ended December 31, 2021 was primarily attributable to gross proceeds of approximately $4,439.2 million from the Merger, $600.0 million of proceeds from the issuance of Legacy Lucid Series E Preferred Shares, $173.3 million of proceeds from the exercises of Public Warrants, $2,002.4 million in net proceeds from the issuance of the 2026 Notes, $3.0 million of proceeds from the issuance of Legacy Lucid Series D Preferred Shares, $8.1 million of proceeds from the exercises of stock options, and $41.9 million in proceeds from short-term insurance financing notes, partially offset by $15.9 million for the payment of transaction costs for the issuance of the 2026 Notes, $27.9 million for the payment of short-term insurance financing note, $3.1 million for the payment of finance lease liabilities, $3.0 million cash paid for the repurchase of Legacy

Lucid Series B Preferred Shares, $38.9 million paid for transaction costs related to the Merger, $20.7 million for the repurchase of treasury stock, and $22.1 million for employee tax withholding related to stock repurchases.

Net cash provided by financing activities of $1,290.5 million during the year ended December 31, 2020 was primarily attributable to $899.7 million of proceeds from the issuance of Legacy Lucid Series E Preferred Shares, $400.0 million of proceeds from the issuance of Legacy Lucid Series D Preferred Shares and $3.3 million of proceeds from the exercises of stock options, partially offset by the $12.1 million repurchase of Legacy Lucid Series C Preferred Shares.

Critical Accounting Policies and Estimates

The consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. For additional information about our accounting policies, see Note 2—Summary of Significant Accounting Policies in the consolidated financial statements included elsewhere in this prospectus.

Inventory Valuation

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost for vehicles, which approximates actual cost on a first-in, first-out basis. We record inventory write-downs for excess or obsolete inventories based upon assumptions about current and future demand forecasts. If our inventory on-hand is in excess of future demand forecast, the excess amounts are written-off.

Inventory is also reviewed to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires us to determine the selling price of our vehicles less the estimated cost to convert the inventory on-hand into a finished product. Once inventory is written-down, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Stock-Based Compensation

We have granted stock-based awards consisting primarily of incentive and non-qualified stock options and restricted stock units (“RSUs”) to employees, members of our board of directors, and non-employees.

Stock Options

Stock options generally vest over four years, and the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. Stock options generally expire 10 years from the date of grant and are exercisable when the options vest. Stock-based compensation expense for stock options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the date of grant. We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value of our underlying Class A common stock, expected Class A common stock price volatility, expected dividend yield of our Class A common stock, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model are estimated as follows:

Fair value of Class A common stock—The fair value of our Class A common stock was estimated because our Class A common stock had not yet been publicly traded prior to the Merger.

Expected Volatility—The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading in our Class A common stock prior to the Merger.

Dividend Yield—The expected dividend yield was zero as we had never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate—The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

Expected Option Term—The expected option term represented the period that the Lucid Group Options were expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgment in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our Class A common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock- based compensation expense.

RSUs

RSUs are subject to both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is typically satisfied equally over four years with a cliff vesting period of one year and continued vesting in equal quarterly installments thereafter. The performance-based vesting condition was satisfied upon the Closing of the Merger. These qualifying liquidity events were not deemed probable until consummated, and therefore, stock-based compensation related to these RSUs remained unrecognized prior to the consummation of the Merger.

We estimate the fair value of RSUs based on the estimated fair value of our underlying Class A common stock as of the date of the grant. Stock-based compensation for RSUs is generally recognized on a graded vesting basis over the requisite service period once the performance condition is satisfied. Stock-based compensation for RSUs that vest based only on continuous service is recognized on a straight-line basis over the requisite service period.

CEO RSU Award

In March 2021, our board of directors approved the grant of RSUs to Peter Rawlinson as Lucid’s CEO (the “CEO RSU Award”) to encourage Mr. Rawlinson to focus on the long-term success of Lucid. The CEO RSU Award is comprised of RSUs that are subject to performance and service conditions (the “CEO Time-Based RSUs”) and RSUs that are subject to performance and market conditions (the “CEO Performance RSUs”), as described further below.

CEO Time-Based RSUs—The performance condition was satisfied upon the Closing of the Merger. The service conditions will be satisfied in 16 equal quarterly installments on March 5, June 5, September 5, and December 5 beginning on the first quarterly installment date that is at least two months after the Closing, which was December 5, 2021, provided that Mr. Rawlinson remains in continuous service through each vesting date.

The grant date fair value of the CEO Time-Based RSUs will be recognized using a graded vesting attribution method over the service period for each tranche. The grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying Class A common stock as of the date of the grant.

CEO Performance RSUs—The performance condition was satisfied upon the Closing of the Merger. The market conditions will be satisfied based upon the achievement of certain market capitalization goals of Lucid Group and the continued employment of Mr. Rawlinson at each vesting date during the five-year period beginning after the Closing of the Merger. The CEO Performance RSUs will vest only if Lucid Group achieves the Lucid Group market capitalization targets, which if achieved, would allow Lucid Group’s other stockholders to benefit from the increases in our market capitalization. The Lucid market capitalization targets will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or other similar changes in capitalization or corporate events.

The grant date fair value of the CEO Performance RSUs will be recognized using a graded vesting attribution method over the estimated requisite service periods for the five tranches, regardless of whether the Lucid Group market capitalization targets are achieved. If the Lucid Group market capitalization targets are met sooner than the requisite service period, the stock-based compensation expense will be adjusted to reflect the cumulative expense associated with the vested award.

In January 2022, the market capitalization condition was met for four of the five tranches of CEO Performance RSUs, representing 13,934,271 performance RSUs. The vesting of these four tranches was subject to continuous service, and review and certification by the Board of Directors, which occurred in March 2022. As of December 31, 2021, the unamortized expense related to these four tranches amounted to $85.4 million which was recognized as a stock-based compensation expense upon vesting.

Tax Withholding—During the first year following the Closing of the Merger, we expect that we will settle tax withholding obligations in connection with any vesting of the CEO RSU Award through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. However, in each instance of vesting, we will assess the facts and circumstances at that time to determine the appropriate method of tax settlement, which could include the satisfaction of tax withholding obligations via open market “sell to cover” sales by our CEO to the extent required to cover such obligations. The amount of the tax withholding due on each vesting and net settlement date will be based on the fair value of the Class A common stock on such vesting and net settlement date. Depending on the fair value of the Class A common stock and the number of RSUs vesting on any applicable vesting and net settlement date, such net settlement could require us to expend substantial cash funds to satisfy tax withholding.

Common Stock Warrant Liability

We accounted for Private Placement Warrants to purchase shares of Lucid Group Class A common stock as liabilities at their estimated fair value because these Private Placement Warrants are not deemed indexed to our Class A common stock. The warrants were recorded at fair value upon issuance and were subject to remeasurement to fair value at each reporting period, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss. A portion of our Private Placement Warrants are subject to certain contingent forfeiture provisions.

The fair value of the Private Placement Warrants that are not subject to the contingent forfeiture provisions was estimated using a Black-Scholes option pricing model that takes into account the contract terms as well as the quoted price of our Class A common stock in an active market. The volatility is based on the actual market activity of our peer group as well as our historical volatility. The expected life is based on the remaining contractual term of the warrants, and the risk-free interest rate is based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the warrants’ expected life.

The fair value of the Private Placement Warrants that are subject to the contingent forfeiture provisions was estimated using a Monte-Carlo simulation, which involved random iterations of future stock-price paths over the contractual life of the Private Placement Warrants, including the probability distribution of outcomes, the payoff to the holder was determined based on the achievement of the various market thresholds within each simulated path. The present value of the payoff in each simulated trial is calculated, and the fair value of the liability is determined by taking the average of all present values.

See Note 9—Common Stock Warrant Liability and Note 12—Earnback Shares and Warrants to the consolidated financial statements included elsewhere in this prospectus for more information.

Contingent Forward Contract

We accounted for the contingent forward contract to purchase Legacy Lucid Series E Preferred Shares as a derivative liability because the contingent forward contract could require us to issue additional stock at a future date. The contingent forward contract was recorded at fair value upon issuance and was subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss. The fair value of the contingent forward contract liability for the Legacy Lucid Series E Preferred Shares issued in February 2021 and April 2021 was determined based on the forward payoff, which was determined as the difference between the estimated Legacy Lucid Series E Preferred Shares fair value and the $7.90 per share purchase price. We settled the contingent forward contract in April 2021.

See Note 7—Contingent Forward Contracts to the consolidated financial statements included elsewhere in this prospectus for more information.

Convertible Preferred Share Warrant Liability

We accounted for warrants to purchase shares of Legacy Lucid Series D Preferred Shares as liabilities at their estimated fair value because these warrants obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants were recorded at fair value upon issuance and were subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss. We used a Black-Scholes model to calculate the fair value of the redeemable convertible preferred stock warrant liability. In February 2021, all outstanding warrants to purchase shares of Legacy Lucid Series D Preferred Shares were exercised.

See Note 10—Convertible Preferred Stock to the consolidated financial statements included elsewhere in this prospectus for more information.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the net amount that we believe is more-likely-than-not to be realized.

We make estimates, assumptions and judgments to determine our provision for Lucid Group’s income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this prospectus, have not been material, are recognized within provision for income taxes.

Recently Adopted Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus for more information.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

BUSINESS

Mission

Lucid’s mission is to inspire the adoption of sustainable energy by creating advanced technologies and the most captivating luxury electric vehicles, centered around the human experience.

About Us

Lucid is a technology and automotive company that is setting new standards with its advanced luxury electric vehicles (EVs). Today, Lucid (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) offers a refined customer experience at our own geographically distributed retail and service locations and through direct-to-consumer online and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Our focus on in-house technological innovation, vertical integration, and a “clean-sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space, with industry-leading EPA-accredited range of more than 500 miles on a single charge (depending on vehicle configuration). This range is enabled by an efficient, powerful powertrain that Lucid developed and builds in-house through vertically integrated manufacturing capacity. Our Space Concept underpins the Lucid Air’s design, merging a spacious interior with a smaller exterior profile that is reminiscent of a high-performance sports car. This achievement is enabled by our miniaturized drive-train components, which also result in increased storage capacity.

The Lucid Air is manufactured at our greenfield electric vehicle manufacturing facility in Casa Grande, Arizona, Advanced Manufacturing Plant-1 (“AMP-1”). Our manufacturing footprint in Casa Grande also includes the Lucid Powertrain Manufacturing Plant-1 (“LPM-1”), located a short distance from AMP-1. Once AMP-1 is fully built out, our vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. Our current manufacturing footprint has an annual output capacity of up to 34,000 vehicles per year followed by incremental build-out over time to deploy capital efficiently. Expansion activities are already underway to bring capacity at our Arizona site to 90,000 vehicles per year by the end of 2023 for production of both the Lucid Air and Project Gravity, with flexibility to shift production between vehicles based on demand. By building AMP-1 from a clean slate, we expect to achieve greater operational efficiencies and more consistent production quality than would be possible through outsourced manufacturing or adaptation of an existing facility. An emphasis on vertical integration of manufacturing capabilities provides us the opportunity to improve product margins relative to an out-sourced manufacturing arrangement. We expect to diversify our vehicle portfolio and increase production capacity through localization of manufacturing in other geographies.

We sell vehicles directly to consumers through our retail sales network and through direct online sales. As of December 31, 2021, we opened twenty retail Studios and service centers in North America. We believe that owning our sales network provides an opportunity to closely manage the customer experience, gather direct customer feedback, and ensure that customer interactions are on-brand and tailored to our customers’ needs.

We also operate an in-house vehicle service network, with brick-and-mortar service centers in various geographies and a mobile service fleet. In addition to our in-house service capabilities, we established and continue to grow an approved list of specially trained collision repair shops which also serve as a repair hub for our mobile service offerings in some cases. We have contracted with a third-party roadside assistance partner for urgent roadside needs. As a technology company, we also complement our in-house service offerings through remote vehicle diagnostics capabilities and over-the-air (“OTA”) updates. This combination of in-house capabilities, ancillary service partners, and remote support and update capability is expected to serve our customers’ high service expectations.

We began delivering the Lucid Air to customers in October 2021. We expect to launch additional vehicles over the coming decade. We have already commenced design and engineering work for Project Gravity, a luxury sports utility vehicle (“SUV”) that is expected to leverage many of the technological advancements and learnings from the Lucid Air. We expect to begin production of Project Gravity in the first half of 2024. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes.

We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems. By seeking to address the residential, commercial, and utility-scale energy storage markets, we can further address climate change through enhanced flexibility, efficiency, and stability of the electrical grid. We can also offer to customers an ability to add resiliency to their home’s power supply in the event of an outage through our future ESS products or the Lucid Air’s planned vehicle-to-grid (“V2G”) capabilities.

Beyond the sale of Lucid branded vehicles, we believe that our technological prowess and manufacturing capabilities present a further opportunity to generate revenue and combat climate change through the sale or licensing of electric vehicle powertrain and battery technology to third parties. Such powertrain and battery arrangements could facilitate and accelerate the shift to electrification for traditional automotive original equipment manufacturers (“OEMs”) and “capex-light” EV companies alike and thereby enable the global production of electric vehicles in greater volumes and at varying price points. We believe that the sale or licensing of our technology would also enable us to refine our manufacturing efficiencies and the real world, practical operation of our technologies.

Market Opportunity

The Lucid Air is a fully electric sedan that targets “Post-Luxury” consumers. We look past traditional definitions of luxury in order to appeal to customers who expect more. We recognize that luxury in the automotive space is shifting. While legacy luxury automakers emphasize status, opulence, and indulgence, the Lucid brand embraces elegance, modernity, sustainability, and a sense of well-being.

We believe we have the opportunity to define electric luxury by uniting our California aesthetic with our high-tech, Silicon Valley roots. Current luxury vehicles are based on traditions established by internal combustion automotive manufacture and design. We have the opportunity to be a leader in the next wave of innovation in the vehicle space. With the Lucid Air, Lucid targets consumers who desire electric vehicles with a high-end aesthetic and the accompanying luxury experience.

Our initial product, the Lucid Air, is positioned to compete in the global luxury car market.

We define the luxury automotive experience as one comprised of several essential elements, including: (i) luxury in product, with high-end comfort and significant attention to detail in design, content, materials, fit and finish, (ii) superior customer interaction, with high-touch customer interactions throughout both the sales cycle and ownership journey, and (iii) convenient service that exceeds that of a non-luxury automotive experience. We believe that our vehicles will be able to deliver the luxury experience that our target customers have become accustomed to, based on their experience owning traditional luxury vehicles.

Through an initial focus on the high-end luxury market, we intend to define an exclusive and recognizable brand that is synonymous with luxury. Over time, Lucid intends to develop and manufacture progressively more affordable vehicles in higher volumes. Our ultimate goal is to make an impact on the global climate crisis through mass production of sustainable transportation.

Increased government mandates for electrification, combined with consumers’ growing desire for clean energy vehicles, are driving electrification of the automotive industry at a rapid pace and on a global scale. The market is still nascent, with approximately 8% of global vehicle sales in 2021 being electric vehicles. This presents a significant opportunity for us to address unmet needs in this market.

The Lucid Air, which was named the 2022 MotorTrend Car of the Year® in November, 2021, is expected to help define Lucid as a brand. The design of the Lucid Air is intended to capture the potential of electrification through a fusion of art and science. As our flagship product, the Lucid Air is intended to establish the bar for excellence across all our future products and experiences. We started delivering vehicles to customers in North America in 2021. We plan to begin deliveries of the Lucid Air in additional markets in 2022.

Our second vehicle, Project Gravity, is planned as an electric luxury SUV underpinned by efficiency, performance, and a spacious interior to set it apart in the SUV class, similar to how the Lucid Air stands out in its class. Beyond the Lucid Air and Project Gravity, our business plan contemplates the release of additional vehicles through the next decade.

Competitive Strengths

●	Proven, Real World Validation. Our battery technology has been developed over the past decade and has been validated as world-class technology. Through our prototype and production vehicles and our role as the sole battery supplier to the premier EV racing series, our patented battery technology has driven more than 20 million real world miles since Lucid’s inception.
●	Highly Differentiated Performance. Our advancements in battery pack and drivetrain technology, created through a clean-sheet approach to engineering, have resulted in compelling performance and efficiency in our vehicles. The Lucid Air is available in a configuration with over 1,000 horsepower and the ability to accelerate from zero to 60 miles per hour in 2.5 seconds, translating to a projected quarter-mile time below ten seconds.
●	Revolutionary Powertrain Technology. Leveraging Lucid’s in-house powertrain technology, some variants of the Lucid Air have received independent validation by the EPA for an industry-leading estimated range in excess of 500 miles on a single charge. Some variants of the Lucid Air with 900V+ electrical architecture can achieve sufficient charge in approximately 22 minutes to travel 300 miles. This charging speed is facilitated by our Wunderbox. The Wunderbox is our multi-function, high-voltage, bi-directional charging unit that is expected to allow V2G capabilities, enabling a Lucid Air to serve as a back-up power source for residential applications in emergency outages. We plan to introduce this functionality via OTA updates.
●	Lucid Electric Advanced Platform (“LEAP”). The Lucid Air is underpinned by the Lucid Electric Advanced Platform or ‘LEAP’. This vehicle platform is designed to enable other vehicle variants on the same underbody as the Lucid Air, enabling greater speed to market and efficiency in capital deployment.
●	Directly Owned Manufacturing. Lucid vehicles are currently produced at Lucid’s AMP-1, the first purpose-built, greenfield EV manufacturing facility in North America. With the Lucid Air already in production, expansion activities are underway to enable the concurrent production of the Lucid Air and Project Gravity. Key elements of our vehicle engineering enable efficient and advanced manufacturing processes with a high degree of quality control. For example, the aircraft-inspired riveted and bonded monocoque body structure is designed to enhance structural efficiency and replace spot welds in the manufacturing process. Additionally, Lucid manufactures and assembles our complete electric powertrain at LPM-1, including assembly of battery packs, integrated drive units, and the Wunderbox. The LPM-1 facility was designed to facilitate the future establishment of similar facilities for an expanded, global manufacturing footprint for vehicles.
●	In-House Sales and Service. Consistent with the focus on quality in our manufacturing processes, we implement a direct sales and service strategy to maintain control over the customer experience and ensure that interactions are aligned with the Lucid brand. We enable this tight control over the customer experience by vertically integrating our sales operations instead of relying on a traditional outsourced dealership model. We are also scaling our own service operations to support customers, in addition to cultivating partnerships with body shop and other ancillary service partners that meet our expectations for customer service.
●	Product Design. Our first vehicle, the Lucid Air, fuses art and science to capture the potential of electrification. As our flagship product, the Air establishes the bar for excellence across all our products and experiences. Our “Space Concept” represents a technical breakthrough, achieved through a ground-up rethink in the way an automobile is designed. Our reimagining of the car has resulted in class-leading interior space for the driver, passengers, and storage within a compact, sporty, and efficient exterior.
●	Favorable Market Trends. As consumers seek brands that align with their values, we are positioned to address the wants and needs of a new generation of “post-luxury consumers.” The Lucid Air is the first true luxury electric vehicle and positions us to build its brand and reputation. By building the Lucid brand and achieving scale and efficiency in our manufacturing footprint, we believe we will have the opportunity over time to create more affordable and attainable technology to allow broader adoption in the EV space and the ability to capitalize on adjacent market opportunities such as marine, aviation, and stationary energy storage applications.

●	Management Team Experience. We have assembled a seasoned management team with deep experience in the automotive, EV, and disruptive technology spaces, led by Peter Rawlinson, who served as the Chief Engineer of the Tesla Model S program. The management team is rounded out by executives with significant industry experience from such companies as Apple, Tesla, Mazda, Audi, Volkswagen, General Motors, and Ford, among others.
●	Strategic Partnerships. We have established strong relationships with suppliers and partners to deliver the Lucid Air. We have battery cell supply agreements in place with leading suppliers in the electric vehicle space and a commercial partnership with Electrify America to deliver a differentiated charging experience for our customers.

Growth Strategy

We aim to create opportunity as an automotive company, an energy storage systems manufacturer and a technology supplier for other automotive OEMs and other applications such as aircraft (including eVTOL), heavy machinery, agriculture, and marine transportation.

●	Vehicle Roadmap. We have established a planned roadmap for future vehicle lines that includes a variety of vehicle types that are expected to perform well in various customer segments. By utilizing the Lucid Air to establish the brand, we plan to leverage economies of scale and efficiency of operations to unlock sales in more mass market segments. We will seek to establish a strong customer base in the luxury and premium vehicle markets across the globe.
●	International Expansion. We expect to establish manufacturing facilities in multiple geographies, including Asia-Pacific, the Middle East and potentially Europe in the coming years along with a retail footprint throughout each region. These manufacturing facilities could include facilities for component subassembly, vehicle kit reassembly, complete built unit vehicle production and/or energy storage systems. We believe that establishing a global manufacturing footprint will help us to grow the brand, scale the business and address market demand in the Asia-Pacific, Middle East and European markets, while also taking action to address climate change. We anticipate that localized supply chain, production, distribution and retail can yield cost savings and environmental benefits with reduced transportation of product to the customer. As part of this strategy, our business plan contemplates manufacturing facilities in the Kingdom of Saudi Arabia and China. We expect to begin construction of a manufacturing facility in the Kingdom of Saudi Arabia in the first half of 2022. See “—Manufacturing.”
●	Energy Storage Systems. We plan to leverage advancements in battery pack design and manufacture learned through development of the Lucid Air to produce stationary ESS solutions. This technologically adjacent business opportunity can leverage our extensive battery pack and battery management systems experience and expertise and has the potential to utilize the modular design of our battery pack to efficiently mass produce energy storage systems for residential, commercial and utility-scale applications. We intend to explore more cost-effective battery cell chemistries than those used in electric vehicle batteries, given the lower importance of gravimetrical energy density in ESS cells. We currently have a prototype ESS product operating at our headquarters in Newark, California.
●	Technology Outbound Sales & Licensing. We are actively engaged in supplying racing teams in the premier EV racing series with our battery packs and software. We expect to expand this technology division to supply our world class technology beyond the world of racing to help accelerate the adoption of EVs.

We are motivated to achieve a future where transportation is sustainable and works with the planet, not against it. The sale of technology solutions to traditional automotive OEMs would support that goal, as would sales to customers in the marine and aviation sectors. Our technology is modular and readily customizable, enhancing our suitability for build-to-print powertrain and battery solutions for other manufacturers.

Our Vehicles

The Lucid Air

We expect our first product, the Lucid Air, to define Lucid as a brand. The Air was recently named the 2022 MotorTrend Car of the Year® and is designed to fuse art and science to capture the potential of electrification. As our flagship product, the Air is intended to establish the bar for excellence across all our future products and experiences.

The Air is a state-of-the-art luxury electric sedan featuring a California-inspired design and underpinned by our race-proven battery and its powertrain technology. Featuring luxurious interior space in a mid-size exterior footprint, some variants of the Lucid Air offer an EPA-accredited range in excess of 500 miles on a single charge.

The Lucid Space Concept offers class-leading interior space and a massive front trunk (or “frunk”) with a capacity of over 280 liters. From the start of its development, we used the Lucid Space Concept to increase interior space. This new approach to sedan architecture takes advantage of our miniaturized EV drivetrain to deliver full-size interior volume within a mid-size exterior footprint. This technical breakthrough resulted in class-leading interior space for the driver, passengers, and storage within a compact, agile, and efficient exterior.

The Space Concept was achieved through a ground-up rethink in the way an automobile is designed. The launch edition of the Lucid Air offers a “bench” style rear seat that provides expansive space for three adults with class leading legroom. The Lucid Air’s interior is capped with a glass canopy that creates an even more extravagant sense of space. Despite its expansive interior, the Lucid Air is more compact on the exterior than leading internal combustion engine (“ICE”) vehicles in the same class and segment.

The centerpiece of the Lucid Air’s human-machine interface is its “Glass Cockpit,” a beautifully integrated, configurable infotainment system that is designed to provide a seamless connected experience for the driver. This system is presented on a compound three-screen display assembly that curves in front of the driver—including two touch screens. This display is designed to sit in the driver’s line of sight to increase operator safety and reduce time looking away from the road. The Glass Cockpit is augmented by a retractable center screen for a more immersive user interface.

The Lucid Air has the looks to match its advanced powertrain, with clean styling up front emphasized by slim headlights and a chrome strip that spans from one corner to the other. The hood features sculpting over the wheels to further emphasize power, and the windshield flows as one piece of glass all the way back to the B-pillar. The sleek lines work well with the Air’s short overhangs and large wheels. This pleasing shape is also functional, providing a low coefficient of drag at a mere 0.21 and enabling greater range and performance. Each of the Lucid Air’s interior themes is crafted with colors and materials that evoke iconic California locations at various times of day and night.

Efficiency is the ultimate measure of EV technology, and we believe our technology leads the industry in this respect, with efficiency of greater than 4.5 miles per kilowatt-hour for some variants of the Lucid Air. The highly aerodynamic design of the Lucid Air provides longer range, driving faster miles-per-minute charging and the ability to provide equivalent range with a smaller, lower-cost battery pack.

The Air’s advanced technology and efficiency have enabled us to design the Lucid Air to achieve both long range and high performance. These attributes have historically been mutually exclusive design goals, and the Lucid Air’s achievements in this regard further validates its technology.

The Lucid Air is offered at various price points with different specifications. The initial variant of the Lucid Air that we have begun to produce is the Lucid Air Dream Edition. The Dream Edition is the special edition launch version of the Lucid Air and is intended to compete with the flagship sedans from incumbent luxury automakers. We anticipate releasing three additional variants of the Lucid Air, stepping down in price and performance to make an EV that is more accessible to a broader audience.

As discussed in “—Technology” below, the Lucid Air is underpinned by the LEAP, which is designed to support other vehicle variants to enable greater capital deployment efficiency and speed to market.

Future Vehicle Programs

The first vehicle planned to share the Lucid Air’s components and systems is our Project Gravity, which we expect to start producing in the first half of 2024. We expect Project Gravity to achieve many of the same attributes that make the Lucid Air special, including a class-leading spacious interior in a more compact and efficient exterior. We anticipate that the use of carry over Air components will enable efficiency in design, engineering and capital expenditure deployment for Project Gravity. We expect to have installed production capacity of 90k units/year at AMP-1 coincident with the Project Gravity launch to accommodate for both Lucid Air and Project Gravity volumes.

We have also developed a roadmap with additional vehicles and platforms to make its vehicles more accessible at a variety of price points. We plan to start at the high end to establish our brand but expect to manufacture progressively more affordable vehicles in higher volumes over time.

Technology

We are a technology and automotive company. We seek to set new standards for sustainable transportation with the Lucid Air, and we do so in part by focusing on proprietary, in-house technology development. We have developed cutting-edge electric vehicle technology that we believe sets a new benchmark for EVs. Core to our DNA is the achievement of technical excellence.

Our in-house engineering team is focused on delivering innovation in all facets of vehicle development, including hardware and software development, vehicle design, and passenger comfort. The development of the Lucid Air was predicated on the premise that miniaturizing the powertrain would allow us to redesign what a car can be from the ground up.

We have refined our battery technologies over many years in real-world applications, including more than 20 million miles of vehicle testing and the supply of battery packs to all teams in the premier EV racing series. We have used the data accumulated from these activities to refine our technology and thoughtfully develop the Lucid Air.

We believe our in-house research and development organization establishes us as a leader across multiple technologies and areas of expertise. Our technological achievements include significant advancements to the core technologies that drive an electric vehicle. Areas where our in-house engineering has driven advancement include:

●	Battery Pack. The Lucid Air’s battery pack translates our motorsport experience and more than 20 million miles of real-world testing into a compact and energy dense unit that was developed in-house with a clean-sheet approach to engineering. The battery pack is designed to be scalable and modular, providing opportunities for cost and range variations as we develop future LEAP platforms. It is also designed for performance, with advanced end-cooling technology and an advanced low-resistance architecture to reduce heat loss and increase range.

Our battery pack incorporates battery cells from suppliers that have extensive experience in the development and manufacturing of cells for high-performance electric vehicle applications and robust battery cycle life. The battery cells incorporated into our battery packs are required to conform to our lofty standards, including with respect to our targets for range, energy density, recharge/discharge rates and other characteristics, and to support our compact, energy-dense battery pack form. We have battery cell supply agreements with these suppliers in place.

Our battery pack supports our vision to revolutionize EV technology through mass industrialization. Our single piece “brick” injection molded battery module is race derived yet designed for mass production, with electrical “bus bar” connectors that are integrally captured in the molding in a single operation — a profound technological advancement.

We believe the technology developed for the battery pack in the Lucid Air can transfer to our other vehicles, to the industrialization of mass-market vehicles, and to technologically adjacent markets. See “—Growth Strategy.”

●	Lucid Electric Advanced Platform. The LEAP platform was designed and developed in-house, incorporating our six key powertrain elements: (i) Battery Pack & Battery Management Software, (ii) Electric Motors, (iii) Power Electronics, (iv) Transmission, (v) Control Software and (vi) Two-Way Onboard Boost-Charger (with bi-directional features expected to be enabled by OTA at a later date). The LEAP structure is an enabling factor allowing the Lucid Space Concept to support class-leading interior and cargo room for a luxury or electric vehicle. We further expect to capture additional market share by diversifying our vehicle lineup supported by mid-size and larger platforms over time.
●	Integrated Electric Motor, Inverter and Transmission Drive Unit. Our motor and gearbox system utilizes permanent magnet motors that were developed in-house. Combining these motors with an inverter and an integrated gearbox and differential creates an advanced electric drive unit that weighs just 163lb (74kg) and is small enough to fit inside a carry-on roller bag.

The Lucid drive unit is capable of producing up to 670hp with power density up to 9.0hp/kg, depending on vehicle trim and variant. This compactness allows for one, two or even three units to be used to power a Lucid Air.

The enablers of these electric motor characteristics include a set of inventions that are part of our intellectual property portfolio. Most notably, a new motor winding technology has been introduced to increase power output and reduce electrical losses. The motor also features an innovative cooling system that more effectively removes heat from the stator winding, reducing losses and boosting efficiency.

The compactness of these electric drive units lays the foundation for our Space Concept vehicle design approach. The fully integrated transmission and differential also contribute to this approach. Together, these components comprise a unified, integrated rotational system that is both lightweight and extremely efficient. Meanwhile, we leverage a high voltage, silicon-carbide MOSFET (metal–oxide–semiconductor field-effect transistor) system in our inverters to increase efficiency, especially in real-world driving conditions.

The obsessive pursuit of lightweight construction contributes to overall efficiency, our technology improves the key components of its powertrain while extracting even more performance. For example, in September 2021, the Lucid Air Dream Edition Range received an official EPA-accredited rating of 520 miles of range which is the longest range of any vehicle on the EPA’s list. The top six vehicles on the EPA range list are Lucid Air variants. Less weight leads to increased efficiency, even as performance is elevated to new levels.

Finally, we have also achieved breakthroughs in the advanced thermal management system within our electric motors. We have patented our efficient cooling design, which enables even higher levels of efficiency and performance.

●	Bidirectional Charging. Our proprietary technology is designed to enable ultra-fast DC and bi-directional AC charging. The 900V+ architecture and our Wunderbox are key enablers inside the Air’s electrical platform. The Wunderbox is a multi-function unit, developed in-house to ensure compatibility with charging systems of differing voltages. It enables “boost-voltage” charging when needed, such as when connected to 400V charging infrastructure.

The Wunderbox is a key enabler for the Lucid Air’s industry-leading charging speeds. Our customers can charge up to approximately 300kW-DC at a DC fast charging station, such as those available through our partnership with Electrify America.

The Wunderbox is also designed to enable a wide array of future-ready, bi-directional power delivery features, such as V2G applications for situations such as managing home power outages. We expect to enable bi-directional functionality via an OTA update in the future.

●	Infotainment System. Our infotainment system is designed to provide a connected experience, both inside and outside the car. With highly advanced processing capabilities, the system is designed to leverage data analytics and OTA updates to improve and refresh the vehicle over time.

In the future, our customers will enjoy connectivity, including 4G LTE and Wi-Fi, as well as the ability to support Amazon Alexa integrations. In addition, customers have the ability to remotely access climate controls and updates on their vehicle through a mobile application.

Our user interface smartphone application is expected to allow our customers to set Lucid ID profiles for a personalized experience based on profiles rather than the settings in place when the last driver left the vehicle. In addition, we expect to evolve the car-to-driver relationship by enabling predictive analytics to provide shortcuts and assistance based on learned driving behaviors.

●	Lucid DreamDrive. The Lucid Air is equipped with an extensive sensor suite, high on-board computing power, and back-up systems for advanced driver assistance systems (“ADAS”) and, over time, autonomous driving systems. With 32 sensors onboard, the Lucid Air is expected to launch with the most comprehensive sensor suite among currently available production vehicles. Lucid Air includes certain features with Level 2 ADAS functionality and is capable of software upgrades via OTA update. Further, by collecting and analyzing fleet data, we expect to enhance our ADAS features and improve the Lucid experience over time.
●	Lucid’s Micro Lens Array Lighting. A revolution in optical technology, our in-house created and engineered Intelligent Micro Lens Array (“MLA”) headlights provide an incredibly homogeneous and luminant headlamp and lighting function.

The MLA system is designed to automatically adapt to driving situations and provide exceptional outward visibility that makes it easier to see — and avoid — objects on the road.

Manufacturing

We have built North America’s first greenfield, purpose-build EV manufacturing facilities, in Casa Grande, Arizona. Lucid’s manufacturing activities are carried out at Lucid’s vehicle manufacturing plant, AMP-1, and dedicated powertrain manufacturing facility, LPM-1. Vertically integrating key manufacturing activities provide Lucid the opportunity to improve product margins relative to an out-sourced manufacturing arrangement.

We carefully selected our Arizona site for several reasons, including infrastructure, talent, geographic location, proximity to a pre-existing automotive supply chain and dedicated support from state and local governments. The location of the facility also offers space for a large footprint and planned expansions.

AMP-1 began production of the Lucid Air in September 2021. Within AMP-1, we produce vehicles using innovative production processes and state-of-the-art equipment. Key elements of our vehicle engineering enable efficient and advanced manufacturing processes with a high degree of quality control. For example, the aircraft-inspired riveted and bonded monocoque body structure is designed to enhance structural efficiency and replace spot welds in the manufacturing process.

Lucid manufactures and assembles our complete electric powertrain at LPM-1, including assembly of battery packs, integrated drive units, and the Wunderbox. The LPM-1 facility was designed to facilitate the future establishment of similar facilities for an expanded, global manufacturing footprint for vehicles. We believe the same design is scalable for manufacturing to address opportunities in technology sales and licensing. See “—Growth Strategy.” These facilities are expected to position us to serve global electric vehicle markets with a standard product utilizing our in-house manufacturing processes.

We started the commissioning process for the AMP-1 and LPM-1 facilities in less than one year after breaking ground. As part of the commissioning, we tested our innovative production processes and state-of-the-art equipment to build our beta prototype test fleet and production-representative versions of the Lucid Air.

AMP-1 and LPM-1 were designed with expansion in mind. This approach to planning our facilities includes a state-of-the-art paint shop designed with the necessary footprint and specialized infrastructure to be expanded to accommodate the needs of planned future phases of the factory.

We began production of Lucid Air Dream Edition customer vehicles in September 2021 and commenced initial customer deliveries in October 2021. We have a multi-year plan to expand AMP-1 from its current output capacity of up to 34,000 units per year. Phase 2 of our manufacturing expansion was kicked off in mid-2021 and is expected to add up to 2.85 million square feet of manufacturing space to our facilities in Casa Grande. The Phase 2 expansion activities are expected to enable a 90,000 units per year installed capacity by the end of 2023. Future expansions of AMP-1 are being planned to account for the launch of future vehicle programs intended to be manufactured in Arizona and to accommodate growth in sales volumes. Once AMP-1 is fully built out, our vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. By building the factory from a clean slate and leveraging decades of industry experience, we expect to achieve (i) greater capital efficiencies, (ii) greater operational efficiencies, and (iii) consistent production quality. The key activities that currently take place in AMP-1 include body shell manufacture, painting of body shells, and general assembly. As part of the Phase 2 expansion, we are bringing stamping, powertrain production and logistics operations on-site.

We expect to build out our manufacturing footprint with manufacturing plants in additional geographies to service our expected global demand. A global footprint with localized manufacturing will enable us to serve market demand with locally manufactured vehicles, with the potential to facilitate cost savings and simpler logistics (which can also yield environmental benefits with reduced transportation of product to the applicable markets). The production processes in AMP-1 and LPM-1 were designed to be highly repeatable to standardize manufacturing operations and build efficiency in our capital planning and deployment. We plan to develop greenfield facilities across multiple geographies. Production and distribution consume energy, as with any manufacturer. We intend to localize production in an attempt to offset some of these energy needs, and we believe that our products will require less energy throughout their useful life than competing products. We are taking preliminary steps toward establishing production manufacturing operations in the Kingdom of Saudi Arabia and expect to begin construction of a manufacturing facility in the first half of 2022. Over time, this facility is expected to have a manufacturing capacity of up to 150,000 vehicles per year.

Go-To-Market Strategy

We have launched our go-to-market strategy through our online vehicle configurator. As of December 31, 2021, we had over 22,500 refundable reservations and non-refundable orders for cars yet to be delivered that reflect a potential order book greater than $2.2 billion. We believe that our customer traction is strong and has continued to grow as brand awareness has increased.

Our typical customer journey is expected to begin through our advanced digital platform. We use social media to educate customers regarding our brand identity, explain the creation of our technology and highlight the people behind our design and technology. The goal is to cultivate a sense of brand loyalty with our customers.

This initial engagement drives customers to our website to learn more about our story and the Lucid Air. On the website, customers can experience our online vehicle configurator, which provides an immersive and customizable opportunity to interact with our vehicles in a virtual setting. From there, we provide the customer with the option to either place a reservation online or visit one of our retail stores or gallery locations, which we refer to as “Studios.” We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. Customers have the option to visit a Studio in person, make their inquiries entirely online, or enjoy a combination of the two experiences.

In developing our Studios, we have partnered with leading California-based design firms to build a network of retail spaces to enable customers to experience the brand and our products in locations that underscore our design aesthetic. Like the Lucid Air, the interiors of Lucid Studios showcase color and material themes that represent specific locations within California, the Golden State, as well as our focus on innovation with immersive digital and technology experiences. Our Studios are intended to provide a pressure-free environment for our customers to comfortably experience the brand and our products. Like the Lucid Air itself, Lucid Studios draw inspiration from the beauty, innovation, and diversity of our home state of California.

Retail locations serve both as our sales channels and marketing tools in high-foot-traffic areas within urban areas. As of December 31, 2021, Lucid had twenty Studios and service center locations opened and expects to increase coverage throughout North America in 2022 and plans to enter the European and Middle East markets followed by the China market. These markets are rapidly adopting electric vehicles, and we believe that establishing a strong retail presence will enhance our opportunity to increase our share of our total addressable market.

With a focus on convenience, our service operations include vehicle and customer support at customers’ physical locations through our mobile service offerings and certified partners for roadside assistance and collision repairs, as well as through our network of brick-and-mortar service centers. The Lucid Air is also designed to enable OTA updates and remote diagnostics.

Rather than investing in a proprietary charging network, we have selected Electrify America as our primary high-power charging network partner in the United States. This partnership allows us to avoid the capital intensity of establishing our own network and provides our customers with access to an established network across the United States. Electrify America’s DC power levels of up to 350KW and network coverage were the key selection criteria in selecting it as a partner. We expect that Electrify America’s premium charging experience provides EV drivers with convenient charging locations that offer amenities like shopping, food and restrooms, and we believe this offering will provide a delightful experience to our customers.

Government Regulations and Credits

Environmental Regulations

We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are or may become subject govern, among other things, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation, and disposal of hazardous materials; the protection of the environment, natural resources, and endangered species; and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, state, provincial and local level is and will be an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by United States laws and regulations, standards adopted by regulatory agencies and the permits and licenses we are required to obtain. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties and orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Many countries have announced a requirement for the sale of zero-emission vehicles only within proscribed timeframes, some as early as 2030, and we as an electric vehicle manufacturer are already able to comply with these requirements across our entire product portfolio as we expand. Our competitors, by contrast, will need to reconcile an expensive infrastructure with factories and equipment tailored for production of ICE vehicles, along with workforces trained to produce ICE vehicles and intellectual property portfolios geared for ICE vehicles.

Emissions Credits

We expect that the manufacture, sale, and/or registration of Zero Emission Vehicles (“ZEVs”) in various regions will earn certain regulatory credits that we can sell to other manufacturers. This may include ZEV credits in up to 11 U.S. jurisdictions referred to collectively as the “ZEV States” that require compliance with program mandates (California, Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont). There are another four states in the process of entering into the program (Minnesota, Nevada, Virginia and Washington) and one state considering the program (New Mexico). This would also include Corporate Average Fuel Economy (“CAFE”) credits under the U.S. Department of Transportation standards, greenhouse gas credits from the U.S. Environmental Protection Agency (the “EPA”) and similar credits in each of Europe, Canada, and China.

ZEV credits are calculated under applicable regulation and are paid in relation to ZEVs sold and registered, including Battery Electric Vehicles (“BEVs”). ZEV programs generally assign ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California and ZEV States. Each vehicle sold and registered in the state earns a number of credits based on the drivetrain type and the all-electric range of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. BEVs receive between 1 and 4 credits per vehicle sold and registered in the state, based on range.

For reference, the ZEV credit requirement in California was 12.0% in 2021 and will rise to 22% in 2025. If a vehicle manufacturer does not sell enough EVs to meet its quota, it can choose to buy credits from other manufacturers who do or would be required to pay a $5,000 fine for each credit it is short. We expect this requirement to provide an opportunity to generate revenue from the sale of ZEV credits.

While we expect these environmental regulations to provide a tailwind to our growth, it is possible for certain regulations to result in margin pressures. For example, regulations that effectively impose electric vehicle production quotas on auto manufacturers may lead to an oversupply of electric vehicles, which in turn could promote price decreases. Changes to these incentives and regulations could affect our revenues and gross margins.

Other Credits and Benefits

We may benefit from additional opportunities under government regulations and legislation, such as the following:

●	Customer tax credits and other benefits arising from government regulation may spur interest in our products and business: a federal tax credit of up to $7,500 is available to U.S. purchasers of the Lucid Air Dream Edition and Grand Touring. Our future electric vehicles may be eligible for similar tax credits and other benefits; tax credits available to purchasers in other countries such as Norway, which currently waives various toll charges and road taxes and also exempts 25% VAT on the purchase of battery electric vehicles; and high-occupancy lane driving privileges available to purchasers in certain U.S. states such as California.
●	We may be eligible for various tax credits, abatements and other benefits, including: the federal 30C Alternative Fuel Infrastructure tax credit for alternative fuel infrastructure; the federal 48C manufacturing investment tax credit for investments in manufacturing facilities for clean energy technologies; the Qualified Facilities tax credit in Arizona; a California sales and use tax exclusion under the California Alternative Energy and Advanced Transportation Financing Authority; and other hiring and job training grants and income tax credits in both Arizona and California.
●	We may also be eligible for a loan pursuant to the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that our vehicles comply with applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in the United States, and an Executive Order from the CARB is required for vehicles sold in states that have adopted California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California emission standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 14 other U.S. jurisdictions that have adopted the stricter California emission standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware, Colorado, and Washington, D.C. An additional three states are in the process of adopting the California emission standards (Minnesota, Nevada, and Virginia), and one state is considering adoption (New Mexico).

Although the Lucid Air has zero emissions, we are required to seek an EPA Certificate of Conformity and, for vehicles sold in California or any of the other 14 U.S. jurisdictions that have adopted the stricter California emission standards, a CARB Executive Order. Compliance with the program is required in each state two model years following adoption of the program.

Vehicle Safety and Testing

Our vehicles are subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). The Lucid Air fully complies with all applicable FMVSSs without any exemptions, and we expect our future vehicles to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while we anticipate compliance, there is no assurance that we will comply with such changes under the final versions as enacted.

We must self-certify that our vehicles meet all applicable FMVSS, as well as the NHTSA bumper standard, or otherwise are exempt, before our vehicles can be sold in the United States. Numerous FMVSS will apply to our vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. We will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring our vehicles do not contain defects related to motor vehicle safety, recall requirements, the CAFE standards, Theft Prevention Act standards, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Reporting, foreign recall reporting, and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law requires inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.

We intend to expand our offerings outside of the United States, and in connection with such expansion our vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements, we are obligated to meet, the Lucid Air is engineered with the expectation that it will deliver overall five-star performance in the two main voluntary vehicle safety performance assessment programs, the U.S. New Car Assessment Program (“NCAP”) and the Euro NCAP. Five-star is the maximum attainable score. These programs have introduced several additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from legal requirements, such as side impact, but have higher performance requirements. Others are unique to the programs. Areas covered by these tests included:

●	Mobile Progressive Deformable Barrier;
●	Full Width Rigid Barrier;
●	Mobile Side Impact Barrier;
●	Side Pole;
●	Far Side Impact;
●	Whiplash;
●	Vulnerable Road Users (Pedestrians and Cyclists);
●	Safety Assist; and
●	Rescue and Extrication.

ADAS Regulations

We have equipped the Lucid Air with certain advanced driver assistance features. Generally, laws pertaining to driver assistance features and self-driving vehicles are evolving globally, and in some cases may create restrictions on advanced driver assistance or self-driving features that Lucid may develop.

While there are currently no U.S. federal regulations specifically pertaining to self-driving vehicles or self-driving equipment, NHTSA has published recommended guidelines on self-driving vehicles and retains the authority to investigate and/or act on the safety of any vehicle, equipment or features operating on public roads. Certain U.S. states also have legal restrictions on the operation, registration or licensure of self-driving vehicles, and many other states are considering similar restrictions. This regulatory patchwork increases the legal complexity with respect to self-driving vehicles in the United States.

In markets that follow the regulations of the United Nations Economic Commission for Europe, some requirements restrict the design of advanced driver assistance or self-driving features, which can compromise or prevent their use entirely. Other applicable laws, both current and proposed, may hinder the path and timeline to introducing such features in the markets where they apply. Other jurisdictions, including China, continue to consider self-driving regulation. Any implemented regulations may differ materially from those in the United States and Europe, which may further increase the legal complexity of advanced driver assistance and self-driving features and limit or prevent certain features.

Automobile Manufacturer and Dealer Regulation

In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where we are not licensed as a dealer, we expect to conduct the transfer of title out of the state. In certain such states, we expect to open Studios that serve an educational purpose and where the title transfer may not occur.

Some automobile dealer trade associations have challenged the legality of our operations and direct selling operations by OEMs in court and have used administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations have also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to our planned direct sales and service model. We expect dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to our business model; however, we intend to oppose such efforts to limit our ability to operate and intend to proactively support legislation that enables our business model.

Battery Safety and Testing Regulation

Our battery packs are designed to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the United Nations (“U.N.”) Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related U.N. Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. We plan to complete all applicable transportation tests for our battery packs, demonstrating our compliance with applicable regulations. We use lithium-ion cells in the high voltage battery packs in our vehicles. The use, storage and disposal of battery packs is regulated under federal law.

Our battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating our ability to ship battery packs by any method. These tests include:

●	Altitude simulation — simulating air transport;
●	Thermal cycling — assessing cell and battery seal integrity;
●	Vibration — simulating vibration during transport;
●	Shock — simulating possible impacts during transport;
●	External short circuit — simulating an external short circuit; and
●	Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition

We face competition from both traditional automotive OEMs and an increasing number of newer companies focused on electric and other alternative fuel vehicles. We expect this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions.

The Lucid Air and planned future vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive OEMs and electric and other alternative fuel vehicles from both new manufacturers and established automotive OEMs, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, including luxury automobile manufacturers, have electric vehicles available today, and other current and prospective automobile manufacturers are also developing electric vehicles. In addition, numerous manufacturers offer hybrid vehicles, including plug-in versions, with which our vehicles will also compete.

We believe the primary competitive factors on which we will compete include, but are not limited to:

●	product quality, reliability and safety;
●	range, efficiency and charging speeds;
●	product performance;
●	technological innovation, including with respect to ADAS features;
●	access to charging options;
●	design, styling and luxury;
●	service options and customer experience;
●	management team experience at bringing electric vehicles and other disruptive technologies to market;
●	manufacturing efficiency;
●	brand recognition and prestige; and
●	product price.

We believe that we are favorably positioned to compete on the basis of these factors. However, many of our current and potential competitors have substantially greater financial, technical, manufacturing, marketing and other resources than us. Our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, many of our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed ours. Furthermore, many of our competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions in the electric vehicle and luxury automotive markets may result in even more resources being concentrated in our competitors.

Facilities

We are headquartered in Newark, California and have manufacturing facilities in Casa Grande, Arizona. We currently do not own the land on which our material properties are situated; these properties are subject to various lease arrangements with third-party entities.

Excluding our growing portfolio of retail locations, a list of certain of our facilities are outlined below:

Address	Primary Use	Lease Expiry
7373 Gateway Blvd., Newark, CA	HQ (Lucid1)	09/30/30
7500 Gateway Blvd., Newark, CA	HQ (Lucid2)	09/30/30
7151 Gateway Blvd., Newark, CA	HQ (Lucid3)	12/31/26
317 S. Thornton Rd., Casa Grande, AZ	Manufacturing (AMP-1)	12/19/22	(1)
2592 E. Hanna Rd., Suites 115 and 120, Casa Grande, AZ	Manufacturing (LPM-1)	03/31/25	(2)
1115 W. Alameda Dr., Tempe, AZ	Logistics	02/28/26	(3)
1108 W Gila Bend Highway, Casa Grande, AZ	Logistics	06/14/24	(4)
Kingdom of Saudi Arabia	Future Manufacturing	2047
(1)	We have an option to purchase the AMP-1 property.
(2)	We have options to renew the LPM-1 lease through early 2035.
(3)	We have options to renew the Tempe lease through early 2036.
(4)	We have an option to renew the Gila Bend lease through 2026.

Legal Proceedings

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief.

Beginning on April 18, 2021, two individual actions and two putative class actions were filed in federal courts in Alabama, California, New Jersey and Indiana, asserting claims under the federal securities laws against the Company (f/k/a Churchill Capital Corp IV), its wholly owned subsidiary, Atieva, Inc. (“Lucid Motors”), and certain current and former officers and directors of the Company, generally relating to the Merger. On September 16, 2021, the plaintiff in the New Jersey action voluntarily dismissed that lawsuit. The remaining actions were ultimately transferred to the Northern District of California and consolidated under the caption, In re CCIV / Lucid Motors Securities Litigation, Case No. 4:21-cv-09323-YGR (the “Consolidated Class Action”). On December 30, 2021, lead plaintiffs in the Consolidated Class Action filed a revised amended consolidated complaint (the “Complaint”), which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of shareholders who purchased stock in CCIV between February 5, 2021 and February 22, 2021. The Complaint names as defendants Lucid Motors and the Company’s chief executive officer, and generally alleges that, prior to the public announcement of the Merger, defendants purportedly made false or misleading statements regarding the expected start of production for the Lucid Air and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company moved to dismiss the Complaint on February 14, 2022. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the Complaint will be successful or that it will avoid liability in these matters.

On December 3, 2021, the Company received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to an investigation by the SEC. Although there is no assurance as to the scope or outcome of this matter, the investigation appears to concern the business combination between the Company (f/k/a Churchill Capital Corp. IV) and Atieva, Inc. and certain projections and statements. The Company is cooperating fully with the SEC in its review.

On January 26, 2022, a purported shareholder of the Company filed a shareholder derivative action, purportedly on behalf of the Company, against certain of the Company’s officers and directors in California federal court, captioned Sahr Lebbie v. Churchill Capital Corporation IV, et al., 4:22-cv-00531-SK (N.D. Cal.). The complaint also names the Company as a nominal defendant. Based on allegations that are similar to those in the Consolidated Class Action, the complaint asserts claims for unjust enrichment, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, abuse of control, gross mismanagement and waste of corporate assets and a claim for contribution under Sections 10(b) and 21D of the Exchange Act in connection with the Consolidated Class Action. The Complaint seeks compensatory damages, interest thereon, certain corporate governance reforms, and attorneys’ fees and expenses. The Company is advancing defendants’ fees and expenses incurred in their defense of the action.

In addition, two separate purported shareholders of the Company filed shareholder derivative actions, purportedly on behalf of the Company, against certain of the Company’s officers and directors in California federal court, captioned Sahr Lebbie v. Peter Rawlinson, et al., Case No. 4:22-cv-00531-YGR (N.D. Cal.) (filed on January 26, 2022) and Zsata Williams-Spinks v. Peter Rawlinson, et al., Case No. 4:22-cv-01115-YGR (N.D. Cal.) (filed on February 23, 2022). The complaint also names the Company as a nominal defendant. Based on allegations that are similar to those in the Consolidated Class Action, the Lebbie complaint asserts claims for unjust enrichment, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, abuse of control, gross mismanagement and waste of corporate assets and a claim for contribution under Sections 10(b) and 21D of the Exchange Act in connection with the Consolidated Class Action and the Williams-Spinks complaint asserts claims for breach of fiduciary duty, gross mismanagement, abuse of control, unjust enrichment, contribution under Sections 10(b) and 21D of the Exchange Act, and aiding and abetting breach of fiduciary duty in connection with the Consolidated Class Action. The complaints seek compensatory damages, interest thereon, certain corporate governance reforms, and attorneys’ fees and expenses. The Company is advancing defendants’ fees and expenses incurred in their defense of the actions.

On April 1, 2022, a putative class action was filed by purported shareholder Victor Mangino under federal securities laws against Lucid Group, Inc. and certain officers of the Company relating to statements updated projections and guidance provided in the late 2021 to early 2022 timeframe. The complaint was filed in the Northern District of California, captioned Victor W. Mangino v. Lucid Group, Inc., et al., Case No. 3:22-cv-02094-JD. The complaint names as defendants Lucid Group, Inc. and the Company’s chief executive officer and chief financial officer, and generally alleges that defendants purportedly made false or misleading statements regarding delivery and revenue projections and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the complaint will be successful or that it will avoid liability in these matters.

At this time, the Company does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, including the matters referenced above, to be material to the Company’s business or likely to result in a material adverse effect on its future operating results, financial condition or cash flows should such proceedings be resolved unfavorably.

Intellectual Property

Intellectual property is important to our business. Our commercial success depends in part on our ability to obtain, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. We rely on a combination of patents, trademarks, trade secrets, know-how, continuing technological innovation, confidential information and other measures to develop and maintain our proprietary position including through employee, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.

Regardless of the coverage we seek under our existing patent applications, there is always a risk that alterations from our products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property. For this and other risks related to our proprietary technology, inventions and improvements, please see the section entitled “Risk Factors—Risks Related to Our Business and Operations—Risks Related to Intellectual Property.”

As of December 31, 2021, we owned approximately 170 issued U.S. patents, 85 pending U.S. patent applications, 191 issued foreign patents, 29 pending foreign patent applications and 11 pending Patent Cooperation Treaty patent applications.

As of December 31, 2021, we also owned 16 pending U.S. trademark applications, 3 registered U.S. trademarks as well as 137 registered foreign trademarks and 245 pending foreign trademark applications in approximately 31 countries worldwide in addition to the European Union.

As of December 31, 2021, we also owned 3 issued U.S. design patents, 35 pending U.S. design patent applications, plus 29 issued foreign design patents/industrial designs and 33 pending foreign design patent/industrial design applications.

We expect to develop additional intellectual property and proprietary technology as our engineering and validation activities proceed. Technologies that we have and intend to invest in and develop include engineering software, powertrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial and consistent with our overall intellectual property protection strategy.

In addition to the intellectual property that we own, we also procure key technologies under our supply chain agreements, and we license key technologies under our license agreements.

See “—Our Vehicles” and “—Technology” above for more information.

The terms of individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly-owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Furthermore, we rely upon trade secrets and know-how, confidential information, unpatented technologies, continuing technological innovation and other proprietary information to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights, technologies and information are difficult to protect. We seek to protect them by, in part, using confidentiality agreements with our employees and consultants and any potential commercial partners and collaborators and invention assignment agreements with our employees. We also have implemented or intend to implement confidentiality agreements or invention assignment agreements with our selected consultants and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require us to alter our development or commercial strategies, change our products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products or technologies may have an adverse impact on us. Given that patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the patent protection being sought by third parties and/or the priority of inventions covered by such patent applications. Moreover, we may have to participate in interference, revocation, derivation, re-examination, post-grant review, inter partes review or opposition proceedings brought by third parties or declared by the U.S. Patent and Trademark Office or an equivalent foreign body. See “Risk Factors—Risks Related to Our Business and Operations—Risks Related to Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Human Capital Resources

As of December 31, 2021, we employed approximately 3,900 employees globally. Most of our employees are based in Newark, California at our headquarters or in Casa Grande, Arizona at our electric vehicle manufacturing facility. In addition, many of our employees work throughout our retail store and service center network in major metropolitan areas throughout the United States and Canada.

None of our employees are represented by a labor union. We have never experienced any work stoppages and we believe that our employee relations are good.

We believe that our mission-first passion to inspire the adoption of sustainable transportation would not be possible without a broad array of experiences, professional and personal backgrounds, and individual identities across our team. We work hard to attract a pool of diverse candidates for all open positions. As of December 31, 2021, approximately 65% of Lucid’s employees in the United States were identified as Black or African American, Hispanic or Latino, Asian, American Indian or Alaskan Native, Native Hawaiian or Pacific Islander, and two or more races or ethnicities.

Our Culture

When design is led by inspiration, invention by insight, and engineering by experience we believe that nothing is impossible. Thinking beyond what is in front of us and designing for a world where life is the most important journey we will ever take, we believe in the dream ahead. Our relentless focus on innovation, luxury, and sustainability moves us toward a future where you no longer must choose between doing great things and doing the right thing.

We are a collective of future visionaries; those who can think and do differently, that thrive on challenge and collaboration. Inspired by infinite possibilities, we strive to make a profound difference in the world. We are a team that values innovation, harnesses our passions, and embraces the entrepreneurial mind of limitless potential. We recognize, welcome, and appreciate the unique experiences and diverse perspectives that each of our employees bring with them, that in turn fuel our shared successes.

We strive to foster an open, egalitarian culture where all ideas and concerns can be raised to any member of leadership. It is a core belief that each employee has a unique lens which helps propel Lucid’s mission forward. To that end, we urge all employees to communicate their thoughts and to use any channel they deem warranted to share their perspective towards our mission. This approach helps fuel innovation, prevent stumbling blocks, and engages all employees towards being a member of one, unified team.

Diversity, Equity and Inclusion

We are committed to cultivating a diverse, equitable, and inclusive company to enhance our culture and position Lucid for improved success. In 2021, we launched internal DEI initiatives such as employee training, employee resource groups (e.g. Women at Lucid, Veterans at Lucid, and Pride at Lucid), partnerships for recruiting (e.g. a nonprofit resource for disability inclusion (DisabilityIn), Fairygodboss (one of the largest career communities for women), the Society of Hispanic Professional Engineers (SHPE), and the Society of Women Engineers (SWE)). We are actively focused on building our DEI strategy with a people centric, data driven approach. We believe that our culture inspires passionate innovators to join Lucid from around the world, positioning us to influence positive change both within the company and externally with our partners.

Compensation and Benefits

We offer competitive compensation to attract and retain the best people in the world, and we help care for our people so they can focus on our mission. Our employees’ total compensation package includes market-competitive cash compensation and equity. We offer full-time employees’ equity at the time of hire and through annual equity grants because we want them to be owners of the company and committed to our long-term success.

Safety

We have instilled an expectation and culture of safety in our workplace. As a manufacturing company, we are committed to ensuring workplace health, safety and environmental protection for our employees, suppliers, business partners, customers, and all our stakeholders. We protect the health and safety of our employees through a proactive and systematic approach to safety and health management. For example, at our Arizona facility, we have onsite, at-the-ready medical support for any needed medical triage during emergencies. During the COVID-19 pandemic we have implemented robust protocols that meet or exceed CDC guidelines including establishing a 24/7 Response Team for employee questions and contact tracing, offering multiple onsite employee and dependent vaccination clinics, and have or will be implementing vaccination requirements for new hires, and for those seeking entry into many of our facilities. Additionally, in 2022 we are pursuing ISO 45001 certification for our Advanced Manufacturing Plant which establishes a system of continuous improvement to reduce occupational risk and improve worker safety.

Environmental Impact

As an electric vehicle company relentlessly focused on efficiency, our products are a key part of transforming the transportation space to a more sustainable model. Through our blend of performance engineered, battery electric powertrain systems with post-luxury design, we seek to entice luxury vehicle customers to switch from ICE vehicles to energy efficient, sustainable electric transportation. But having sustainable products alone is not enough; we are laying the groundwork for a holistic ESG strategy to maximize our ability to positively impact our environment and society, meet investor expectations, and instill pride and purpose in our employees and customers.

●	ESG Strategy: We are building the foundation of a leading environmental, social, and governance strategy and program. In 2021, we completed a high-level materiality assessment to identify key topics for our ESG strategy. This effort included insight on investors, ratings and rankings, company leadership interviews, research on peers and consumer trends, and a business/investor media review. Additionally, we formed our Environmental, Social & Governance ESG Steering Committee comprised of senior executive leaders, which is integral to the Company’s governance and strategy for ESG. Once we have built our internal capabilities for data collection and disclosure, we plan to begin high-level reporting on ESG performance, in alignment with leading industry standards.
●	Green Bond: In 2021, we issued an aggregate of $2.01 billion principal amount of 1.25% convertible senior notes, which have been designated as green bonds. This issuance was one of the largest green convertible offerings in market history to date, and it underscores our commitment to addressing climate change and environmental challenges. Lucid intends to allocate an amount equal to the net proceeds from the notes to finance or refinance, in whole or in part, one or more new or existing “Eligible Green Investments,” including the development, manufacture, or distribution of products, key components, and machinery related to electric vehicles or energy storage systems, as well as investments and expenditures related to renewable energy, energy efficiency, and sustainable water and waste management.
●	Product Efficiency: We are relentlessly focused on efficient use of the world’s resources, and we are proud that our vehicles have among the highest MPGe ratings in the Large vehicle class. Each extra mile that we extract per kWh of energy means less charging and fewer emissions from the electrical grid.
●	Expansion of Impact: After establishing our brand based on attention to detail and refinement, we intend to expand our product lineup to broaden our impact on the traditional automotive market. To further accelerate the shift to battery electric transportation, we intend to explore opportunities to sell or license build to print electric powertrain and battery solutions for other automakers to facilitate their adoption of sustainable transportation. We also intend to explore opportunities in adjacent markets such as aerospace and maritime applications.
●	Environmental Operations: In 2021, we began onsite renewable energy generation at our corporate headquarters in California and broke ground on a solar project at our manufacturing facility in Arizona. In 2022, we expect to expand our renewable energy generation and usage further across our network. Additionally, we recycle batteries that are part of the production process and are working on a strategy for end-of-life solutions including reuse of batteries for energy storage systems and closed-loop opportunities.

Governance

We recognize that sound governance practices are critical to ethical business practices and our overall success as an organization and business.

●	Corporate Governance: Our corporate governance best practices include: a majority independent Board under SEC and Nasdaq rules; a diverse Board with 3 female directors and 3 members of under-represented communities (in addition to two key female executive leaders added in 2021 (CFO and VP Software Validation)); an independent chairman of the Board; no “overboarded” directors; and no classified board structure (all directors must be elected every year).
●	Business Ethics: We have a publicly available Code of Business Conduct and Ethics and a framework to receive and investigate reports of policy violations.
●	Compliance: We are implementing a robust compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance and a reporting hotline which enables employees and service providers to share allegations of any legal or ethical matters on an anonymous basis.

MANAGEMENT

Executive Officers and Directors

The following persons are the members of our Board and our executive officers as of the date of this prospectus:

Name	Age	Title
Peter Rawlinson(4)	64	Chief Executive Officer and Chief Technology Officer and Director
Sherry House	50	Chief Financial Officer
Eric Bach	49	Senior Vice President, Product and Chief Engineer
Michael Bell	55	Senior Vice President, Digital
Turqi Alnowaiser(3)(4)	45	Director
Glenn R. August(1)(3)	61	Director
Nancy Gioia(4)	61	Director
Frank Lindenberg(1)(2)	58	Director
Andrew Liveris(2)(4)	68	Director
Nichelle Maynard-Elliott(3)	53	Director
Tony Posawatz(2)(4)	62	Director
Janet Wong(1)	63	Director
(1)	Members of the Audit Committee
(2)	Members of the Compensation Committee
(3)	Members of the Nominating and Corporate Governance Committee

(4)	Members of the Executive Committee

Executive Officers

Peter Rawlinson. Peter Rawlinson has served as our Chief Executive Officer and Chief Technology Officer and as a member of our board of directors since April 2019. He previously served as our Chief Technology Officer from 2013 to April 2019. Prior to joining our company, Mr. Rawlinson was Vice President of Vehicle Engineering and Chief Engineer of the Model S at Tesla, Inc., an electric vehicle company, where he led the engineering of the Model S from a clean sheet to production readiness while building the engineering team. Mr. Rawlinson was formerly Head of Vehicle Engineering at Corus Automotive, an advanced engineering consulting firm, Chief Engineer of Advanced Engineering at Lotus Cars and Principal Engineer of Advanced Body Structures at Jaguar Cars. Mr. Rawlinson holds a BSc from Imperial College, University of London.

We believe Mr. Rawlinson is qualified to serve as a director due to his experience as our Chief Executive Officer and Chief Technology Officer, as well as his extensive technical and operational expertise and experience in the automotive industry and the electric vehicle industry.

Sherry House. Sherry House has served as our Chief Financial Officer since May 2021. Before joining us, Ms. House served as the Treasurer & Head of Investor Relations at Waymo LLC, an autonomous vehicle technology company, from July 2020 to April 2021, the Director of Corporate Development from January 2019 to June 2020, and the Director of Business & Corporate Finance from August 2017 to January 2019. Prior to Waymo, she served as Vice President of Corporate Development at Visteon Corporation, an automotive electronics supplier, from December 2016 to August 2017 and as Managing Director at Deloitte Corporate Finance LLC, a global professional services firm, from November 2014 to December 2016, and as Senior Vice President from May 2011 to November 2014. Ms. House also previously held high level positions at GTCR, Alta Partners, and General Motors. Ms. House holds a B.S. in Mechanical Engineering and a B.S. in Industrial Engineering from Kettering University and a Master of Manufacturing Engineering and an M.B.A. from the University of Michigan. She is also a licensed and registered C.P.A. in the State of Illinois.

Eric Bach. Eric Bach has served as our Senior Vice President, Product and Chief Engineer since March 2021. Mr. Bach previously served as our Vice President, Hardware Engineering from September 2018 to February 2021 and as Senior Director, Body Engineering from April 2015 to August 2018. Prior to joining us, Mr. Bach was Director of Engineering at Tesla, Inc. from January 2012 to March 2015. From 2000 to December 2011, he served in a variety of engineering and program leadership roles at Volkswagen AG in both Germany and the United States. Mr. Bach holds a Diplom-Ingenieur degree from Friedrich-Alexander University in Erlangen, Germany.

Michael Bell. Michael Bell has served as our Senior Vice President, Digital since February 2021, and served as our consultant from August 2020 to February 2021. Prior to joining us, Mr. Bell served as Chief Technology Officer of electric vehicle startup Rivian, LLC from June 2019 until February 2020, and as the Chief Executive Officer and President of Silver Spring Networks, Inc., a networking platform and solutions provider for smart energy networks, from September 2015 until January 2018. Previously, from 2010 to 2015 he held various roles at Intel Corporation, a multinational technology corporation specializing in the production of semiconductor chips, including Corporate Vice President New Devices Group, Corporate VP Mobile and Communications Group and Corporate Vice President Ultra Mobility Group, and was head of Product Development at Palm, Inc. from 2007 to 2010. He worked at Apple, Inc. from 1991 to 2007 and played significant roles in development of Apple iPhone, iMac, AirPort and Apple TV products, serving as Vice President, CPU Software from 2002 to 2007. Mr. Bell has served on the board of directors of iRobot Corporation, a leading consumer robotics company, since March 2016. He holds a B.S. from the University of Pennsylvania.

Non-Executive Directors

Andrew Liveris. Andrew Liveris has served as chairman of our board of directors since April 2019. Previously Mr. Liveris served as the Chairman and CEO the Dow Chemical Company, a chemical corporation from November 2004 to July 2018 and as the Executive Chairman of Dow DuPont Inc., a chemical corporation from September 2017 to July 2018. Mr. Liveris also serves on the boards of directors of International Business Machines Corp., a technology company, Saudi Aramco, an integrated energy and chemicals company, NOVONIX Limited, a battery materials and technology company, and WorleyParsons Limited, an engineering company. Mr. Liveris holds a B.S. in Chemical Engineering from the University of Queensland and received an honorary Ph.D. in Science from his alma mater in 2005. Mr. Liveris was appointed as a special advisor to the Public Investment Fund.

We believe Mr. Liveris is qualified to serve as a director due to his decades of experience leading and overseeing large, complex global industrial enterprises, his knowledge of the technology, energy and chemical sectors, his extensive public policy expertise in the business/government interface, and his experience overseeing our growth as chairman of our board of directors.

Turqi Alnowaiser. Turqi Alnowaiser has served as a member of our board of directors since April 2019. Mr. Alnowaiser has served as Deputy Governor and Head of the International Investments Division at the Public Investment Fund of the Kingdom of Saudi Arabia, one of the largest sovereign wealth funds in the world, since June 2021, and previously served as Head of International Investments at the Public Investment Fund from October 2016 to June 2021. Mr. Alnowaiser previously served as Senior Advisor at the Public Investment Fund from October 2015 to September 2016, prior to which he held several executive roles at Saudi Fransi Capital, a leading financial services firm based in Saudi Arabia, including as Head of Asset Management. Before his career at Saudi Fransi Capital, Mr. Alnowaiser specialized in developing, managing, and regulating various financial products across asset classes at Morgan Stanley, the Capital Market Authority of Saudi Arabia, and the Saudi Industrial Development Fund. Mr. Alnowaiser has served on the board of directors of Hapag-Lloyd AG, an international shipping and container transportation company, since February 2018. Mr. Alnowaiser holds a B.A. in International Business from King Saud University and an M.B.A. from the University of San Francisco.

We believe Mr. Alnowaiser is qualified to serve as a director due to his extensive investing experience, leading global enterprises, and his experience in overseeing Lucid’s growth as a member of our board of directors since 2019.

Glenn R. August. Glenn R. August has been a member of our board of directors since July 2021 and was previously a member of Churchill’s board of directors. He has served as a vice president and director of T. Rowe Price Group, Inc., an investment management company, since December 2021 when T. Rowe Price Group acquired Oak Hill Advisors, L.P. to operate as a standalone business within T. Rowe Price. Mr. August is the Founder & Chief Executive Officer of Oak Hill Advisors, L.P. and has overall management responsibility for Oak Hill Advisors. In addition, he serves as global head of the firm’s distressed investment activities and chairs or serves on various firm committees, including the partnership, investment strategy and several fund investment committees. He co-founded the predecessor investment firm to Oak Hill Advisors in 1987 and took responsibility for the firm’s credit and distressed investment activities in 1990. Mr. August has played leadership roles in numerous restructurings and, since 1987, has served on more than eighteen corporate boards, including MultiPlan, Inc., a health care company, since October 2020. Mr. August also serves on the Board of Trustees of Horace Mann School and The Mount Sinai Medical Center, and on the Board of Directors of the Partnership for New York City and the 92nd St. Y. He earned an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.S. from Cornell University.

We believe Mr. August is qualified to serve as a director due to his extensive experience overseeing a wide range of public companies and his deep financial knowledge.

Nancy Gioia. Nancy Gioia has been a member of our board of directors since July 2021. Ms. Gioia served in various leadership positions at Ford Motor Company for over thirty years. At Ford, she served as the Director of Global Connectivity, Electrical and User Experience from September 2013 to September 2014, as Director of Global Electrification, User Interface, and Connectivity from April 2012 to September 2013, as Director of Global Electrification from November 2009 to April 2012, and as Director of Sustainable Mobility Technologies and Hybrid Vehicle Programs from November 2005 to November 2009. In those respective roles, she directed global strategy and planning for all aspects of connected vehicles and oversaw Ford’s multi-billion dollar electrified vehicle and technology portfolio. Additionally, Ms. Gioia has been the owner of Gioia Consulting Services since 2014, and from February 2019 to July 2021, she has served as Executive Chairman of Blue Currents, Inc., an energy storage startup company. Ms. Gioia has also served on numerous boards, including the boards of directors of Brady Corporation since 2013, Meggitt PLC since 2017 and Exelon Corporation from 2016 to 2018. Ms. Gioia serves on the University of Michigan-Dearborn Engineering Dean’s Strategic Advisory Board, since 2014 and from 2014 to 2017 served on the University of Michigan Electrical and Computer Engineering Advisory Council. Ms. Gioia holds a B.S. in Electrical Engineering from the University of Michigan-Dearborn and a M.S. in Manufacturing Systems Engineering from Stanford University.

We believe Ms. Gioia is qualified to serve as a director due to her decades of experience at a leading global automaker, her business expertise, and her extensive knowledge of the automotive industry.

Frank Lindenberg. Frank Lindenberg has served as a member of our board of directors since July 2021. Mr. Lindenberg served as the Chief Financial Officer of Mercedes-Benz Cars, a division of Daimler AG, a global automotive company, from March 2012 to

March 2020, and as Chief Financial Officer and a member of the Board of Management of Mercedes-Benz AG, a subsidiary of Daimler AG, from October 2019 to March 2020. Mr. Lindenberg also served as the Chief Financial Officer and member of the divisional Board of Management of Daimler Trucks and Buses from June 2009 to February 2012. Prior, Mr. Lindenberg served as the Vice President Finance Transformation Organization for Daimler AG from September 2006 to May 2009. Mr. Lindenberg enjoyed a career of almost 30 years in various roles at Daimler. He holds a Diplom-Oeconom degree from the University of Hanover in Hanover, Germany.

We believe Mr. Lindenberg is qualified to serve as a director due to his experience leading a global automaker, his financial management expertise, and his deep knowledge of the automotive industry.

Nichelle Maynard-Elliott. Nichelle Maynard-Elliott has been a member of our board of directors since July 2021. Ms. Maynard-Elliott has served as a director of Xerox Holdings Corporation since May 2021 and Element Solutions Inc., a specialty chemicals company since August 2018. She previously served as the Executive Director, M&A, for Praxair, Inc., a leading industrial gas and engineering company, from July 2011 to May 2019, and as Assistant General Counsel and Senior Counsel at Praxair from July 2007 to 2011 and 2003 to 2007, respectively. Ms. Maynard-Elliott has served as trustee of The Advisors’ Inner Circle Fund III, including four of its affiliated funds and director of Chiron Capital Allocation Fund Ltd since June 2021. She holds a B.A. in Economics from Brown University and a J.D. from Columbia University School of Law.

We believe Ms. Maynard-Elliott is qualified to serve as a director because of her experience overseeing complex enterprises as a public company director, her experience evaluating business strategies and investment opportunities, and her extensive legal and financial management expertise.

Tony Posawatz. Anthony “Tony” Posawatz has served as a member of our board of directors since April 2019. Mr. Posawatz has also served as President and Chief Executive Officer of Invictus iCAR (Innovation Consulting Advisory Resources) LLC, a company focusing on automotive-technology advancement, since August 2013. He formerly led vehicle development of the Chevrolet Volt at General Motors and served as the President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. Mr. Posawatz currently serves as a director of Beam Global, a manufacturer and retailer of solar electric vehicle charging stations. He also serves as a board member and advisory board member to numerous private companies. Mr. Posawatz holds a B.S. in Mechanical Engineering from Wayne State University and an M.B.A. from Dartmouth College, Tuck School of Business.

We believe Mr. Posawatz is qualified to serve as a director because of his expertise in electric vehicle and other mobility technologies, his experience bringing electric vehicles to market, his knowledge of the global automotive industry and his experience overseeing our growth as a member of our board of directors.

Janet S. Wong. Janet S. Wong has been a member of our board of directors since July 2021. Ms. Wong is a licensed Certified Public Accountant with more than 30 years of public accounting experience. She is a partner (retired) with KPMG LLP, an international professional services firm, where she served as a National Industry Practice Lead Partner. Ms. Wong has served as a director of Enviva Inc., a global energy company, since May 2015, a director of Allegiance Bancshares, Inc., a commercial banking organization, since April 2020 and a director of Lumentum Holdings Inc., a manufacturer of innovative optical and photonic products since September 2020. She served on the advisory board of Big Controls Inc., a business intelligence and analytics company, from May 2016 to May 2020. Ms. Wong is on the Board of Trustees for the Computer History Museum, the Board of the Louisiana Tech University Foundation, and the Board of the Tri-Cities Chapter of the National Association of Corporate Directors. She holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from Golden Gate University. She is a NACD (National Association of Corporate Directors) Certified® Director.

We believe Ms. Wong is qualified to serve as a director because of her many years of public accounting experience serving global companies, her deep financial and risk management expertise, and her experience advising sophisticated enterprises in the consumer markets, energy, manufacturing, and technology sectors.

Corporate Governance

Controlled Company Exemption

As of March 15, 2022 our majority stockholder, Ayar, owned approximately 61% of our Class A common stock. As a result, we are a “controlled company” within the meaning of Nasdaq rules and, as a result, we qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Ayar also has the ability to nominate five of the nine directors to our board of directors. Although as of the date of this prospectus, we do not utilize any of these exemptions, we may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.”

Board of Directors

Our business and affairs are organized under the direction of the Board. Our Board consists of nine (9) members. Andrew Liveris is the Chairman of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to management. Our Board will meet on a regular basis and additionally, as required.

In accordance with the Investor Rights Agreement, Turqi Alnowaiser, Frank Lindenberg, Andrew Liveris, Nichelle Maynard-Elliott and Tony Posawatz were designated for nomination by Ayar to the Board of Directors and nominated by the Nominating and Corporate Governance Committee and the Board.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of listed company’s board of directors. As a controlled company, we are largely exempt from such requirements. Our Board has determined that each of the directors on our Board other than Peter Rawlinson qualify as independent directors, as defined under the listing rules of Nasdaq, and our Board consists of a majority of independent directors, as defined under the rules of the SEC and the listing rules of Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Role of the Board in Risk Oversight

Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to our Board by the audit committee. The audit committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Committees of the Board

Our Board has an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website. Information on or that can be accessed through such website is not part of this prospectus. Our Board may from time to time establish other committees.

Audit Committee

The audit committee consists of Janet Wong, Glenn R. August and Frank Lindenberg, with Janet Wong serving as chairperson. Our Board has determined (i) that each of Janet Wong, Glenn R. August and Frank Lindenberg satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC and (ii) that Janet Wong qualifies as an “audit committee financial expert” as defined in the SEC rules and regulations and satisfies the financial sophistication requirements of Nasdaq. The audit committee is responsible for, among other things:

●	selecting and hiring our registered public accounting firm;
●	evaluating the performance and independence of our registered public accounting firm;
●	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
●	reviewing the integrity of our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
●	overseeing procedures for the treatment of complaints relating to accounting, internal accounting controls or audit matters;
●	reviewing and discussing with management and the registered public accounting firm the results of the annual audit, our quarterly financial statements and our publicly filed reports;
●	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
●	reviewing and approving in advance any proposed related-person transactions; and
●	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

The compensation committee consists of Andrew Liveris, Frank Lindenberg and Anthony Posawatz, with Andrew Liveris serving as chairperson. Our Board has determined that each of Andrew Liveris, Frank Lindenberg and Anthony Posawatz satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The compensation committee is responsible for, among other things:

●	determining, or recommending to the Board for determination, the compensation of our executive officers, including our chief executive officer;
●	administering our equity compensation plans;
●	overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and

●	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Turqi Alnowaiser, Glenn R. August and Nichelle Maynard-Elliott, with Turqi Alnowaiser serving as chairperson. Our Board has determined that each of Turqi Alnowaiser, Glenn R. August and Nichelle Maynard-Elliott satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending candidates for membership on our Board, including the consideration of nominees submitted by stockholders, and to each of the Board’s committees;
●	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;
●	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;
●	reviewing conflicts of interest of our directors and officers and proposed waivers of our corporate governance guidelines and code of business conducts and ethics; and
●	evaluating the performance of our Board and its committees.

Executive Committee

The executive committee consists of Andrew Liveris, Turqi Alnowaiser, Nancy Gioia, Anthony Posawatz and Peter Rawlinson, with Andrew Liveris serving as chairperson. The executive committee reviews, discusses with management and makes recommendations regarding the implementation and execution of our business plan, operational performance and certain other matters and approves transactions below certain thresholds set by our Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our executive officers. The full text of the code of business conduct and ethics is available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Information on or that can be accessed through our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board.

Involvement in Certain Legal Proceedings

Tony Posawatz, one of our non-employee directors, served as President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. In late 2013, after Mr. Posawatz had left his position, Fisker Automotive filed for bankruptcy protection.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program in 2021 for our named executive officers (“NEOs”), including our compensation philosophy and process, the objectives and elements of the program and the material factors considered in making compensation decisions.

Our NEOs were among the executive officers of Atieva, our predecessor entity, prior to the Merger and became our executive officers following the Merger. The compensation of these executive officers for the portion of 2021 that occurred prior to the Merger was determined by the board of directors of Atieva (the “Atieva Board”) or the compensation committee of Atieva (the “Atieva Committee”), not by our current Board or Compensation Committee, which were constituted in connection with the Merger.

Our NEOs for 2021 include (i) our Chief Executive Officer/Chief Technology Officer (“CEO”), (ii) our Chief Financial Officer (“CFO”) and (iii) our two other executive officers serving as of December 31, 2021 (we did not have any other executive officers as of such date). Michael Klein and Jay Taragin, Churchill’s CEO and CFO, respectively, prior to the Merger, did not receive any compensation for services rendered to us in 2021 (except that The Klein Group, LLC, an affiliate of the Sponsor and Mr. Klein, received fees for financial advisory services provided to Lucid post-Merger. See “Certain Relationships and Related Party Transactions”).

Our NEOs for 2021 are:

Name	Position
Peter Rawlinson	Chief Executive Officer and Chief Technology Officer
Sherry House	Chief Financial Officer
Eric Bach	Senior Vice President, Product and Chief Engineer
Michael Bell	Senior Vice President, Digital

Executive Summary

Key Accomplishments

2021 Pay Actions in Connection with Key Accomplishments

We believe our executive compensation program provides effective incentives for our NEOs to lead us to achieve significant future growth, thereby producing long-term value for our stockholders. In light of key accomplishments over the past several years and with a view towards the future, our Compensation Committee or, prior to the Merger, the Atieva Committee, approved the following pay actions for our NEOs, each of which is more fully described below in this CD&A:

Pay Element	Pay Action
Base Salary
●
To align our NEOs’ cash compensation with competitive public company levels, our Compensation Committee increased the base salaries of Messrs. Rawlinson and Bach by 15% and 13%, respectively, effective August 2021.

Annual Incentive
●
Prior to the Merger, the Atieva Committee approved our 2021 annual cash bonus program, a significant portion of which was based on the timing of our start of production and customer deliveries of the Lucid Air. In November 2021, our Compensation Committee approved a payout under our 2021 annual cash bonus program given the successful achievement of the start of production and start of customer deliveries of the Lucid Air, as well as our NEOs’ respective contributions to Lucid’s overall success in 2021.

Long-Term Incentives
●
Prior to the Merger, Messrs. Bach and Bell and Ms. House were granted long-term incentive awards in the form of restricted stock units (“RSUs”) with time-based vesting. Mr. Bach’s award was granted in recognition of his performance and contribution to, and to further incentivize his retention with, the Company. Mr. Bell’s and Ms. House’s awards were granted in connection with their commencement of employment in 2021.
●
After the signing of the Merger Agreement but prior to the closing of the Merger, Mr. Rawlinson was granted a long-term incentive award in a mix of performance-based and time-based vesting RSUs, which was based on meeting certain market capitalization objectives and subject to the closing of the Merger. This award was granted in recognition of Mr. Rawlinson’s years of dedication and leadership in driving the company’s technological innovation and transformation and his critical importance to the success of the company before, during and after the Merger. At the time of the grant, Mr. Rawlinson did not have any unvested equity awards and this award was intended as a way to align Mr. Rawlinson’s long-term interest with that of the company and its stockholders. This award is described in more detail under “Pre-Merger CEO Compensation” below.

CEO Transaction Bonus
●
After the signing of the Merger Agreement but prior to the closing of the Merger, the Atieva Board approved a $2 million cash transaction bonus payable to Mr. Rawlinson, subject to the closing of the Merger and Mr. Rawlinson’s continued employment through the closing of the Merger. The bonus was awarded in recognition of Mr. Rawlinson’s leadership throughout the Merger process.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate top-level talent who possess the skills and leadership necessary to grow our business and enable long-term value creation by (i) providing compensation packages that are competitive with market practice and drive and reward the achievement of our business objectives; (ii) closely aligning the interests of our NEOs with those of our stockholders by providing a significant portion of our NEOs’ compensation in equity and, with respect to our CEO, linking a significant portion of his compensation to performance-based results and (iii) appropriately aligning compensation with both short-term and long-term Company performance measures and strategic objectives.

To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of company and individual performance goals are rewarded.

Our executive compensation program design includes a mix of three key compensation elements—(i) base salary, (ii) short-term cash incentive awards and (iii) long-term equity incentive awards. In determining the amount of each compensation element awarded to our NEOs, our Compensation Committee looks at each NEO’s overall compensation package, as well as the amount of each compensation element for the NEO relative to both internal and external pay to determine whether such amounts and the overall mix of compensation elements for the NEO’s role further the principles and objectives of our executive compensation program. Being a technology company, in addition to an automotive company, we seek to hire and retain experienced talent from the competitive technology sector, who have the ability to lead across multiple disciplines and through our highly regulated industries.

While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor. As we continue to grow as a public company, the Compensation Committee intends to annually review and analyze market trends and adjust the design and operation of our executive compensation program from time to time as it deems appropriate, and will consider the extent to which the compensation of our executive officers should be further linked to performance-based results.

Executive Compensation Best Practices

Our executive compensation program is guided by the following corporate governance best practices designed to protect the interests of our stockholders:

●	Independent Compensation Committee. Our Compensation Committee consists only of independent directors, even though, as a controlled company, we are not required to have an independent compensation committee under Nasdaq rules.
●	Balanced Short-Term and Long-Term Compensation. We balance short- and long-term incentives to discourage short-term risk-taking at the expense of long-term results.
●	Maintain an Independent Compensation Committee Advisor. Our Compensation Committee engages its own independent compensation consultant.
●	No Special Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements with our NEOs that are different from or in addition to those offered to our other employees.
●	No “Single-Trigger” Change in Control Arrangements. We do not provide for “single-trigger” acceleration of compensation or benefits solely upon a change in control.
●	Conduct Annual Compensation Review. The Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a market assessment of executive pay practices.
●	Performance Based. Our compensation is tied to both individual performance and company performance in terms of size, measures of success and continued eligibility.
●	No Excise Tax “Gross-Ups.” We do not provide any “gross-ups” for excise taxes that our employees might owe as a result of the application of Sections 280G or 4999 of the Code.
●	Perform Annual Compensation-Related Risk Assessment. We have strong risk and control policies, we take risk management into account when making executive compensation decisions, and we conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management.
●	No Excessive Perks. We do not provide material executive perquisites to our NEOs.

●	Do Not Permit Hedging or Pledging. We prohibit directors and employees, including our NEOs, from hedging and pledging Lucid securities.

As we continue to transition from a newly public company to a more mature public company, we will continue to evaluate our compensation program relative to similarly situated companies.

Executive Compensation Process

Role of the Compensation Committee and Management

With respect to the portion of 2021 that preceded the closing of the Merger, our executive compensation program was administered by the Atieva Committee. Since the closing of the Merger, our executive compensation program has been administered primarily by our Compensation Committee, which is comprised entirely of independent directors (even though, as a controlled company, we are not required to have an independent compensation committee under Nasdaq rules). The Compensation Committee establishes our overall compensation philosophy and objectives, and is responsible for establishing, overseeing and evaluating our executive compensation program. The Compensation Committee reviews and assesses whether our executive compensation program aligns with our compensation philosophy and objectives, and approves the specific compensation of our NEOs, other than the compensation of our CEO and equity grants to our NEOs, where the Compensation Committee makes recommendations to our Board. Following such recommendation, and after discussion with the members of the Compensation Committee regarding their assessment and recommendations, the Board approves CEO compensation and equity grants to our NEOs.

The Compensation Committee also consults with members of our management team, including our CEO and our Vice President of People when making compensation decisions. Our CEO works closely with the Compensation Committee and provides the Compensation Committee with performance assessments and compensation recommendations for each NEO (other than himself), based on each NEO’s level of performance and corporate performance. While the Compensation Committee considers our CEO’s recommendations, the Compensation Committee ultimately uses its own business judgment and experience in approving, or making recommendations to the Board where applicable, regarding individual compensation elements and the amount of each element for our NEOs. Our CEO recuses himself from all determinations regarding his own compensation.

The compensation of our NEOs will be reviewed at least annually by our Compensation Committee and will be informed by the recommendations of our CEO. Our Compensation Committee will then evaluate and determine any recommended compensation adjustments or awards to our NEOs or make recommendations to the Board for final determination.

Role of Compensation Consultant

With respect to the portion of 2021 that preceded the closing of the Merger, the Atieva Committee engaged Aon to provide advice on matters relating to our executive compensation program, including information regarding competitive market practices, assessments and trends and advice relating to the design and structure of our executive compensation program. Following the closing of the Merger, the Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor and has sole authority to approve all such advisors’ fees and other retention terms.

Following the closing of the Merger, after evaluating Aon’s independence by considering the requirements adopted by Nasdaq and the SEC, our Compensation Committee continued to engage Aon to assist on matters relating to our executive compensation program pursuant to its authority under the Compensation Committee charter. Aon also updated the Compensation Committee on corporate governance and regulatory issues and developments. A representative of Aon attended meetings of the Compensation Committee as requested and also communicated with the Compensation Committee Chair outside of meetings. In addition to providing services to the Compensation Committee, Aon provided to us salary surveys and services relating to the tracking of the CEO’s long-term incentive award described in more detail under “Pre-Merger CEO Compensation” below.

In November 2021, after conducting a competitive search process and considering a number of candidates, the Compensation Committee decided to engage Pay Governance as its compensation consultant going forward. The Compensation Committee has evaluated Pay Governance’s independence by considering the requirements adopted by Nasdaq and the SEC, and determined that its relationship with Pay Governance does not raise any conflict of interest. As part of the Compensation Committee’s determination of Pay Governance’s independence, it received written confirmation from Pay Governance addressing these factors and supporting the independence determination. Pay Governance has not provided any other services to us and has not received any compensation from us other than with respect to services to our Compensation Committee.

Analysis of Fiscal 2021 Compensation

Compensation Elements

The 2021 executive compensation program consisted of the following elements: base salary, annual incentive compensation and long-term equity incentive compensation in the form of time-based restricted stock units. Our CEO was also granted performance-based restricted stock units and a cash transaction bonus as described in more detail below. Each element, which is further discussed below, is intended to reward and motivate executives in different ways consistent with our overall compensation philosophy. Each of the above-described compensation elements for our NEOs for fiscal 2021 is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation philosophy and objectives.

Compensation-Setting Process and Competitive Positioning

When determining recommendations for our NEOs’ fiscal 2021 compensation levels, the Compensation Committee and, prior to the Merger, the Atieva Board, reviewed base salary, target annual incentive compensation opportunity, target total short-term compensation (i.e., base salary plus target incentive opportunity), annual long-term incentive and total direct compensation values for our NEOs and those of similarly situated executives in the public market. Aon provided data at the 50th and 75th percentiles for such compensation, which the committees used as a reference. The Compensation Committee considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters. The committees did not benchmark any compensation element to a specific percentile, and the committees instead established our NEOs’ compensation at levels they deemed appropriate after considering other factors, including each of our NEOs’ experience, performance, contributions and responsibilities, our short-term and long-term objectives, retention considerations and prevailing market conditions.

Base Salary

Base salaries provide a fixed source of compensation to our NEOs and are designed to reward executives for their performance and our short-term performance. We believe generally that a competitive base salary is a necessary element of our executive compensation program and is critical in attracting and retaining executive talent, including our NEOs. Base salaries for our NEOs are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable internally across our executive team. We believe that other compensation elements (short-term incentives and long-term incentives) are more important to attracting, motivating and retaining talent based on the current stage of the Company.

In setting annual base salaries, the Compensation Committee takes into consideration our overall financial and operating performance, each NEO’s individual performance, an evaluation of how the compensation we pay our executive officers compares both to our performance and to our peers, and other relevant factors. For NEOs other than the CEO, the Compensation Committee receives an evaluation from the CEO on that individual’s performance and a recommendation for a salary adjustment.

The Compensation Committee intends to review the base salaries of our NEOs on an annual basis and make adjustments to base salaries as it deems necessary or appropriate. To the extent base salaries are adjusted, the amount of any such adjustment would reflect a review of competitive market data, consideration of relative levels of pay internally, individual performance of the NEO, and any other circumstances that the Compensation Committee determines are relevant.

In September 2021, the Compensation Committee reviewed the base salaries of our NEOs, taking into consideration a competitive market analysis performed by Aon. The Compensation Committee also considered the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Consistent with our intended approach to provide compensation competitive with an aggregated benchmark group of companies and in recognition of their performance, the Compensation Committee approved an increase in the annual base salaries for certain of our NEOs effective as of August 2, 2021, shortly after the Merger. The base salaries for our NEOs both before and after August 2, 2021 are set forth in the table below.

Fiscal 2021 Base Salaries

	Base Salary Prior to	Base Salary Effective as
Name	August 2, 2021	of August 2, 2021
Mr. Rawlinson	$500,000	$575,000
Ms. House	$500,000	$500,000
Mr. Bach(1)	$400,000	$450,000
Mr. Bell	$500,000	$500,000
(1)	Mr. Bach’s base salary was increased to $400,000 (from $375,000) effective March 1, 2021 (prior to the Merger) in connection with his promotion from Vice President, Hardware Engineering to Senior Vice President, Product and Chief Engineer.

Cash Incentive Compensation

Annual Cash Incentive Plan

We use an annual cash incentive plan to motivate our NEOs to achieve our strategic and operational objectives during the year. In February 2021, the Atieva Committee approved, as part of its annual cash incentive plan for 2021, a bonus framework (“Company Bonus”) for potential payments to certain of our executive officers and key employees (including our NEOs) based on achievement and timing of the start of customer deliveries of the Lucid Air. The Atieva Committee considered September 2021 as the target month for customer deliveries to achieve 100% of the goal for the 2021 Company Bonus.

Customer delivery was achieved in October 2021, one month after the September 2021 targeted month largely to ensure that the quality of parts and materials were in line with the vision for the Lucid brand. Under the Company Bonus program as originally approved by the Atieva Committee, this would have resulted in a Company Bonus payout of 75% of target. However, after evaluating various factors, including craftsmanship, build quality, technology achievements and industry recognition, the Compensation Committee exercised discretion to approve payments of the “Company Bonus” for 2021 at higher levels for most participants (which included senior level employees), including our NEOs, as set forth in the chart below. Bonus amounts were prorated based on hire date and subject to adjustments based on individual performance.

Each NEO’s target incentive opportunity for fiscal 2021 and the actual payout amount is set forth in the table below:

	Target Annual
	Incentive		Amount of 2021
	Opportunity		Annual Incentive
	% of			Percent of
Name	Salary	$ Value(1)	$ Value	Target
P. Rawlinson	50%	$287,500	$400,000	139%
S. House	50%	$166,000	$166,000	100%
E. Bach	50%	$225,000	$282,000	125%
M. Bell	50%	$213,699	$268,000	125%
(1)	Reflects as a percentage of the applicable NEO’s annual base salary as of August 2, 2021 (i.e., after base salary adjustments for Messrs. Rawlinson and Bach). In the cases of Ms. House and Mr. Bell, reflects a pro-rated salary basis given their start dates in 2021.

For each NEO, the amount paid above the target in the foregoing table reflects the Compensation Committee’s adjustments for individual performance. For Mr. Rawlinson, the Compensation Committee recognized his technical leadership to design, build and deliver the longest range, most aerodynamic, fastest charging luxury electric car in the world. With respect to Messrs. Bach and Bell, the Compensation Committee recognized each executive’s individual technical leadership performance to develop and deploy a robust suite of world class engineering achievements, including the Lucid Air becoming the first-ever electric vehicle to receive an Environmental Protection Agency-rated range of 520 miles. These engineering achievements were recognized from outside the company, including the Lucid Air being named as the 2022 MotorTrend Car of the Year.

In September 2021, the Compensation Committee reviewed the target incentive opportunities of our NEOs, taking into consideration a competitive market analysis performed by Aon. The Compensation Committee also considered the recommendations of our CEO (except with respect to his own target incentive opportunity), as well as the other factors described above. Consistent with our intended approach to provide compensation competitive with similarly situated companies and in recognition of their performance, the Compensation Committee approved an increase in the target incentive opportunities of certain of our NEOs effective for fiscal year 2022. Our NEOs’ target incentive opportunities for fiscal year 2022 are set forth in the table below.

Target Bonus Opportunities: Fiscal 2022

Fiscal 2022
Mr. Rawlinson	100%
Ms. House	75%
Mr. Bach	75%
Mr. Bell	75%

Sign-On Bonuses

In connection with her commencement of employment in May 2021, Ms. House was provided with a one-time sign-on bonus of $100,000. Similarly, in connection with his commencement of employment in February 2021, Mr. Bell was provided with a one-time sign-on bonus of $250,000. Each of Ms. House’s and Mr. Bell’s offer letter provides that if the executive resigns or is terminated for any reason prior to the first anniversary of her or his hire date, the executive will be required to repay to us the amount of the sign-on bonus (net of applicable tax and other withholdings).

Long-Term Equity Incentive Compensation

We believe that providing long-term incentive compensation in the form of equity awards is a critical element of our executive compensation program as it encourages our NEOs to take a long-term outlook and reinforces our pay for performance culture. By providing opportunities for our employees, including our NEOs, to benefit from future successes in Lucid through the appreciation of the value of their equity awards, our Compensation Committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of Lucid’s stockholders. In addition, our Compensation Committee and Board believe that offering meaningful equity ownership in Lucid is helpful in retaining our NEOs and other key employees.

Prior to the Merger, our executive officers had generally been granted stock options by Atieva. Beginning in 2021, our executive officers, including our NEOs, were granted restricted stock units (“RSUs”). The Atieva Committee approved equity grants on February 22, 2021 to certain of our executives, including an award of 661,000 RSUs to Mr. Bach (the number of RSUs reflects adjustments made to our shares in connection with the Merger). In deciding to make such grant, the Atieva Committee considered Mr. Bach’s performance and significant contributions to Atieva and that the overall value of his existing unvested equity incentive awards may not serve as a sufficient retention tool. Mr. Bell and Ms. House were also granted an award of 1,322,000 RSUs and 661,000 RSUs, respectively, in connection with their hires (the numbers of RSUs reflect adjustments made to our shares in connection with the Merger). The Atieva Board also approved the long-term incentive award granted to Mr. Rawlinson, the terms of which are summarized below under “Pre-Merger CEO Compensation.” The table below sets forth the RSUs granted to our NEOs (other than our CEO) during 2021. We did not grant any stock options to our NEOs during 2021 and all of the 2021 long-term incentive awards were granted to our NEOs prior to the Merger, while we were still a private company. The number of RSUs in the table has been adjusted to reflect the impact of the Merger.

Fiscal 2021 Equity Incentive Awards to NEOs other than the CEO

Name	RSUs
Ms. House	661,000
Mr. Bach	661,000
Mr. Bell	1,322,000

The RSUs granted to Ms. House and Mr. Bell are generally scheduled to vest over four years, the first 25% on the first anniversary of each’s service commencement date (June 5, 2021 and July 20, 2020, respectively) and the remainder in 12 quarterly installments over the next three years with each such quarterly installment representing 1/16th of the RSUs awarded, subject to (i) the successful closing of the Merger and meeting the minimum service period requirement of 375 days after such closing (i.e., continued employment until August 2, 2022) (at which time amounts that were scheduled to vest prior to such date will vest); and (ii) continued employment through each applicable quarterly vesting date. Accordingly, with respect to Ms. House, subject to the continued employment requirement, the first installment of the RSUs (25% of the RSUs awarded) will vest on August 2, 2022 (375 days after the closing of the Merger) and the remaining twelve installments (each, 1/16 of the RSUs awarded) will vest quarterly beginning September 2022 and ending June 2025 and, with respect to Mr. Bell, subject to the continued employment requirement, four installments (25% of the RSUs awarded plus three quarterly installments of 1/16 of the RSUs awarded) will vest on August 2, 2022 (375 days after the closing of the Merger) and the remaining nine installments (each, 1/16 of the RSUs awarded) will vest quarterly beginning September 2022 and ending September 2024. The RSUs granted to Mr. Bach (which have a vesting commencement date of February 22, 2021) are generally scheduled to vest in sixteen quarterly installments over four years, with each installment representing 1/16th of the RSUs awarded, subject to (i) the successful closing of the Merger and meeting the minimum service period requirement of 375 days after such closing (i.e., continued employment until August 2, 2022) (at which time amounts that were scheduled to vest prior to such date will vest); and (ii) continued employment through each applicable quarterly vesting date. Accordingly, subject to the continued employment requirement, the first five installments (5/16 of the RSUs awarded) will vest on August 2, 2022 (375 days after the closing of the Merger) and the remaining eleven installments of 1/16 of the RSUs awarded will vest quarterly beginning September 2022 and ending March 2025.

For a description of the treatment of the RSUs in the event of certain qualifying terminations of employment, see “Potential Payments under Termination or Change in Control” below.

Pre-Merger CEO Compensation

CEO Transaction Bonus

In recognition of Mr. Rawlinson’s efforts on the Merger, in March 2021, prior to the closing of the Merger, the Atieva Board approved a $2 million cash transaction bonus payable to Mr. Rawlinson, subject to: (i) the closing of the Merger, (ii) Mr. Rawlinson’s continued employment through the Closing Date and (iii) Mr. Rawlinson not giving notice of his intent to resign on or before the Closing Date. The transaction bonus was paid to Mr. Rawlinson in August 2021.

CEO Grant

In January 2021, before the Merger (i.e., before Lucid became a public company), the Atieva Board was considering the Merger transaction but Atieva had not yet signed a definitive merger agreement. At that time, in recognition of Mr. Rawlinson’s critical importance to the success of Atieva before and contingent upon a successful merger transaction, and in order to incentivize and align Mr. Rawlinson with our stockholders through and after a significant strategic transaction, the Atieva Committee, in consultation with its compensation consultant, approved a framework for a special equity grant to Mr. Rawlinson, which was to be subject to achievement of the following two distinct performance conditions:

●	Valuation of Company at Go-Public Event: Based on Atieva’s value upon taking the company public via SPAC merger, initial public offering or another method, the percentage of the award denominated as time-based vesting RSUs would increase. If the minimum valuation threshold was not attained, 100% of the award would be denominated as performance-based vesting restricted stock units, which would be earned based on market capitalization goals.
●	Growth in Market Capitalization: For the portion of the award that was not granted in RSUs as a result of the initial public valuation, the Atieva Committee determined a grant of performance-based vesting RSUs with goals tied to growth in valuation would be best aligned with stockholders.

Shortly after the signing of the Merger Agreement, in March 2021, the Atieva Board approved the final award (the “CEO Grant”) based on the equity valuation of Atieva in connection with the Merger Agreement of $11.75 billion, which represented the highest level of achievement contemplated in the first performance condition above. Accordingly, at the time the CEO Grant was awarded, the Atieva Board determined that the award would be granted via a mix of time-based vesting RSUs (45% of the total award) and performance-based vesting RSUs (55% of the total award) as follows (the numbers of RSUs reflect adjustments made to our shares in connection with the Merger):

●	13,834,748 time-based vesting RSUs, subject to ratable vesting over four years (the “CEO Time-Based RSUs”). Subject to Mr. Rawlinson’s continued employment on each vesting date, the CEO Time-Based RSUs vest in sixteen equal quarterly installments beginning on December 5, 2021. For purposes of the CEO Time-Based RSUs, the vesting dates are March 5, June 5, September 5 and December 5 of each year.
●	16,024,411 performance-based RSUs, subject to vesting in five tranches with each tranche tied to the attainment of market capitalization goals over the course of a five-year performance period as outlined below (the “CEO Performance RSUs”).

In approving the award, the Atieva Board, with the assistance of its compensation consultant, reviewed competitive market data related to aggregate equity ownership for similarly situated CEOs in addition to design features of other pre-initial public offering or de-SPAC transaction performance-based CEO equity awards. The Atieva Board also considered the following key design objectives:

●	Competitive practices for CEO unvested long-term incentive holdings at this size and stage of a company;
●	Recognition of Mr. Rawlinson’s strategic and technical leadership and innovation over a long-term horizon;
●	Direct alignment between Mr. Rawlinson and our stockholders;
●	Incentivizing our CEO to continue growing stockholder value; and
●	Delivering a majority of CEO pay via performance-based equity incentives.

The award was structured so that meaningful value would only be realized upon the achievement of sustained and significant levels of stockholder value creation.

The Atieva Board identified three performance-based criteria when approving the grant:

1)	Successful merger completion, to receive the grant at all;
2)	Portion of the grant was based on merger value that was set at a threshold of $7.3 billion valuation with maximum performance based on a valuation of $11.5 billion or more; and
3)	Additional post-merger market cap growth performance criteria at 2x, 3x, 4x, 5x, 6x of valuation.

As mentioned above, the CEO Performance RSUs vest in five tranches based on the achievement of market capitalization goals applicable to each tranche (the “Performance Goals”). Each tranche vests at higher multiples of the initial valuation of $11.75 billion and only when the multiple associated with each vesting tranche is sustained over a rolling six-month period, subject to Mr. Rawlinson’s continued employment through the applicable vesting date. The six-month market capitalization is calculated based on (i) the volume weighted average trading price per share over any six-month period multiplied by (ii) the average of the total number of outstanding shares of Class A common stock reported in a public filing for the two most recently completed quarterly reporting periods. This measurement period was designed to reward Mr. Rawlinson only if a sustained growth in Lucid’s market capitalization is achieved.

The six-month market capitalization target for each tranche is as follows (the number of CEO Performance RSUs are adjusted to reflect the impact of the Merger):

	# of CEO
	Performance	6-Month Market	Multiple of Initial	Cumulative
Tranche	RSUs	Capitalization	Valuation(1)	Growth Rate
1	3,483,568	$23.50 billion	2X	100%
2	3,483,568	$35.25 billion	3X	200%
3	3,483,568	$47.00 billion	4X	300%
4	3,483,568	$58.75 billion	5X	400%
5	2,090,140	$70.50 billion	6X	500%
(1)	Measured from the equity valuation of $11.75 billion at the time of the Merger.

Any CEO Performance RSUs that do not vest within five years after the closing of the Merger (such period, the “Performance Period”) will be forfeited. Upon a termination without “cause” or upon a “constructive termination” (as each such term is defined in the CEO Grant award agreement), the CEO Performance RSUs will remain outstanding and eligible to vest upon attainment of the Performance Goals for six months (or the end of the Performance Period, if sooner) following such termination of employment, subject to Mr. Rawlinson’s execution of a release of claims.

In the event of a change in control of Lucid Group following the closing of the Merger, any unvested CEO Time-Based RSUs to the extent not assumed or substituted in connection with such change in control will vest subject to Mr. Rawlinson’s continued employment through the change in control or a termination without cause or constructive termination within thirty days prior to the change in control, subject to Mr. Rawlinson’s execution of a release of claims. If the CEO Time-Based RSUs are assumed or substituted in connection with the change in control, any unvested CEO Time-Based RSUs will vest if Mr. Rawlinson experiences a termination without cause or constructive termination within twelve months following the change in control. With respect to the CEO Performance RSUs, subject to Mr. Rawlinson’s continued service through the change in control, any unvested CEO Performance RSUs will vest on the change in control to the extent the per share deal price exceeds the relevant market capitalization goal. In addition, upon a private financing or public offering of Lucid Group’s common stock with proceeds of at least $1 billion, if the price per share implied by the financing exceeds the relevant market capitalization goal, the CEO Performance RSUs associated with such goal will vest.

Other Compensation

Retirement

We maintain a 401(k) retirement savings plan for our employees in the United States, including the NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

All of our full-time employees, including the NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts and life insurance. We pay for executive disability insurance premiums for the NEOs in the amounts set forth in the Summary Compensation Table below. We do not view perquisites or other personal benefits as a significant component of our executive compensation program and do not provide material perquisites to our NEOs.

Series E Purchase

On April 2, 2021, certain employees of Atieva, including Mr. Rawlinson, Mr. Bach and Mr. Bell, as well as directors, purchased shares of Atieva, Inc. Series E Preferred Shares at a purchase price of $7.90 per share (converted to a price of $2.99 per share after the Merger). It was subsequently determined that the fair market value of Series E Preferred Shares on April 2, 2021, after conversion in the Merger, was actually $15.26 per share. The difference between the purchase price and the fair market value is treated as compensation for tax purposes and the difference is reported as “All Other Compensation” in the 2021 Summary Compensation Table.

In October 2021, in order to allow directors and employees, including Mr. Rawlinson, Mr. Bach and Mr. Bell, to satisfy certain tax obligations (including tax withholding obligations of the Company) with respect to the Series E Preferred Shares, the Company repurchased an aggregate of 857,825 shares of its common stock from certain individuals, including 178,796 shares from Mr. Rawlinson, 195,557 shares from Mr. Bach and 33,526 shares from Mr. Bell (such transactions, the “Repurchases”). The repurchase price was $24.15 per share, which was equal to the average closing price of our common stock on the Nasdaq Global Select Market for the three-trading day period ending on and including October 6, 2021, the second trading day prior to the date of the Repurchases. The Company applied the proceeds received from the Repurchases to the applicable U.S. tax authorities to satisfy tax obligations.

Offer Letters & Employment Arrangements

Lucid entered into offer letters with Messrs. Rawlinson, Bach, Bell and Ms. House each of which provides for at-will employment and provides for no specified term of employment. Each of Ms. House’s and Mr. Bell’s offer letter provides for a $100,000 and $250,000 sign-on bonus, respectively, as described above and an initial grant of 250,000 and 500,000, respectively, RSUs. In addition, as a condition of their employment, each of the NEOs was required to sign a Confidential Information and Invention Assignment Agreement (“Restrictive Covenant Agreement”) which includes, among other provisions, a 24-month post-employment non solicit of employees and customers, a perpetual confidentiality covenant and an assignment of inventions provision.

Termination and Change in Control Agreements

Each of our NEOs also participates in the Lucid Group, Inc. Executive Severance Benefit Plan (the ”Executive Severance Plan”). Under the terms of the Executive Severance Plan, participants are entitled to receive the following in the event of a termination without “cause” or on a “constructive termination” (as each such term is defined in the Executive Severance Plan), subject to the participant’s execution of a release of claims: (i) a continuation of base salary for the number of months as set forth in the participant’s participation agreement, (ii) COBRA continuation premium payments for the number of months as set forth in the participant’s participation agreement, and (iii) accelerated vesting of a certain percentage of the participant’s outstanding equity awards (but accelerated vesting under the Executive Severance Plan does not apply to the CEO Grant, which contains its own terms relative to accelerated vesting under certain circumstances, as described above under “CEO Grant”).

In the event of a termination without “cause” or on a “constructive termination” within 3 months prior to or 12 months following a change in control (a “Change in Control Termination”), participants are entitled to receive the following, subject to the participant’s execution of a release of claims: (i) a continuation of base salary and bonus for the number of months as set forth in the participant’s participation agreement, (ii) COBRA continuation premium payments for the number of months as set forth in the participant’s participation agreement, and (iii) accelerated vesting of 100% of the participant’s outstanding equity awards.

Under the Executive Severance Plan, a participant’s right to receive severance benefits terminates in the event of the participant’s breach of the Restrictive Covenant Agreement or the participant utilizes our trade secrets to solicit employees to leave us or to induce any of our then-current clients, customers or suppliers to terminate their business relationship with us.

On September 15, 2021, our Compensation Committee approved the severance levels that apply to each of the NEOs under the Executive Severance Benefit Plan which are set forth in the table below.

	Salary and Benefits Continuation Not	Salary and Benefits Continuation in
	in Connection with a Change in	Connection with a Change in Control
Name	Control (Number of Months)	Termination (Number of Months)
Mr. Rawlinson	12	18
Ms. House	9	12
Mr. Bach	9	12
Mr. Bell	9	12

Under the terms of the Lucid Group, Inc. Vesting Acceleration Policy for Death and Disability (the “Acceleration Policy”), which was approved by our Compensation Committee on September 15, 2021, our NEOs are also entitled to accelerated vesting of all outstanding unvested time-based and performance-based equity awards in the event of death or disability, except to the extent the policy would be inconsistent with the terms or provisions of any award agreement, employment agreement, or other plan or agreement. The Acceleration Policy also does not apply to any equity awards granted to Mr. Rawlinson prior to the date the Acceleration Policy was adopted (including the CEO Grant). Each NEO’s severance entitlements upon certain terminations of employment and/or a change in control are described in more detail below under “Potential Payments under Termination or Change in Control.”

Update on CEO Grant

In designing the CEO Grant, the Atieva Board set extremely challenging goals that incentivized Mr. Rawlinson towards the creation of significant stockholder value. As of the date of this filing, the awards and goals have been working as intended. From the time of the closing of the Merger through January 25, 2022 (the first possible measurement date for the vesting of the CEO Performance RSUs), our stock delivered a TSR of 32.65% resulting in the creation of $61.9 billion of stockholder value from the initial Churchill transaction valuation of $11.75 billion.

The closing of our SPAC transaction being on July 23, 2021 and the first trading day for the combined company of July 26, 2021 resulted in January 25, 2022 marking the first possible measurement for the potential vesting of the CEO Performance RSUs (i.e., six calendar months following the close of the Merger transaction).

As a result of the significant value created for our stockholders, in March 2022, the Board certified the achievement of the market capitalization milestones associated with the first four (of five) tranches of the CEO Performance RSUs (pursuant to the terms of the CEO Grant), leading to the vesting of an aggregate of 13,934,272 CEO Performance RSUs.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code (Section 162(m)) generally imposes a $1 million cap on the federal income tax deduction for compensation paid to our “covered employees” during any fiscal year. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, and, in the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee retains the flexibility to award compensation even if the compensation is not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. We follow Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards based on the grant date “fair value” of these awards.

2021 Summary Compensation Table

The following table sets forth the compensation awarded to or paid to our NEOs for services rendered to Atieva prior to the Merger and to us following the Merger during the years ended December 31, 2021 and 2020.

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards	Option	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	Awards($)(4)	($)(5)	($)(6)	($)
Peter Rawlinson	2021	528,846	2,190,761	556,086,963	—	215,625	6,569,317	565,591,512
Chief Executive Officer and Chief Technology Officer	2020	468,077	210,000	—	—	—	—	678,007

Sherry House(7)	2021	317,308	141,685	16,181,280	—	124,315	1,160	16,765,748
Chief Financial Officer
Eric Bach	2021	414,423	118,248	10,000,930	—	168,750	7,186,933	17,889,284
Senior Vice President, Product and Chief Engineer	2020	346,731	100,000	—	515,052	—	—	961,783

Michael Bell(8)
Senior Vice President, Digital	2021	500,962	357,726	26,783,720	—	160,274	1,232,776	29,035,458
(1)	Amounts reflect the base salary in effect for each NEO during fiscal 2021. For additional information, see “Base Salaries” above. For Messrs. Rawlinson and Bach, amount includes retroactive salary increases on September 15, 2021, effective August 2, 2021, in the amounts of $8,654 and 5,769, respectively. Mr. Bach’s base salary was previously increased to $400,000 (from $375,000) effective March 1, 2021 (prior to the Merger) in connection with his promotion from Vice President, Hardware Engineering to Senior Vice President, Product and Chief Engineer.
(2)	For each NEO, the amount includes the portion of the 2021 annual incentive that was paid above the level of actual achievement of the customary delivery in October 2021. For Mr. Rawlinson, the amount also includes a $2,000,000 bonus paid in connection with the closing the Merger (approved by the Atieva Board in March 2021) and $6,385.82 of vacation cashout. For Mr. Bach, the amount includes $4,998 of vacation cashout.
(3)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the CEO Time-Based RSUs and the CEO Performance RSUs. The grant date fair value of the CEO Performance RSUs was calculated based on the expected value of the possible outcomes of the performance conditions related to these awards in accordance with FASB ASC Topic 718 (excluding the effects of estimated forfeitures) and assumes that all CEO Performance RSUs will be earned during the term of the CEO Grant.
(4)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the options granted to NEOs in 2020.
(5)	Amount includes the customer delivery component of the annual incentive plan earned based on achieving customer delivery in October 2021.
(6)	For Mr. Rawlinson, the amount includes: (i) $6,567,824, representing the difference in price paid in April 2021 for Series E convertible preferred shares in the fourth series E closing at $7.90 per share and the amount subsequently determined to be the fair market value of such shares on the date or purchase (the “Series E Difference Amount”), (ii) $780 of workplace communication reimbursement and (iii) $713 of executive disability insurance premiums. For Ms. House, the amount includes: (i) $510 of workplace communication reimbursement and (ii) $650 of executive disability insurance premiums. For Mr. Bach, amount includes, (i) $7,183,545, representing Mr. Bach’s Series E Difference Amount, (ii) $780 in workplace communication reimbursement and (iii) $608 of executive disability insurance premiums. For Mr. Bell, amount includes: (i) $1,231,466 representing Mr. Bell’s Series E Difference Amount, (ii) $780 in workplace communication reimbursement and (iii) $650 of executive disability insurance premiums.
(7)	Ms. House became our Chief Financial Officer upon the commencement of her employment on May 3, 2021.
(8)	Mr. Bell became employed by us in February 2021. In 2021, prior to Mr. Bell becoming an employee in February, Mr. Bell provided services to us through a workforce management company. Mr. Bell received $87,500 from such workforce management company for such services, which amount is included in the Salary column.

Grants of Plan-Based Awards

								All Other	Grant Date
								Stock	Fair Value of
								Awards:	Stock and
		Estimated Possible Payouts Under			Estimated Future Payouts Under Equity			Number of	Option
		Non-Equity Incentive Plan Awards			Incentive Plan Awards			Shares of	Awards
		Threshold	Target ($)	Maximum	Threshold (#)	Target (#)	Maximum (#)	Stock or Units	($)(2)
Name	Grant Date	($)		($)				(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Peter Rawlinson
2021 Annual Bonus(1)		71,875	287,500	503,125
CEO Time-Based RSU	03/27/2021							13,834,748	283,968,150
CEO Perf-Based RSU	03/27/2021				3,483,568	1,045,073	16,024,411		272,118,813
Sherry House
2021 Annual Bonus		41,438	165,753	290,068
RSU	06/29/2021							661,000	16,181,280
Eric Bach
2021 Annual Bonus(1)		56,250	225,000	393,750
RSU	02/22/2021							661,000	10,000,930
Michael Bell
2021 Annual Bonus		53,563	214,250	374,938
RSU	03/31/2021							1,322,000	26,783,720
(1)	For Messrs. Rawlinson and Bach, amounts adjusted to reflect base salary increases as of August 2021.
(2)	Represents the grant date fair value of RSUs granted during 2021, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive Plan		Equity Incentive
									Awards:		Plan Awards:
	Number of	Number of							Number of		Market or
	Securities	Securities							Unearned		Payout Value of
	Underlying	Underlying				Number of		Market Value	Shares, Units		Unearned
	Unexercised	Unexercised				Shares or		of Shares or	or Other		Shares, Units or
	Options (#)	Options (#)		Option	Option	Units of Stock		Units of Stock	Rights That		Other Rights
	Exercisable	Unexercisable		Exercise Price	Expiration	That Have		That Have	Have Not		That Have Not
Name	(#)	(#)		($)	Date	Not Vested (#)		Not Vested (#)	Vested (#)		Vested ($)
Peter Rawlinson	4,249,416	—		0.37	04/16/2025
	7,931,999	—		0.83	04/21/2029
						12,970,078	(2)	493,511,468	16,024,411	(3)	609,728,839
Sherry House	—	—				661,000	(4)	25,151,050
Eric Bach	879,698	—		0.83	04/21/2029
	809,725	1,041,075	(1)	0.93	07/15/2030
						661,000	(5)	25,151,050
Michael Bell	—	—				1,322,000	(6)	50,302,100
(1)	The options vest in forty-eight (48) equal monthly installments beginning on April 1, 2020, subject to continued employment as of each applicable vesting date.
(2)	The RSUs vest in sixteen equal quarterly installments beginning on December 5, 2021, subject to continued employment as of each applicable vesting date.
(3)	The CEO Performance RSUs vest in five tranches based on the achievement of market capitalization goals applicable to each tranche over any six-month period subject to Mr. Rawlinson’s continued employment through the applicable vesting date, with the first 6-month vesting period ending in January 2022 (six months after closing of the Merger). The amount reported for the CEO Performance RSUs is the threshold number of shares. Amounts can be earned until 2025.
(4)	25% of the RSUs vest in August 2022 and 1/16 of the RSUs vest each quarter over twelve quarters beginning September 2022 and ending June 2025, subject to Ms. House’s continued employment as of each applicable vesting date.
(5)	5/16 of the RSUs vest in August 2022 and 1/16 of the RSUs vest each quarter over eleven quarters beginning September 2022 and ending March 2025, subject to Mr. Bach’s continued employment through each applicable vesting date.
(6)	25% of the RSUs plus three quarterly installments of 1/16 of the RSUs vest in August 2022 and 1/16 of the RSUs vest each quarter over nine quarters beginning in September 2022 and ending September 2024, subject to Mr. Bell’s continued employment as of each applicable vesting date.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of Shares Acquired			Number of Shares Acquired
	on Exercise	Value Realized on Exercise		on Vesting	Value Realized on Vesting
Name	(#)	($)		(#)	($)
Peter Rawlinson	407,756	16,652,592	(1)	864,670	40,872,951
Sherry House	—	—		—	—
Eric Bach	587,695	8,945,373	(3)
Michael Bell	—	—		—	—
(1)	Computed as the difference between the closing price of the underlying shares on the date of exercise and the exercise price of the options, and based on the following:

		Number of
		Options	Aggregate Closing Price	Aggregate Exercise
Date of Award	Exercise Date	Exercised	on Exercise Date	Price
5/3/2013	12/14/2021	261,756	$10,697,976	$47,116
4/17/2015	12/14/2021	125,000	$5,108,750	$46,250
4/17/2015	12/15/2021	21,000	$857,010	$7,770
(2)	Computed as the aggregate dollar amount realized upon the vesting of CEO Time-Based RSUs, determined by multiplying the number of units by the closing price of our common stock on December 3, 2021, the trading prior to the vesting date of December 5, 2021.
(3)	Computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price of the options, and based on the following:

		Number of
		Options	Aggregate Fair Market	Aggregate Exercise
Date of Award	Exercise Date	Exercised	Value on Exercise Date	Price
6/02/2015	2/04/2021	253,051	$1,816,763	$93,621
6/02/2015	2/25/2021	134,543	$3,275,651	$53,111
12/17/2015	2/04/2021	13,220	$94,920	$7,721
4/22/2019	2/25/2021	51,177	$1,304,779	$47,457
4/22/2019	3/01/2021	120,724	$2,754,922	$100,201

Potential Payments Upon Termination or Change in Control

The table below sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on December 31, 2021.

		Termination		Termination
		Without Cause or		Without Cause or
		Resignation for		Resignation for
		Good Reason Other		Good Reason in
		than Change in		Connection with a		Death or
Name	Benefit	Control		Change in Control		Disability(1)
Peter Rawlinson	Cash Severance	$575,000		$862,500		$—
	Accelerated Vesting of Equity Awards	—	(2)	493,511,468	(3)	—
	Health Benefits	9,792		14,688		—
	Total	$584,792	(2)	$494,388,656	(3)	$—
Sherry House	Cash Severance	$333,333		$500,000		$—
	Accelerated Vesting of Equity Awards	7,545,315		25,151,050		25,151,050
	Health Benefits	20,466		29,628		—
	Total	$7,899,114		$25,680,678		$25,151,050
Eric Bach	Cash Severance	$300,150		$450,000		$—
	Accelerated Vesting of Equity Awards	33,329,206		66,658,374		66,658,374
	Health Benefits	19,647		26,196		—
	Total	$33,649,003		$67,134,570		$66,658,374
Michael Bell	Cash Severance	$333,333		$500,000		$—
	Accelerated Vesting of Equity Awards	15,090,630		50,302,100		50,302,100
	Health Benefits	20,466		29,628		—
	Total	$15,444,429		$50,831,728		$50,302,100
(1)	Under the Acceleration Policy, except in the case of the CEO Time-Based RSUs and CEO Performance RSUs, upon the death or disability of an NEO on December 31, 2021, all of such NEO’s outstanding equity awards would have vested. In addition, the NEOs are eligible for executive short-term and long-term disability benefits in the amounts of $3,000 per week and $15,000 per month, respectively.
(2)	Assuming a termination without cause or a constructive termination on December 31, 2021, the CEO Time-Based RSUs would have been forfeited, and the CEO Performance RSUs would have remained outstanding and eligible to vest upon attainment of the Performance Goals for six months following such termination of employment, after which time any remaining unvested CEO Performance RSUs would be forfeited. As discussed in “Update on CEO Grant,” Lucid achieved the 6-month market capitalization target associated with the first four (of five) vesting tranches of the CEO Performance RSUs as of January 25, 2022. As a result, at least the same number of CEO Performance RSUs that actually vested upon achieving those targets (13,934,272 CEO Performance RSUs) would have vested had Mr. Rawlinson’s employment been terminated without cause or due to constructive termination on December 31, 2021. In connection with such a termination, the final tranche of CEO Performance RSUs could have also vested to the extent the market capitalization target for the final tranche was achieved by June 30, 2022.

(3)	Represents the value of unvested CEO Time-Based RSUs as of December 31, 2021 (an aggregate of 12,970,078 RSUs) which would have vested upon a termination of employment without cause or upon constructive termination on such date, assuming a change in control occurred on such date. The value is based on the closing price of our common stock on December 31, 2021 ($38.05). Separately, if a change in control of Lucid had occurred on December 31, 2021, then each CEO Performance RSU tranche would have vested to the extent the change in control value (the product of the number of our shares outstanding as of such date and the per share price received in the change in control) equaled or exceeded the 6-month market capitalization threshold applicable to such tranche. Assuming a per share price received in such a hypothetical change in control on December 31, 2021 equal to the closing price of our common stock on December 31, 2021 ($38.05), the first four (of five) tranches of CEO Performance RSUs (an aggregate of 13,934,272 CEO Performance RSUs) would have vested as of such date, which is the same number of CEO Performance RSUs that actually vested based on achievement of the 6-month market capitalization thresholds applicable to such tranches.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2021:

Number of Securities Remaining
	Number of Securities to Be Issued		Available for Future Issuance
	Upon Exercise of Outstanding	Weighted-average Exercise Price	Under Equity Compensation
	Options, Warrants, Rights and	of Outstanding Options,	Plans (excluding securities
	Restricted Stock Units	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	112,363,404	0.61	17,268,388
Equity Compensation Plans Not Approved by Security Holders	—	—	—
	112,363,404	0.61	17,268,388

DIRECTOR COMPENSATION

Except for Mr. Posawatz, who received approximately $83,655 in cash from PIF in connection with his service on the Atieva Board during 2021, prior to the Merger, our directors did not receive any compensation for their service in their capacity as directors. In connection with the Merger, we implemented a new director compensation program, under which our non-employee directors are eligible to receive the following annual retainers and annual equity compensation grants:

●	Board Member: $210,000, of which $30,000 is an annual cash retainer paid in quarterly installments and $180,000 of which is in the form of RSUs vesting in full on the earlier of one year following grant and the date of the next annual meeting following the grant, subject to the director’s continued service as of the applicable vesting date. For new directors, the initial equity retainer is $270,000 (instead of $180,000) in RSUs which vest in three equal installments on the first, second and third anniversary of the grant date.
●	Independent Chairman: An additional $30,000 is paid for service as an independent Chairman of the Board.
●	Committee Chairs: Chairs of the audit, compensation, nominating and corporate governance and executive committees receive an additional $20,000, $15,000, $8,000 and $20,000, respectively, as an annual cash retainer.
●	Committee Members: Members of the audit, compensation, nominating and corporate governance and executive committees receive an additional $10,000, $7,500, $4,000 and $10,000, respectively, as an annual cash retainer.

We also reimburse all of our directors for (i) up to $10,000 annually for director educational programs and (ii) their reasonable travel and other expenses incurred in attending meetings of the Board or committees and training and educational conferences.

The following table reflects information with respect to the compensation of all non-employee directors of the Company for fiscal 2021.

	Fees Earned or				All Other		Total
	Paid in Cash		Stock Awards	Option Awards	Compensation		Compensation
Name	($)		($)(1)	($)	($)		($)
Andrew Liveris	47,500		300,881	—	6,567,824	(3)	6,916,205
Turqi Alnowaiser	24,000		300,881	—	25,400,593	(3)	25,725,474
Glenn R. August	22,000		300,881	—	—		322,881
Nancy Gioia	20,000		300,881	—	2,000,000	(2)	2,320,881
Frank Lindenberg	23,750		300,881	—	—		324,631
Nichelle Maynard-Elliot	17,000		300,881	—	—		317,881
Tony Posawatz	23,750	(4)	300,881	—	648,837	(3)	973,468
Janet S. Wong	25,000		300,881	—	—		325,881
(1)	The amounts in this column reflect the grant date fair values of the restricted stock units granted to our non-employee directors during fiscal 2021, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by our non-employee directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2021, which was filed with the SEC on February 28, 2022.
(2)	Nancy Gioia, who became our director upon the closing of the Merger, forfeited certain pension benefits from a prior employer in the amount of approximately $3.3 million in connection with her services as our director. As compensation for such forfeiture (i) Churchill agreed to pay $2.0 million in cash to Ms. Gioia (reflected in this table) and (ii) an affiliate of the Sponsor agreed to issue Ms. Gioia indirect membership interests in the Sponsor, which represent 100,000 shares of Class A common stock.

(3)	Messrs. Liveris, Alnowaiser and Posawatz participated in the Series E purchase described in Series E Purchase above. This amount reflects the difference between the price paid by the director for the Series E shares and the later-determined fair market value of the Series E shares as of the purchase date. The Company subsequently repurchased 14,511 shares from Mr. Posawatz to allow him to satisfy certain tax obligations in connection with the purchase of the shares.

(4)	Mr. Posawatz received approximately $83,655 in cash from PIF in connection with his service on the Atieva Board in 2021 prior to the Merger.

As of December 31, 2021, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Shares Underlying
Name	Stock Awards(1)
Andrew Liveris	11,206
Turqi Alnowaiser	11,206
Glenn R. August	11,206
Nancy Gioia	11,206
Frank Lindenberg	11,206
Nichelle Maynard-Elliot	11,206
Tony Posawatz	11,206
Janet S. Wong	11,206
(1)	Each entry represents the number of shares underlying any outstanding unvested restricted stock unit award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions of Churchill

Churchill IPO

In 2020, Churchill entered into an Administrative Services Agreement pursuant to which it paid an affiliate of its Sponsor a total of $50,000 per month for office space, administrative and support services. From and after July 1, 2021, Churchill ceased paying these monthly fees.

The Churchill Sponsor, Churchill’s officers and directors and any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Churchill’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Churchill’s audit committee reviewed on a quarterly basis all payments that were made by Churchill to its Sponsor, officers, directors or its or any of their respective affiliates and determined which expenses and the amount of expenses that would be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.

Andrew Liveris is current Chairman of our Board, was the Chairman of Legacy Lucid’s board of directors and is an operating partner of the Churchill Sponsor. Mr. Liveris also has had an economic interest in shares of our Common Stock and the warrants issued to the Sponsor at the closing of the initial public offering of Churchill on August 3, 2020 (the “Churchill IPO”) in a simultaneous private placement (the “Private Placement Warrants”) through his ownership of membership interests in the Churchill Sponsor.

On February 22, 2021, Churchill issued a note in the principal amount of $1,500,000 to the Churchill Sponsor (the “Note”). The Note bore no interest and was repayable in full upon the closing of the transaction. In connection with the closing of the transaction, the Churchill Sponsor has elected to exercise its option to convert the unpaid balance of the Note of $1,500,000 into 1,500,000 warrants (the “Working Capital Warrants”). The terms of the Working Capital Warrant are identical to the terms of the Private Placement Warrants held by the Churchill Sponsor. The proceeds of the Note were used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Churchill Sponsor and certain insiders entered into the Amended and Restated Sponsor Agreement, dated February 22, 2021 (the “Sponsor Agreement”) pursuant to which they agreed to comply with the provisions of the Merger Agreement applicable to such persons as well as the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”).

Subscription Agreements

In connection with the execution of the Merger Agreement, Churchill entered into common stock subscription agreements by and among Churchill, and the investor parties thereto (the “PIPE Investors”), in each case dated February 22, 2021 and entered into in connection with the PIPE Investment (as defined below) (the “PIPE Subscription Agreements”). Pursuant to the terms of the PIPE Subscription Agreements, Churchill agreed to issue and sell to the PIPE Investors, and the PIPE Investors agreed to buy, 166,666,667 shares of Common Stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005 at the Closing of the Merger (the “PIPE Investment”). In connection with the PIPE Investment, Churchill entered into PIPE Subscription Agreements with Ayar, our majority stockholder; Aristeia Capital L.L.C., which previously beneficially owned greater than five percent of Churchill’s outstanding stock; and entities affiliated with Magnetar Financial LLC, which previously beneficially owned greater than five percent of Churchill’s outstanding stock. Pursuant to such PIPE Subscription Agreements, (i) Ayar subscribed for 13,333,333 shares of Common Stock for a commitment of $200.0 million, (ii) Aristeia subscribed for 666,667 shares of Common Stock for a commitment of $10.0 million, and (iii) entities affiliated with Magnetar subscribed for an aggregate of 10,000,000 shares of Common Stock for an aggregate commitment of $150.0 million.

Investor Rights Agreement and Registration Rights

Churchill, the Churchill Sponsor, Ayar and certain other parties thereto entered into the Investor Rights Agreement, pursuant to which such stockholders are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. We were also required to register additional shares of our Common Stock pursuant to the PIPE Subscription Agreements and the Warrant Agreement, dated July 29, 2020, entered into in connection with the Churchill IPO by and between Continental Stock Transfer & Trust Company and Churchill (the “Warrant Agreement”). To satisfy these obligations, we registered up to 1,422,079,949 shares of Common Stock pursuant to a registration statement filed with the SEC on July 30, 2021, as amended on August 19, 2021. Certain parties to the Investor Rights Agreement, including the Churchill Sponsor and Ayar, have agreed not to sell, transfer, pledge or otherwise dispose of shares of Common Stock they hold or receive for certain time periods specified therein.

Voting and Support Agreement

In connection with the Merger Agreement, on February 22, 2021, Churchill entered into a Voting and Support Agreement with Legacy Lucid and Ayar (the “Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, Ayar agreed to vote all of its Legacy Lucid Shares, among other things, in favor of the adoption and approval of the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the Transactions and in favor of the other matters set forth in the Merger Agreement, including the conversion of the Legacy Lucid Preferred Stock, par value $0.0001 per share, to Legacy Lucid Common Stock (the “Legacy Lucid Common Stock”), par value $0.0001 per share. The affirmative vote of the shares subject to the Voting and Support Agreement was sufficient to obtain the required approval by Legacy Lucid’s existing stockholders.

Certain Relationships and Related Person Transactions of Lucid and Legacy Lucid

Preferred Stock and Convertible Note Financings

Series E Financing

In September 2020, Legacy Lucid and Ayar entered into a preferred share purchase agreement (the “Series E Agreement”). Pursuant to the Series E Agreement, Legacy Lucid issued and sold Ayar an aggregate of 113,877,589 Legacy Lucid Series E Preferred Shares, par value $0.0001 per share, the (“Legacy Lucid Series E Preferred Shares”) in two closings in September and December 2020 at a purchase price of approximately $7.90 per share (the “Series E Price”) for aggregate cash consideration of approximately $900.0 million.

In February 2021, Legacy Lucid and Ayar entered into an amendment to the Series E Agreement (the “Series E Amendment”), pursuant to which Legacy Lucid agreed to issue and sell an additional 75,918,392 Legacy Lucid Series E Preferred Shares (the “Extension Amount”) at the Series E Price for aggregate cash consideration of approximately $600.0 million to (i) Ayar and (ii) holders of Legacy Lucid’s preferred shares other than Ayar as of March 1, 2021 (collectively, “Eligible Holders”) that elect to participate in a rights offering, in each case based on their respective pro rata share of the Extension Amount. Eligible Holders received a right of over allocation to the extent the aggregate pro rata share for Eligible Holders was not taken up. Legacy Lucid was also granted discretion to offer Legacy Lucid Series E Preferred Shares to Legacy Lucid’s senior management employees, directors, consultants, advisors, contractors, and others, subject to compliance with applicable securities laws and Ayar’s approval as to the identity of such person and the number of shares offered (each, an “Additional Purchaser”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.

Upon the execution of the Series E Amendment, Legacy Lucid issued and sold Ayar 50,612,262 Legacy Lucid Series E Preferred Shares at the Series E Price for cash consideration of approximately $400.0 million. In early April 2021, Legacy Lucid issued and sold an additional 25,306,130 Legacy Lucid Series E Preferred Shares at the Series E Price for cash consideration of approximately $200.0 million as follows: (i) to Eligible Holders (not including Ayar) pursuant to a rights offering for an aggregate of 8,977,769 Legacy Lucid Series E Preferred Shares (representing such Eligible Holders’ aggregate pro rata share of the Extension Amount); (ii) to certain Additional Purchasers (comprised of directors, senior management of Lucid, and certain other individuals), an aggregate of 6,026,345

Legacy Lucid Series E Preferred Shares including 202,449 Legacy Lucid Series E Preferred Shares each to Andrew Liveris, Peter Rawlinson, and Xiaobing Chen (who was then serving as a director of Legacy Lucid), 1,741,526 Legacy Lucid Series E Preferred Shares to H.E. Yasir Othman Al-Rumayyan, 782,957 Legacy Lucid Series E Preferred Shares to Turqi Alnowaiser, 20,000 Legacy Lucid Series E Preferred Shares to Tony Posawatz, 221,428 Legacy Lucid Series E Preferred Shares to Eric Bach, 37,959 Legacy Lucid Series E Preferred Shares to Michael Bell and 45,000 Legacy Lucid Series E Preferred Shares to Michael Smuts; and (iii) to Ayar, an aggregate of 10,302,016 Legacy Lucid Series E Preferred Shares pursuant to Ayar’s commitment to purchase any Legacy Lucid Series E Preferred Shares not purchased by Eligible Holders or Additional Purchasers.

In connection with the Closing, each Legacy Lucid Series E Preferred Share automatically converted into one Legacy Lucid Common Share and was exchanged for the per share Merger Consideration.

Professional Services Contract

On July 14, 2021, a subsidiary of Legacy Lucid entered into a master services agreement with Emdad Al Khebrat Limited Company (“Emdad”), an entity wholly owned by PIF, the parent entity of Ayar. Pursuant to the agreement, Emdad provided direct hire and contractor staffing services to us. We have not made any payments under the agreement in 2021 but we expect to make payments of approximately $156,000 in 2022.

Public Investment Fund Internship Agreement

On July 26, 2021, we entered into an agreement with PIF to implement a recruitment and talent development program pursuant to which we agreed to evaluate, employ and train participants nominated by PIF during six-month internships, and PIF agreed to reimburse us for expenses related to participant wages, visa fees, medical insurance, airfare and housing incurred by us. We did not receive any reimbursements from PIF in 2021 but we expect to be reimbursed by PIF in an aggregate amount of approximately $1.5 million in 2022.

Series E Preferred Stock Repurchase Agreements

In October 2021, we repurchased an aggregate of 857,825 shares of our Common Stock from certain individuals (the “Individual Sellers”) who were directors and employees of Legacy Lucid (such transactions, the “Repurchases”). The repurchase price was $24.15 per share, which was equal to the average closing price of the Common Stock on Nasdaq for the three-trading day period ending on and including October 6, 2021, the second trading day prior to the date of the Repurchases. The Repurchases were effected solely to allow the Individual Sellers to satisfy certain tax obligations (including our tax withholding obligations) incurred in connection with such Individual Sellers’ purchase of shares of Series E Preferred Stock from Legacy Lucid on April 2, 2021. We applied the proceeds received from the repurchases to the applicable U.S. tax authorities to satisfy tax obligations. We are accounting for the repurchased shares as treasury stock.

The Individual Sellers included Peter Rawlinson, our director and Chief Executive Officer and Chief Technology Officer, from whom we repurchased 178,796 shares; Eric Bach, our Senior Vice President, Product and Chief Engineer, from whom we repurchased 195,557 shares; Michael Bell, our Senior Vice President, Digital, from whom we repurchased 33,526 shares; and Tony Posawatz, our director, from whom we repurchased 14,511 shares.

Financial Advisor On December 2, 2021, we entered into an engagement letter with The Klein Group, LLC (the “Klein Group”), an affiliate of the Sponsor, pursuant to which we engaged the Klein Group for financial advisory services. Pursuant to the engagement letter, we agreed to pay the Klein Group a quarterly retainer fee of $300,000. In addition, if we conduct certain capital markets financings during the terms of the engagement, we agreed to pay the Klein Group a fee that is the lesser of (i) 50% of the total fees payable to the “lead left” investment bank engaged in connection with such financing or (ii) 15% of total fees paid in aggregate to the underwriting syndicate in connection with such financing. Pursuant to the engagement letter, we paid the Klein Group aggregate fees of approximately $2.3 million for the year ended 2021.

KSA Manufacturing Facilities

On February 27, 2022, we announced that we selected King Abdullah Economic City (“KAEC”) in the Kingdom of Saudi Arabia as the location of our first international manufacturing plant and, through our subsidiary, entered into a development lease agreement with Emaar, The Economic City (“Emaar”) at KAEC. PIF, the parent entity of Ayar, owns a 25% interest in Emaar, the developer of KAEC. We expect to make payments under the agreement in the aggregate amount of approximately $30 million.

Other Transactions

From time to time, we purchase certain services and specialty goods from Novonix Battery Testing Services, Inc., a wholly owned subsidiary of NOVONIX Ltd. (“Novonix”), pursuant to standalone purchase orders. Nicholas Liveris, the Chief Financial Officer of Novonix, is the son of Andrew Liveris, the current Chairman of our Board and a member of the board of directors of Novonix. In 2021, we have made payments of approximately $122,000 in the aggregate to Novonix Battery Testing Services, Inc.

During fiscal year 2021 and the first quarter of 2022, Turqi Alnowaiser, Andrew Liveris, Glenn R. August and Eric Bach each purchased Lucid Air Dream Edition vehicles at prices ranging from approximately $181,000 to $186,000 (after taxes and fees). No such director or officer received a discount on the purchase price.

Executive Officer and Director Compensation Arrangements

See “Executive Compensation” for information regarding compensation arrangements with our executive officers and directors, which include, among other things, employment, termination of employment and change in control arrangements, stock awards, stock options and certain other benefits.

Director and Executive Officer Indemnification

Legacy Lucid’s memorandum and articles of association provided, and our current certificate of incorporation provides, for indemnification for directors and certain officers to the fullest extent permitted by law. Legacy Lucid previously entered and, in connection with the Closing, we entered, into indemnification agreements with each director and executive officer and certain other officers. Such agreements provide among other things, our officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law, including to the extent they serve at our request as directors, officers, employees or other agents of any other affiliated entity, to the fullest extent permitted by law.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers or directors;
●	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any actual or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our Audit Committee charter, our Audit Committee has the responsibility to review related person transactions. Our Audit Committee has also established standing pre-approvals for certain classes of related party transactions, such as sales of our vehicles, parts, services, merchandise, and other Lucid products and services purchased by related persons at market prices.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A common stock as of March 15, 2022 by:

●	each person whom we know to own beneficially more than 5% of our Class A common stock;
●	each of our current named executive officers and directors individually; and
●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 15, 2022. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares. The beneficial ownership of our Class A common stock in the “Shares Beneficially Owned” column in the table is based on 1,665,050,601 shares of our Class A common stock issued and outstanding as of March 15, 2022.

	Shares Beneficially
	Owned
Name and Address of Beneficial Owner(1)	Number	Percentage
Five Percent Holders
Churchill Sponsor IV LLC(2)	96,100,000	5.8%
The Public Investment Fund(3)	1,015,252,523	61.0%
Named Executive Officers and Directors
Peter Rawlinson(4)	20,163,240	1.2%
Sherry House	—	—
Eric Bach(5)	2,782,718	*
Michael Bell	66,838	*
Turqi Alnowaiser(6)	1,017,322,661	61.1%
Glenn R. August(7)	—	—
Nancy Gioia(7)	—	—
Frank Lindenberg	—	—
Andrew Liveris(7)	535,275	*
Nichelle Maynard-Elliott	—	—
Tony Posawatz	38,369	*
Janet Wong	—	—
All executive officers and directors as a group (13 individuals)	1,040,842,263	62.5%
*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Lucid Group, Inc., 7373 Gateway Blvd., Newark, CA 94560.
(2)	Based on the Schedule 13G filed with the SEC on February 11, 2022 by the Sponsor. According to the Schedule 13G, the Sponsor has shared voting power and shared dispositive power over 96,100,000 shares of Class A common stock. Interests shown consist of (i) 51,750,000 shares of Class A common stock and (ii) 44,350,000 Private Placement Warrants (including 1,500,000 Working Capital Warrants) to purchase shares of Class A common stock. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Michael Klein is the sole stockholder of M. Klein

Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Klein. The business address for Mr. Klein is 640 Fifth Avenue, 12th Floor, New York, NY 10019.
(3)	Based on the Schedule 13D filed with the SEC on July 23, 2021 by PIF. According to the Schedule 13D, PIF has sole voting power and sole dispositive power over 1,015,252,523 shares of Class A common stock. Ayar is a wholly owned subsidiary of PIF. The Board of Directors of PIF, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by Ayar by a majority of the votes of the Directors, with the Chairman having a casting vote. Each of the Board of Directors of PIF, H.E. Al-Rumayyan and Turqi Alnowaiser has shared voting power over the shares held by Ayar. Neither H.E. Al-Rumayyan, who is the Governor of PIF, nor Mr. Alnowaiser, who is Deputy Governor and Head of the International Investments Division of PIF, has a pecuniary interest in the shares held by Ayar, and each of H.E. Al-Rumayyan and Mr. Alnowaiser disclaims beneficial ownership of the shares held by Ayar. Interests shown do not include 4,604,595 shares of Class A common stock held by H.E. Al-Rumayyan or 2,070,138 shares of Class A common stock held by Mr. Alnowaiser. The business address for PIF and for H.E. Al-Rumayyan is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.
(4)	Interests shown consist of 7,981,825 shares of Class A common stock and 12,181,415 shares of Class A common stock subject to option awards that are currently exercisable or exercisable within 60 days of March 15, 2022.
(5)	Interests shown consist of 977,620 shares of Class A common stock and 1,805,098 shares of Class A common stock subject to option awards that are currently exercisable or exercisable within 60 days of March 15, 2022.
(6)	Interests shown consist of (i) 2,070,138 shares of Class A common stock held by Mr. Alnowaiser and (ii) 1,015,252,523 shares of Class A common stock held by Ayar. Mr. Alnowaiser, who is Deputy Governor and Head of the International Investments Division of PIF, has shared voting power with respect to the shares held by Ayar and has no pecuniary interest in and disclaims beneficial ownership of such shares. See note (3) above.
(7)	Each of Nancy Gioia and Andrew Liveris has an economic interest in shares of Class A common stock and Private Placement Warrants through his or her ownership of membership interests in the Sponsor, but Ms. Gioia does not beneficially own any Class A common stock or warrants. In addition, Glenn R. August has an economic interest in the shares of Class A common stock and Private Placement Warrants through his control and partial ownership of an entity, OHA Partner Global Co-Investment III, LLP, which owns membership interests in the Sponsor, but does not beneficially own any Class A common stock or warrants.

The economic interest (or deemed economic interest) of these individuals and entity in shares of Class A common stock and warrants held by the Sponsor is as shown below:

	Class A
	common
	stock	Warrants
Nancy Gioia	125,000	0
Andrew Liveris	400,000	363,347
OHA Partner Global Co-Investment III, LLP	7,000,000	6,858,569

SELLING SECURITYHOLDERS

Pursuant to the Investor Rights Agreement, the PIPE Subscription Agreements and the Warrant Agreement, as applicable, we previously agreed to file a registration statement with the SEC for the purposes of registering for resale certain of our securities. This prospectus relates to the resale by the Selling Securityholders from time to time of (a) up to 1,195,006,622 shares of Class A common stock, consisting of (i) 1,118,905,164 issued and outstanding shares of Class A common stock, (ii) 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Legacy Lucid Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in Class A common stock or warrants in accordance with the terms of the agreements governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants.

The following table sets forth, based on representations from the Selling Securityholders and where applicable, filings with the SEC, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock and warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The Selling Securityholders may have sold, transferred or otherwise disposed of some or all of their shares of Class A common stock or warrants, or may have purchased additional freely-tradeable shares of Class A common stock or warrants since providing us with this information. We have based percentage ownership on 1,665,050,601 shares of Class A common stock issued and outstanding as of March 15, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering and no other purchases or sales of our securities by the Selling Securityholders will have occurred.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Shares of Class A		Shares of Class A common stock
	common stock	Number of Shares of	Beneficially Owned After the Offered
	Beneficially Owned	Class A common	Share of Class A common stock are Sold
Name of Selling Securityholder	Prior to Offering	stock Being Offered	Number	Percent
Peter Rawlinson(1)	20,163,240	34,358,785	—	—
Sherry House(2)	—	661,000	—	—
Eric Bach(3)	2,782,718	4,369,118	—	—
Michael Bell(4)	66,838	1,388,838	—	—
Andrew Liveris(5)	535,275	1,298,622	—	—
Glenn R. August(6)	—	13,858,569	—	—
Nancy Gioia(7)	—	125,000	—	—
Tony Posawatz(8)	38,369	38,369	—	—
Turqi Alnowaiser(9)	2,070,138	2,070,138	—	—
H.E. Yasir Othman Al-Rumayyan(10)	4,604,595	4,604,595	—	—
Churchill Sponsor IV LLC(11)	51,750,000	51,750,000	—	—
Ayar Third Investment Company(12)	1,015,252,523	1,015,252,523	—	—
Arena Capital Funds(13)	727,500	727,500	—	—
Franklin Funds(14)	6,771,289	6,689,132	82,157	*
José E. Feliciano(15)	833,333	833,333	—	—
Longfellow Investment Management Funds(16)	50,000	50,000	—	—
Magnetar Funds(17)	176,715	12,581,100	—	—

	Number of Private		Private Placement Warrants / Working
	Placement	Number of Private	Capital Warrants Beneficially Owned
	Warrants / Working	Placement	After the Offered Private Placement
	Capital Warrants	Warrants/ Working	Warrants / Working Capital Warrants are
	Beneficially Owned	Capital Warrants	Sold
Name of Selling Securityholder	Prior to Offering	Being Offered	Number	Percent
Churchill Sponsor IV LLC(11)	44,350,000	44,350,000	—	—

*Less than 1%

(1)	Mr. Rawlinson has served as our Chief Executive Officer and Chief Technology Officer and director since April 2019. Shares offered hereby include (i) 7,981,825 currently issued and outstanding shares of Class A common stock; (ii) 12,181,415 shares of Class A common stock issuable upon exercise of currently outstanding and exercisable Lucid Options; and (iii) 14,195,545 shares of Class A common stock subject to currently outstanding Lucid RSUs vesting after May 14, 2022.
(2)	Ms. House has served as our Chief Financial Officer since May 2021. Shares offered hereby include 661,000 shares of Class A common stock subject to currently outstanding Lucid RSUs vesting after May 14, 2022. Upon vesting of such RSUs, the shares will be held by The House Revocable Trust, dated March 20, 2021, with Christopher A. House and/or Sherry A. House serving as Trustees. Christopher A. House and Sherry A. House are the beneficial owners of The House Revocable Trust.
(3)	Mr. Bach has served as our Senior Vice President, Product and Chief Engineer since February 2021. Mr. Bach previously served as our Vice President, Hardware Engineering from September 2018 to February 2021 and as Senior Director, Body Engineering from April 2015 to August 2018. Shares offered hereby include (i) 977,620 currently issued and outstanding shares of Class A common stock; (ii) 1,805,098 shares of Class A common stock issuable upon exercise of currently outstanding and exercisable Lucid Options; and (iii) 1,586,400 shares of Class A common stock subject to currently outstanding Lucid Awards vesting or becoming exercisable, as applicable, after May 14, 2022.
(4)	Mr. Bell has served as our Senior Vice President, Digital since February 2021, and served as our consultant from August 2020 to February 2021. Shares offered hereby include (i) 66,838 currently issued and outstanding shares of Class A common stock and (ii) 1,322,000 shares of Class A common stock subject to currently outstanding Lucid RSUs vesting after May 14, 2022.

(5)	Mr. Liveris has served as Chairman of our board of directors since April 2019. Shares offered hereby include (i) 535,275 shares of Class A common stock currently beneficially owned by Mr. Liveris and (ii) (a) 400,000 shares of Class A common stock and (b) 363,347 shares of Class A common stock issuable upon exercise of certain Private Placement Warrants. With respect to the securities referenced in (ii)(a) and (b), Mr. Liveris currently has an economic interest in such shares of Class A common stock and Private Placement Warrants through his ownership of membership interests in the Sponsor, but he does not beneficially own any such Class A common stock or Private Placement Warrants. Mr. Liveris may beneficially own such Class A common stock or Private Placement Warrants in the future.
(6)	Mr. August has served as a member of our Board since July 2021 and he previously served as a member of Churchill’s board of directors from August 2020. Shares offered hereby include (i) 7,000,000 shares of Class A common stock and (ii) 6,858,569 shares of Class A common stock issuable upon exercise of certain Private Placement Warrants, which Mr. August does not currently beneficially own. Mr. August has an economic interest in a portion of such shares through his control and partial ownership of an entity, OHA Partner Global Co-Investment III, LLP (“OHA PGCI3”), which owns membership interests in the Sponsor. OHA PGCI3 and Mr. August may beneficially own such Class A common stock or Private Placement Warrants in the future.
(7)	Ms. Gioia has served as a member of our Board since July 2021. Shares offered hereby include 125,000 shares of Class A common stock. Ms. Gioia currently has an economic interest in such shares of Class A common stock through her ownership of membership interests in the Sponsor, but she does not beneficially own any such Class A common stock. Ms. Gioia may beneficially own such Class A common stock in the future.
(8)	Mr. Posawatz has served as a member of our board of directors since April 2019. Shares offered hereby include 38,369 shares of Class A common stock.
(9)	Mr. Alnowaiser has served as a member of our board of directors since April 2019. Also see footnote 12. Shares offered hereby include 2,070,138 shares of Class A common stock issued to Mr. Alnowaiser upon the Closing.
(10)	Also see footnote 12. Shares offered hereby include 4,604,595 shares of Class A common stock issued to H.E. Al-Rumayyan upon the Closing.
(11)	The Sponsor acted as sponsor to Churchill Capital Corp IV, a blank check company and our predecessor company. Shares beneficially owned and offered hereby include: (i) 51,750,000 currently outstanding shares of Class A common stock; (ii) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (iii) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants. Each such warrant entitles the Sponsor to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustments. Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Klein. The business address for Mr. Klein is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Also see footnotes 5, 6 and 7 to this table and footnote 2 to the table under the heading “Beneficial Ownership of Securities.”
(12)	Shares beneficially owned and offered hereby include 1,015,252,523 shares of Class A common stock issued to Ayar upon the Closing (including in connection with the PIPE Investment). Ayar is a wholly owned subsidiary of PIF. The Board of Directors of PIF, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by Ayar by a majority of the votes of the Directors, with the Chairman having a casting vote. Each of the Board of Directors of PIF, H.E. Al-Rumayyan and Turqi Alnowaiser has shared voting power over the shares held by Ayar. Neither H.E. Al-Rumayyan, who is the Governor of PIF, nor Mr. Alnowaiser, who is Deputy Governor and Head of the International Investments Division of PIF, has a pecuniary interest in the shares held by Ayar, and each of H.E. Al-Rumayyan and Mr. Alnowaiser disclaims beneficial ownership of the shares held by Ayar. Interests shown do not include 4,604,595 shares of Class A common stock held by H.E. Al-Rumayyan or 2,070,138 shares of Class A common stock held by Mr. Alnowaiser. The business address for PIF and for H.E. Al-Rumayyan is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.
(13)	Shares beneficially owned and offered hereby include 133,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 3, 383,000 shares of Class A common stock held by Arena Capital Fund, LP — Series 5, and 211,500 shares of Class A common stock held by Arena Capital Fund, LP — Series 9 (together, the “Arena Funds”). The Arena Funds are partnerships organized under the laws of the State of Delaware. Arena Capital Advisors, LLC acts as General Partner for the Arena Funds. The partners of Arena Capital Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett and as such may be deemed beneficial owners of the shares offered hereby. The address of each of the Arena Funds is 12121 Wilshire Blvd, Ste. 1010, Los Angeles, CA 90025.

(14)The shares beneficially owned and offered hereby include 40,144 shares of Class A common stock held by Franklin Strategic Series — Franklin Natural Resources Fund, 1,192,723 shares of Class A common stock held by Franklin Strategic Series — Franklin Growth Opportunities Fund, 2,621,705 shares of Class A common stock held by Franklin Custodian Funds — Franklin Growth Fund, 55,426 shares of Class A common stock held by Franklin Templeton Investment Funds — Franklin Natural Resources Fund, 493,459 shares of Class A common stock held by Franklin Templeton Investment Funds — Franklin US Opportunities Fund and 2,285,705 shares of Class A common stock held by Franklin Templeton Investment Funds — Franklin Technology Fund. Additional shares beneficially owned but not offered hereby include 11,802 shares of Class A common stock held by Franklin Templeton Variable Insurance Products Trust — Franklin Large Cap Growth VIP Fund, 14,448 shares of Class A common stock held by Franklin Templeton Funds — Franklin US Opportunities Fund, 26,092 shares of Class A common stock held by Franklin U.S. Opportunities Fund and 29,815 shares of Class A common stock held by Franklin MPF US Opportunities Fund. Franklin Advisers, Inc. (“FAV”) is the investment manager for the funds listed above. FAV is affiliated with several FINRA members — Franklin/Templeton Distributors, Inc., Templeton/Franklin Investment Services, Inc., Franklin Templeton Financial Services Corp., Royce Fund Services, LLC, Quest Distributors, Inc., Quest Securities, Inc. and Royce Fund Services, Inc. All of these entities are indirect wholly owned subsidiaries of Franklin Resources, Inc. (“FRI”), the parent of FAV and only distribute funds for subsidiaries of FRI. Based on information provided by the Selling Securityholders, the Selling Securityholders acquired the shares for investment purposes, and at the time of the acquisition of the shares, the Selling Securityholders did not have any agreements or understandings with any person to distribute such shares. FAV is an indirect wholly owned subsidiary of a publicly traded company, FRI, and may be deemed to be the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.

(15)José E. Feliciano is the beneficiary of Citibank NA as Custodian FBO José E. Feliciano.

(16)Shares beneficially owned and offered hereby include 10,000 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP, 15,000 shares of Class A common stock held by Boothbay Diversified Alpha Master, LP, 1,500 shares of Class A common stock held by Starr Commonwealth, 10,000 shares of Class A common stock held by BBR Fixed Income Opportunities Fund LP, 3,750 shares of Class A common stock held by BBR Absolute Return (QP), LP, 500 shares of Class A common stock held by BBR Absolute Return, LP, 600 shares of Class A common stock held by BBR Absolute Return Ltd. and 8,650 shares of Class A common stock held by LIM BCOF Special Account, Ltd. Acting as their investment advisor, Longfellow Investment Management Co., LLC is deemed to have investment discretion and shared voting control over the shares beneficially owned by their clients. David Stueher, portfolio manager, may be deemed to be the beneficial owner of the shares. The business address for Longfellow Investment Management Co., LLC is 125 High Street, Suite 832, Boston, MA 02110.

(17)

The shares beneficially owned and offered hereby include 176,715 shares of Class A common stock held by Astrum, Series 8 Holdings LLC which are pledged to Citibank, N.A. and other lenders and held through Citigroup Global Markets Inc., as securities intermediary. Astrum, Series 8 Holdings LLC is managed by Magnetar Financial LLC (“MFL”) and MFL serves as investment manager of Astrum, Series 8 Holdings LLC. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”) is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”) is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of Astrum, Series 8 Holdings LLC, MFL, MCP, Supernova and Alec N. Litowitz disclaims beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. The business address of each of MFL, MCP, Supernova and Alec N. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. In addition, certain Magnetar Funds have an economic interest in shares of Class A common stock and Private Placement Warrants through their ownership of membership interests in the Sponsor, but do not beneficially own any such Class A common stock or Private Placement Warrants. Such economic interest (or deemed economic interest) of such Magnetar Funds relates to 6,500,000 shares of Class A common stock and 5,904,385 Private Placement Warrants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by our current certificate of incorporation and our current bylaws. The full texts of our current certificate of incorporation and our current bylaws are filed as exhibits the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read our current certificate of incorporation, our current bylaws and the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our current certificate of incorporation authorizes the issuance of shares of our capital stock, each with a par value of $0.0001, consisting of (a) 15,000,000,000 shares of Class A common stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of Class A common stock are duly authorized, validly issued, fully paid and non-assessable.

As of March 15, 2022, there were (i) 1,665,050,601 shares of our Class A common stock outstanding, (ii) no shares of preferred stock outstanding, and (iii) 44,350,000 shares of Class A common stock issuable upon the exercise of Private Placement Warrants (including the Working Capital Warrants).

Our current certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our current certificate of incorporation, the holders of Class A common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our Class A common stock will at all times vote together as one class on all matters submitted to a vote of the Class A common stock under our current certificate of incorporation.

Dividends

Subject to limitations contained in the DGCL and our current certificate of incorporation, under our current bylaws, the Board may declare and pay dividends upon the shares of our Class A common stock, which dividends may be paid either in cash, in property or in shares of our Class A common stock.

We have not paid any cash dividends on our Class A common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition. The payment of any cash dividends s will be within the discretion of the

Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Class A common stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors of the Company and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of our Class A common stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our Class A common stock.

Warrants

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until (i) with respect to 14,283,333 Private Placement Warrants and pursuant to the terms of the Investor Rights Agreement, January 23, 2023 and (ii) with respect to all other Private Placement Warrants, August 22, 2021 (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. The Private Placement Warrants have terms and provisions outlined below.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,500,000 funds pursuant to the Promissory Note. The principal amount of such Promissory Note was converted into Working Capital Warrants by the Sponsor. The Working Capital Warrants are identical to the Private Placement Warrants issued to the Sponsor.

Anti-Dilution Adjustments

If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of our Class A common stock, or by a split-up of shares of our Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Class A common stock issuable on exercise of each Private Placement Warrant will be increased in proportion to such increase in the outstanding shares of our Class A common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of our Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Class A common stock equal to the product of  (1) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our Class A common stock, in determining the price payable for our Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of our Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Private Placement Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the Private Placement Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Class A common stock issuable on exercise of each Private Placement Warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.

Whenever the number of shares of our Class A common stock purchasable upon the exercise of the Private Placement Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the Private Placement Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Private Placement Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Private Placement Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Private Placement Warrants would have received if such holder had exercised their Private Placement Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Private Placement Warrants will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a Private Placement Warrants will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Private Placement Warrants within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Private Placement Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the Private Placement Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Private Placement Warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price or on a cashless basis, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of our Class A common stock. After the issuance of shares of our Class A common stock upon exercise of the Private Placement Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Annual Stockholder Meetings

Our current certificate of incorporation and our current bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications.

Effects of Our Current Certificate of Incorporation, Our Current Bylaws and Certain Provisions of Delaware Law

Our current certificate of incorporation, our current bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Class A common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Business Combinations

In our current certificate of incorporation, we have not opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding certain shares; or
●	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least two-thirds of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. This provision also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our current certificate of incorporation, directors serving on a board may be removed by the stockholders only for cause. Our current certificate of incorporation provides that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than two-thirds (66 2/3 )% of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. However, pursuant to the Investor Rights Agreement, Ayar has the exclusive right to (i) remove its nominees from the Board, and we are required to take all necessary action to cause the removal of any such nominee at the request of Ayar and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and we are required to take all necessary action to nominate or cause the Board to appoint, as applicable, replacement directors designated by Ayar to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). In addition, our current certificate of incorporation provides that, without limiting the rights of any party to the Investor Rights Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, or removal. Our current certificate of incorporation provides that, subject to the Investor Rights Agreement, the number of directors constituting the Board can be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our current certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our current certificate of incorporation provides that special meetings of the stockholders may be called only by the Board acting pursuant to a resolution adopted by a majority of the Board. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our current bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by our secretary not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our current bylaws also specify requirements as to the form and content of a stockholder’s notice. Our current bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our current certificate of incorporation provides otherwise. Our current certificate of incorporation precludes stockholder action by written consent at any time when Ayar and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our current bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of Delaware law or our current certificate of incorporation or our current bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions do not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our current bylaws. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitation on Liability and Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s current certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s current certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers, and certain other officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers, and certain other officers, in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s current certificate of incorporation, the Company’s current bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the indemnification agreements.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Our Transfer Agent and Warrant Agent

The transfer agent for our Class A common stock and warrant agent for our warrants is Equiniti Trust Company. We have agreed to indemnify Equiniti Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate,
●	a foreign corporation, or
●	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of our Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service (the “IRS”).

Gain on Disposition of our Class A Common Stock

Subject to the discussions of backup withholding and FATCA withholding tax below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or
●	we are or have been a “U.S. real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not treated as regularly traded on an established securities market when the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock.

We will be a U.S. real property holding corporation at any time that the fair market value of our “U.S. real property interests” (as defined in the Code and applicable Treasury regulations), equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Tax

Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION

We are registering the issuance by us of an aggregate of up to 44,350,000 shares of our Class A common stock, consisting of 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 1,195,006,622 shares of Class A common stock, consisting of (i) 1,118,905,164 issued and outstanding shares of Class A common stock, (ii) 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Legacy Lucid Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Select Market listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	distribution to employees, members, limited partners or securityholders of the Selling Securityholders;
●	by pledge to secure debts and other obligations;
●	delayed delivery requirements;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or warrants, such Selling Securityholder may transfer shares of Class A common stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that a permitted transferee intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the Selling Securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on the Nasdaq Global Select Market under the symbol “LCID.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Warrants

The Private Placement Warrants and Working Capital Warrants (including Class A common stock issuable upon exercise of such warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities—Private Placement Warrants and

Working Capital Warrants.”

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Equiniti Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Lock-up Agreements

Pursuant to the Investor Rights Agreement and subject to certain exceptions, the Sponsor is restricted from selling or transferring Class A common stock and Private Placement Warrants held by it for a period of 18 months beginning on the Closing Date.

Additionally, following certain underwritten offerings of our equity securities, parties to the Investor Rights Agreement will also agree to a customary market stand-off period not to exceed 90 days.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The audited financial statements of Lucid Group, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

Dismissal of Independent Registered Public Accounting Firm

On July 23, 2021, the Board dismissed Marcum, Churchill’s independent registered public accounting firm prior to the Transactions, as the Company’s independent registered public accounting firm effective following completion of the Company’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-business combination special purpose acquisition company, Churchill.

The audit report of Marcum on Churchill’s, the Company’s legal predecessor, balance sheet as of December 31, 2020 and the statements of operations, changes in stockholders’ equity and cash flows for the period from April 30, 2020 (inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from April 30, 2020 (inception) to December 31, 2020 and subsequent interim period through July 23, 2021, there were no disagreements between Churchill and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Churchill’s financial statements for such period.

During the period from April 30, 2020 (inception) to December 31, 2020 and subsequent interim period through July 23, 2021, on May 14, 2021, following the issuance of the statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” by the SEC, Churchill’s management and the audit committee of Churchill’s board of directors, after consultation with management and a discussion with Marcum, concluded that Churchill’s financial statements for the period ended December 31, 2020, and the financial statements as of August 3, 2020 and as of and for the period ended September 30, 2020 (the “Original Financial Statements”) should no longer be relied upon and are to be restated in order to correct a classification error. The Original Financial Statements were restated in the financial statements accompanying Churchill’s Annual Report on Form 10-K/A filed with the SEC on May 14, 2021. As part of such process, Churchill identified a material weakness in its internal controls over financial reporting, solely related to Churchill’s accounting for warrants. There were no other “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated July 30, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Disclosures Regarding the New Independent Auditor

On July 23, 2021, the Board approved the engagement of Grant Thornton LLP (“GT”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. GT served as independent registered public accounting firm of Lucid prior to the Merger. During the years ended December 31, 2019 and December 31, 2020, and subsequent interim period through July 23, 2021, we did not consult with GT with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that GT concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at https://www.lucidmotors.com. Through our website, we make available, free of charge, the following documents of Lucid Group as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Index of Consolidated Financial Statements for the fiscal years ended December 31, 2021, 2020 and 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Lucid Group, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Lucid Group, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Change in accounting principle

As discussed in Note 2—Summary of Significant Accounting Policies to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2021 due to the adoption of Accounting Standards Update (“ASU”) No. 2016—02, Leases (Topic 842).

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for Warrants

As discussed in Note 9 and 11, in connection with the reverse recapitalization treatment of the Merger with Churchill Capital Corp IV. Inc. the Company effectively issued 44,350,000 private warrants and 41,400,000 publicly-traded warrants to purchase shares of the Company’s common stock. The private warrants were recognized as a liability and the public warrants were equity-classified.

The principal considerations for our determination that accounting for warrants is a critical audit matter are the complex provisions affecting classification that require significant audit effort including evaluating each feature of these warrants and the impact of these features on the classification.

Our audit procedures related to the accounting for warrants included the following, among others:

–	we inspected the warrant agreement and evaluated the completeness and appropriateness of the Company’s technical accounting analyses
–	we also involved our subject matter resources to assist in evaluating management’s conclusion on the interpretation and application of the relevant accounting literature.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

San Francisco, California

February 28, 2022

LUCID GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,262,905	$614,412
Accounts receivable, net	3,148	260
Short-term investments	—	505
Inventory	127,250	1,043
Prepaid expenses	70,346	21,840
Other current assets	43,328	24,496
Total current assets	6,506,977	662,556
Property, plant and equipment, net	1,182,153	713,274
Right-of-use assets	161,974	—
Other noncurrent assets	30,609	26,851
TOTAL ASSETS	$7,881,713	$1,402,681
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$41,342	$17,333
Accrued compensation	32,364	16,197
Finance lease liabilities, current portion	4,183	—
Other current liabilities	318,212	151,753
Total current liabilities	396,101	185,283
Convertible preferred stock warrant liability	—	2,960
Finance lease liabilities, net of current portion	6,083	—
Common stock warrant liability	1,394,808	—
Long-term debt	1,986,791	—
Other long-term liabilities	188,575	39,139
Total liabilities	3,972,358	227,382
Commitments and contingencies (Note 15)
CONVERTIBLE PREFERRED STOCK
Convertible preferred stock, $0.0001 par value; 0 and 1,058,949,780 shares authorized as of December 31, 2021 and 2020, respectively; 0 and 957,159,704 shares issued and outstanding as of December 31, 2021 and 2020, respectively; liquidation preference of $0, and $3,497,913 as of December 31, 2021 and 2020, respectively	—	2,494,076
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.0001; 10,000,000 and 0 shares authorized as of December 31, 2021 and 2020, respectively; no shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Common stock, par value $0.0001; 15,000,000,000 and 1,189,800,259 shares authorized as of December 31, 2021 and 2020, respectively; 1,648,413,415 and 28,791,702 shares issued and 1,647,555,590 and 28,791,702 outstanding as of December 31, 2021 and 2020, respectively	165	3
Additional paid-in capital	9,995,778	38,113
Treasury stock, at cost, 857,825 and 0 shares at December 31, 2021 and 2020, respectively	(20,716)	—
Accumulated deficit	(6,065,872)	(1,356,893)
Total stockholders’ equity (deficit)	3,909,355	(1,318,777)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,881,713	$1,402,681

The accompanying notes are an integral part of these consolidated financial statements.

LUCID GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Revenue	$27,111	$3,976	$4,590

Costs and expenses
Cost of revenue	154,897	3,070	3,926
Research and development	750,185	511,110	220,223
Selling, general and administrative	652,475	89,023	38,375
Total cost and expenses	1,557,557	603,203	262,524

Loss from operations	(1,530,446)	(599,227)	(257,934)

Other income (expense), net:
Change in fair value of forward contracts	(454,546)	(118,382)	(15,053)
Change in fair value of convertible preferred stock warrant liability	(6,976)	(1,205)	(406)
Change in fair value of common stock warrant liability	(582,760)	—	—
Transaction costs expensed	(2,717)	—	—
Interest expense	(1,374)	(64)	(8,547)
Other (expense) income, net	(893)	(690)	4,606
Total other expense, net	(1,049,266)	(120,341)	(19,400)
Loss before provision for (benefit from) income taxes	(2,579,712)	(719,568)	(277,334)
Provision for (benefit from) income taxes	49	(188)	23
Net loss and comprehensive loss	(2,579,761)	(719,380)	(277,357)
Deemed contribution related to repurchase of Series B convertible preferred stock	—	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred stock	—	12,784	7,935
Deemed dividend related to the issuance of Series E convertible preferred stock	(2,167,332)	—	—
Net loss attributable to common stockholders	(4,747,093)	(705,596)	(269,422)
Weighted average shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	740,393,759	24,825,944	20,595,229
Net loss per share attributable to common stockholders, basic and diluted	$(6.41)	$(28.42)	$(13.08)

The accompanying notes are an integral part of these consolidated financial statements.

LUCID GROUP, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share and per share data)

								Total
	Convertible				Additional			Stockholders’
	Preferred Stock		Common Stock		Paid-In	Treasury	Accumulated	Equity
	Shares(1)	Amount	Shares(1)	Amount	Capital	Stock	Deficit	(Deficit)
Balance as of January 1, 2019	137,248,112	$259,960	20,165,672	$2	$294	$—	$(360,156)	$(359,860)
Net loss	—	—	—	—	—	—	(277,357)	(277,357)
Repurchase of Series C convertible preferred stock	(9,442,858)	(47,531)	—	—	(2,469)	—	—	(2,469)
Extinguishment of Series C convertible preferred stock	—	(10,404)	—	—	10,404	—	—	10,404
Issuance of Series D convertible preferred stock	374,777,280	871,985	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	1,123,069	483	—	—	483
Stock-based compensation	—	—	—	—	7,719	—	—	7,719
Balance as of December 31, 2019	502,582,534	$1,074,010	21,288,741	$2	$16,431	$—	$(637,513)	$(621,080)
Net loss	—	—	—	—	—	—	(719,380)	(719,380)
Extinguishment and reclassification of Series B convertible preferred stock	—	(4,000)	—	—	1,000	—	—	1,000
Repurchase of Series C convertible preferred stock	(11,507,389)	(24,885)	—	—	12,784	—	—	12,784
Issuance of Series D convertible preferred stock	164,992,213	400,000	—	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	39,563	—	—	—	—	—	—
Issuance of Series E convertible preferred stock	301,092,346	898,932	—	—	—	—	—	—
Settlement of Series E contingent forward contract liability	—	110,456	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	7,502,961	1	3,284	—	—	3,285
Stock-based compensation	—	—	—	—	4,614	—	—	4,614
Balance as of December 31, 2020	957,159,704	$2,494,076	28,791,702	$3	38,113	—	(1,356,893)	(1,318,777)
Net loss	—	—	—	—	—	—	(2,579,761)	(2,579,761)
Repurchase of Series B convertible preferred stock	(3,525,365)	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock upon exercise of warrants	1,546,799	12,936	—	—	—	—	—	—
Issuance of Series E convertible preferred stock	200,728,229	3,206,159	—	—	(22,395)	—	(2,129,218)	(2,151,613)
Stock-based compensation related to Series E convertible preferred stock	—	123,614	—	—	—	—	—	—
Conversion of convertible preferred stock into common stock in connection with the reverse recapitalization	(1,155,909,367)	(5,836,785)	1,155,909,367	116	5,836,669	—	—	5,836,785
Issuance of common stock and common stock warrants upon the reverse recapitalization, net of issuance costs	—	—	425,395,023	42	3,590,914	—	—	3,590,956
Issuance and sale of common stock for tax withholdings of employee RSUs	—	—	—	—	(22,063)	—	—	(22,063)
Treasury stock repurchase	—	—	(857,825)	—	—	(20,716)	—	(20,716)
Issuance of common stock upon vesting of employee RSUs	—	—	601,176	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	26,640,121	3	173,270	—	—	173,273
Redemption of public warrants	—	—	—	—	(4)	—	—	(4)
Issuance of common stock upon exercise of stock options	—	—	11,076,026	1	8,131	—	—	8,132
Stock-based compensation	—	—	—	—	393,143	—	—	393,143
Balance as of December 31, 2021	—	$—	1,647,555,590	$165	$9,995,778	$(20,716)	$(6,065,872)	$3,909,355

The accompanying notes are an integral part of these consolidated financial statements.

(1)	The number of shares of convertible preferred stock and common stock issued and outstanding prior to the Merger have been retroactively adjusted by the Exchange Ratio to give effect to the reverse recapitalization treatment of the Merger. See Note 1 - Description of Business and Note 3 - Reverse Capitalization for more information.

LUCID GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(2,579,761)	$(719,380)	$(277,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	62,907	10,217	3,842
Amortization of insurance premium	18,474	—	—
Non-cash operating lease cost	12,563	—	—
Stock-based compensation	516,757	4,614	7,719
Loss on disposal of property and equipment	52	139	30
Amortization of debt discount	237	—	3,394
Write-down of inventory	48,884	—	—
Change in fair value of contingent forward contract liability	454,546	118,382	15,053
Change in fair value of preferred stock warrant liability	6,976	1,205	406
Change in fair value of common stock warrant liability	582,760	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,888)	148	984
Inventory	(175,091)	(359)	(188)
Financed insurance premium	(41,935)	—	—
Prepaid expenses	(25,045)	7,770	(27,590)
Other current assets	(14,704)	7,360	(5,010)
Other noncurrent assets and security deposit	5,889	2,866	6,143
Accounts payable	4,354	(69,861)	5,843
Accrued compensation	16,167	13,249	2,774
Operating lease liability	(10,019)	—	—
Other liabilities and accrued liabilities	65,456	53,454	28,658
Other long-term liabilities	(4,712)	—	—
Net cash used in operating activities	(1,058,133)	(570,196)	(235,299)
Cash flows from investing activities:
Purchases of property, equipment, and software	(421,220)	(459,582)	(104,290)
Proceeds from sale of short term investments	505	—
Proceed from sale of property, equipment, and software	22	—	—
Net cash used in investing activities	(420,693)	(459,582)	(104,290)
Cash flows from financing activities:
Proceed from issuance of convertible notes, net of issuance costs	2,002,437	—	70,949
Payment of transaction costs for the issuance of convertible notes	(15,883)	—	—
Payment for short-term insurance financing note	(27,887)	—	—
Payment for capital lease liabilities	—	(364)	—
Payment for finance lease liabilities	(3,088)	—	—
Proceeds from short-term insurance financing note	41,935	—	—
Repurchase of Series B convertible preferred stock	(3,000)	—	—
Repurchase of Series C convertible preferred stock	—	(12,101)	(50,000)
Proceeds from issuance of Series D convertible preferred stock	3,000	400,000	600,000
Proceeds from issuance of Series E convertible preferred stock	600,000	899,725	—
Proceeds from exercise of stock options	8,132	3,285	483
Proceeds from the exercise of public warrants	173,273	—	—
Proceeds from the reverse recapitalization	4,439,153	—	—
Payment of transaction costs related to the reverse recapitalization	(38,865)	—	—
Treasury stock repurchase	(20,716)	—	—
Stock repurchases from employees for tax withholdings	(22,063)	—	—
Net cash provided by financing activities	7,136,428	1,290,545	621,432
Net increase in cash, cash equivalents, and restricted cash	5,657,602	260,767	281,843
Beginning cash, cash equivalents, and restricted cash	640,418	379,651	97,808

The accompanying notes are an integral part of these consolidated financial statements.

LUCID GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Ending cash, cash equivalents, and restricted cash	$6,298,020	$640,418	$379,651
Supplemental disclosure of cash flow information:
Cash paid for interest	$627	$51	$30
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	101,057	117,946	32,863
Property and equipment and right-of-use assets obtained through leases	93,771	3,289	451
Extinguishment of Series B convertible preferred stock included in additional paid-in capital	—	1,000	—
Extinguishment of Series B convertible preferred stock included in accrued liabilities	—	3,000	—
Issuance of Series D convertible preferred stock upon settlement of contingent forward contracts	—	39,563	—
Issuance of Series D convertible preferred stock upon exercise of preferred stock warrants	9,936	—	—
Convertible Notes converted into Series D convertible preferred stock	—	—	300,000
Unamortized Convertible Notes debt issuance cost and debt discount converted into Series D convertible preferred stock	—	—	(36,797)
Accrued interest of Convertible Notes converted to Series D convertible preferred stock	—	—	8,747
Deferred financing cost reclassed to convertible preferred stock	—	—	10,253
Issuance of Series E convertible preferred stock contingent forward contracts	2,167,332	793	—
Settlement of Series E convertible preferred stock contingent forward contract	—	110,456	—
Capital contribution upon forfeit of Series E awards	15,719	—	—
Issuance of Series E convertible preferred stock upon settlement of contingent forward contracts	2,621,877	—	—
Issuance of common stock upon conversion of preferred stock in connection with the reverse recapitalization	$5,836,785	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

LUCID GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

NOTE 1—DESCRIPTION OF BUSINESS

Overview

Lucid Group, Inc. (“Lucid”) is a automotive company focused on designing, developing, manufacturing, and selling the next generation of electric vehicle (“EV”), EV powertrains and battery systems.

Lucid was originally incorporated in Delaware on April 30, 2020 under the name Churchill Capital Corp IV (formerly known as Annetta Acquisition Corp) (“Churchill”) as a special purpose acquisition company with the purpose of effecting a merger with one or more operating businesses. On February 22, 2021, Churchill entered into a definitive merger agreement (the “Merger Agreement”) with Atieva, Inc. (“Legacy Lucid”) in which Legacy Lucid would become a wholly owned subsidiary of Churchill (the “Merger”). Upon the closing of the Merger on July 23, 2021 (the “Closing”), Churchill was immediately renamed to “Lucid Group, Inc.” The Merger between Churchill and Legacy Lucid was accounted for as a reverse recapitalization. See Note 3—Reverse Recapitalization for more information.

Throughout the notes to the consolidated financial statements, unless otherwise noted, the “Company,” “we,” “us” or “our” and similar terms refer to Legacy Lucid and its subsidiaries prior to the consummation of the Merger, and Lucid and its subsidiaries after the consummation of the Merger.

Liquidity

The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.

From inception through December 31, 2021, the Company has incurred operating losses and negative cash flows from operating activities. For the years ended December 31, 2021, 2020 and 2019, the Company has incurred operating losses, including net losses of $2.6 billion, $719.4 million and $277.4 million, respectively. The Company has an accumulated deficit of $6.1 billion as of December 31, 2021.

During the quarter ended June 30, 2021, the Company completed the first phase of the construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company began commercial production of its first vehicle, the Lucid Air, in September 2021 and delivered its first vehicles in late October 2021. The Company continues to expand the Arizona plant and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources are not identified and confirmed.

The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company funded operations primarily with issuances of convertible preferred stock and convertible notes. Upon the completion of the Merger, the Company received $4,400.3 million in cash proceeds, net of transaction costs. In December 2021, the Company issued an aggregate of $2,012.5 million principal amount of 1.25% convertible senior notes due in December 2026.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including our ability to access potential markets, and secure long-term financing.

The Company participates in a dynamic high-technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

The COVID-19 pandemic continues to impact the global economy and cause significant macroeconomic uncertainty. Infection rates vary across the jurisdictions in which we operate. Governmental authorities have continued to implement numerous and constantly evolving measures to try to contain the virus, such as travel bans and restrictions, masking recommendations and mandates, vaccine recommendations and mandates, limits on gatherings, quarantines, shelter-in-place orders and business shutdowns. We have taken proactive action to protect the health and safety of our employees, customers, partners and suppliers, consistent with the latest and evolving governmental guidelines. We expect to continue to implement appropriate measures until the COVID-19 pandemic is adequately contained. We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and may take additional actions based on their recommendations and requirements or as we otherwise see fit to protect the health and safety of our employees, customers, partners and suppliers.

While certain of our and our suppliers’ operations have from time-to-time been temporarily affected by government-mandated restrictions, we were able to commence deliveries of the Lucid Air to customers and to proceed with the construction of the Arizona plant. Broader impacts of the pandemic have included ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays and a shortfall of semiconductor supply. Because we rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities, we have been affected by such industry-wide challenges in logistics and supply chains. While we continue to focus on mitigating risks to our operations and supply chain in the current industry environment, we expect that these industry-wide trends will continue to affect our ability and the ability of our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future.

In the current circumstances, given the dynamic nature of the situation, any impact on our financial condition, results of operations or cash flows in the future continues to be difficult to estimate and predict, as it depends on future events that are highly uncertain and cannot be predicted with accuracy, including, but not limited to, the duration and continued spread of the outbreak, its severity, potential additional waves of infection, the emergence of more virulent or more dangerous strains of the virus, the actions taken to mitigate the virus or its impact, the development, distribution, efficacy and acceptance of vaccines worldwide, how quickly and to what extent normal economic and operating conditions can resume, the broader impact that the pandemic is having on the economy and our industry and specific implications the pandemic may have on our suppliers and on global logistics. See Item 1A., “Risk Factors,” for additional information regarding risks associated with the COVID-19 pandemic, including under the caption “The ongoing COVID-19 pandemic has adversely affected our business, results of operations and financial condition.”

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior-period amounts have been reclassified in the accompanying consolidated financial statements and notes thereto in order to conform to the current period presentation.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating and reporting segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the useful lives of property and equipment, fair value of preferred stock warrants, fair value of common stock warrants, fair value of contingent forward contracts liability, valuation of deferred income tax assets and uncertain tax positions, fair value of common stock and other assumptions used to measure stock-based compensation expense, and estimated incremental borrowing rates for assessing operating and financing lease liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

Restricted cash in other current assets and noncurrent assets is primarily related to letters of credit issued to the landlords for certain of the Company’s leasehold facilities.

The following table provides a reconciliation of cash and restricted cash to amounts shown in the statements of cash flows (in thousands):

	December 31,
	2021	2020	2019
Cash	$6,262,905	$614,412	$351,684
Restricted cash included in other current assets	10,740	11,278	19,767
Restricted cash included in other noncurrent assets	24,375	14,728	8,200
Total cash and restricted cash	$6,298,020	$640,418	$379,651

Accounts Receivable, Net

Accounts receivable consist of current trade receivables from a single customer. The Company records accounts receivable, net of an allowance for expected credit losses. Management’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. At December 31, 2021 and 2020, the Company did not record an allowance for expected credit losses.

Short-Term Investments

Investments with original or remaining maturities of more than three months at the time of purchase are generally classified as short-term investments and consist of time deposits. At December 31, 2021 and 2020, the Company held short-term investments of nil and $0.5 million, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable primarily consists of current trade receivables from a single customer as of December 31, 2021 and 2020, which relates specifically to sales of its battery packs.

Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost for vehicles, which approximates actual cost on a first-in, first-out basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions about current and future demand forecasts. If inventory on-hand is in excess of future demand forecast, the excess amounts are written-off.

Inventory is also reviewed to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires an assessment to determine the selling price of the vehicles less the estimated cost to convert the inventory on-hand into a finished product. Once inventory is written-down, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, less accumulated depreciation and amortization for leasehold improvements. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. The Company generally uses the following estimated useful lives for each asset category:

Asset Category	Life (years)
Machinery, Tooling & Vehicles	3-7
Computer equipment and software	3
Furniture and fixtures	5
Finance leases	3
Building and Improvements	40
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the assets

Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements that increase functionality of the asset are capitalized and depreciated ratably over the identified useful life. Upon disposition or retirement of property and equipment, the related cost and accumulated depreciation and amortization are removed, and any gain or loss is reflected in operations. The disposition loss on fixed assets recorded for the years ended December 31, 2021, 2020 and 2019 is immaterial.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for potential impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2021, 2020 and 2019.

Foreign Currency

The U.S. dollar is the functional currency of the Company’s consolidated subsidiaries operating outside of the U.S. Monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars from the local currency at rates in effect at period-end and nonmonetary assets and liabilities are remeasured at historical rates. Expenses incurred in currencies other than the U.S. dollar (the functional currency) are remeasured at average exchange rates in effect during each period. Foreign currency gains and losses from remeasurement are included within other (expense) income, net in the Company’s consolidated statements of operations, and were immaterial for the years ended December 31, 2021, 2020, and 2019.

Revenue from Contracts with Customers

On January 1, 2019, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective method, which did not result in an adjustment upon adoption.

The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are satisfied.

Vehicle Sales

Vehicle sales revenue is generated from the sale of electric vehicles to customers. There are two performance obligations identified in vehicle sale arrangements. These are the vehicle including an onboard advanced driver assistance system (ADAS), and the right to unspecified over-the-air (OTA) software updates to be provided as and when available over the term of the basic vehicle warranty, which is generally 4 years. Shipping and handling provided by Company is considered a fulfillment activity.

Payment is typically received at or prior to the transfer of control of the vehicle to the customer. Generally, control transfers to the customer at the deemed delivery when the customer takes physical possession of the vehicle, which may be at a Lucid Studio or other destination chosen by the customer. The Company’s vehicle contracts do not contain a significant financing component. The Company has elected to exclude sales taxes from the measurement of the transaction price. The Company estimates the standalone selling price of all performance obligations by considering costs used to develop and deliver the good or service, third-party pricing of similar goods or services and other information that may be available. The transaction price is allocated among the performance obligations in proportion to the standalone selling price of the Company’s performance obligations.

The Company recognizes revenue related to the vehicle when the customer obtains control of the vehicle which occurs at a point in time either upon completion of delivery to the agreed upon delivery location or upon pick up of the vehicle by the customer. As the unspecified OTA software updates are provided when-and-if they become available, revenue related to OTA software updates is recognized ratably over the basic vehicle warranty term, commencing when control of the vehicle is transferred to the customer.

The Company provides a manufacturer’s warranty on all vehicles sold. The warranty covers the rectification of reported defects via repair, replacement, or adjustment of faulty parts or components. The warranty does not cover any item where failure is due to normal wear and tear. This assurance-type warranty does not create a performance obligation separate from the vehicle. The estimated cost of the assurance-type warranty is accrued at the time of vehicle sale.

Battery Pack System

Battery pack system revenue consists of the sales of battery pack systems, supplies and related services for vehicles. The sale of battery pack systems along with related supplies is a single performance obligation to be recognized at the point in time when control is transferred to the customer. Shipping and handling provided by Company is considered a fulfillment activity. While customers generally have the right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies may include either a cash refund or an exchange of the returned product. As a result, the right of return and related refund liability for non-conforming or defective goods is estimated and recorded as a reduction in revenue, if necessary. Payment for the products sold are made upon invoice or in accordance with payment terms customary to the business. The Company’s battery pack system contracts do not contain a significant financing component. The Company has elected to exclude sales taxes from the measurement of the transaction price.

Control transfers to the customer when the product is delivered to the customer as the customer can then direct the product’s use and obtain substantially all of the remaining benefits from the asset at that point in time.

Cost of Revenue

Vehicle Sales

Cost of revenue includes direct parts, materials, shipping and handling costs, allocable overhead costs such as depreciation of manufacturing related equipment and facilities, information technology costs, personnel costs, including wages and stock-based compensation, estimated warranty costs and charges to reduce inventories to their net realizable value less costs to sell or charges for inventory obsolescence.

Battery Pack Systems

Cost of revenue includes direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistic costs, and reserves for estimated warranty expenses related to its battery packs. Cost of revenue also includes adjustments to warranty expense and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value or to provide for obsolete and on-hand inventory in excess of forecasted demand.

Warranties

The Company provides a manufacturer’s warranty on all vehicles and battery packs it sells and accrues a warranty reserve for warranty coverage, as applicable. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims. The Company accrues a warranty reserve for all products sold which includes the Company’s best estimates of the projected costs to repair or replace items under warranties and recalls when identified. Changes to the Company’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities and other, while the remaining balance is included within other long-term liabilities in the consolidated balance sheets. The warranty expense recorded as a component of cost of revenue in the consolidated statements of operations was immaterial for the years ended December 31, 2021, 2020, and 2019.

Income Taxes

The Company utilizes the liability method to account for income taxes, under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid, or refunds received, as provided for under currently enacted tax law.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company’s policy is to recognize interest related to unrecognized tax benefits in other income (expense)—net and to recognize penalties in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Accrued interest and penalties are included within income tax liabilities in the consolidated balance sheets.

Stock-Based Compensation

The Company issues stock-based compensation awards to employees, officers, directors, and non-employees in the form of stock options and restricted stock units (“RSUs”). The Company measures and recognizes compensation expense for stock-based awards based on the awards’ fair value on the date of grant. The Company accounts for forfeitures of stock-based awards when they occur. The fair value of RSUs that vest based on service and performance conditions is measured using the fair value of the Company’s common stock on the date of the grant. The fair value of RSUs that vest based on service and market conditions is measured using a Monte Carlo simulation model on the date of grant. The fair value of stock options that vest based on service condition is measured using the Black-Scholes option pricing model on the date of grant. The Monte Carlo simulation model and the Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the Company’s common stock, the expected term of the award, the expected volatility of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The fair value of awards that vest based only continuous service are recognized on a straight-line basis over the requisite service period. The fair value of awards that vest based on performance or market conditions is recognized over the requisite service period using the accelerated attribution method. Stock-based compensation expense is only recognized for awards with performance conditions once the performance condition becomes probable of being achieved. The performance-based vesting condition was satisfied upon the Closing of the Merger. The market-based RSUs will vest only if the Company achieves certain market capitalization targets.

Comprehensive Loss

Comprehensive loss is composed of two components: net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ equity (deficit) but are excluded from net loss. For the years ended December 31, 2021, 2020 and 2019, as there are no activities that impacted comprehensive income (loss), there are no differences between comprehensive loss and net loss reported in the Company’s consolidated statements of operations.

Research and Development

Research and development expenses consist primarily of personnel-related expenses, contractor fees, engineering design and testing expenses, and allocated facilities cost. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations and comprehensive loss.

Selling, General, and Administrative

Selling, general and administrative expense consist of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, facilities and real estate, accounting, finance, tax, and information technology.

Advertising

Advertising is expensed as incurred and is included in sales and marketing expenses in the consolidated statements of operations and comprehensive loss. These costs were immaterial for the years ended December 31, 2021, 2020 and 2019, respectively.

Leases

Accounting for Leases prior to the adoption of ASC 842 (as defined below)

Periods prior to fiscal year 2021 reflect the provisions of ASC 840, Leases (“ASC 840”) where an arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfers substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating leases are not recognized on the consolidated balance sheets. For capital leases, the Company recognizes capital lease assets and corresponding lease liabilities within the consolidated balance sheets at lease commencement at the present value of the rental payments. The Company recognizes rent expense on a straight-line basis in the statements of operations for operating leases. For capital leases, the Company recognizes interest expense associated with the capital lease liability and depreciation expense associated with the capital lease asset. For capital lease assets and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.

The Company enters into operating and capital leases associated with its office space, manufacturing and retail facilities, and equipment. On certain of its operating lease agreements, the Company may receive rent holidays and other incentives, which are recognized over the lease term through rent expense. The difference between rent expense and the cash paid under the lease agreement is recorded as deferred rent. Lease incentives, including tenant improvement allowances, are also recorded as deferred rent and amortized on a straight-line basis over the lease term. The Company recorded deferred rent under other short-term and long-term liabilities in the consolidated balance sheet as of December 31, 2020.

If the term of the lease does not exceed 12 months, the Company elects to record the rental expense in the period it is incurred, and no deferred rent is recorded.

Adoption of ASC 842 (as defined below)

As of January 1, 2021, the Company adopted ASU 2016-02, Leases, and all related guidance (“ASC 842”) and recorded a right-of-use (“ROU”) asset and a corresponding lease liability in our consolidated balance sheet for all eligible leases with terms longer than 12 months or less if the lease contains a purchase option or renewal term that the Company is reasonably certain to exercise.

The Company has lease agreements with lease and non-lease components, including embedded leases, and has elected not to utilize the practical expedient to account for lease and non-lease components together, rather the Company is accounting for the lease and non-lease components separately on the consolidated financial statements.

Operating lease assets are included within operating lease right-of-use (“ROU”) assets. Finance lease assets are included within property, plant and equipment, net. The corresponding operating lease liabilities and finance lease liabilities are included within other current liabilities and other long-term liabilities on the Company’s consolidated balance sheet as of December 31, 2021.

All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at the later of ASC 842 adoption date or lease commencement date. The Company estimates the Company’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is computed in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities as the holders of such shares have the right to receive nonforfeitable dividends on a pari passu basis in the event that a dividend is paid on common stock. Under the two-class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the preferred stockholders do not have a contractual obligation to share in the Company’s losses.

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common share equivalents to the extent they are dilutive. For purposes of this calculation, convertible preferred stock, stock options, convertible and convertible preferred stock warrants are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Common Stock Warrants

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. Liability-classified common stock warrants are subject to remeasurement to fair value as of any respective exercise date and as of each subsequent balance sheet date with changes in fair value recorded in the Company’s statement of operations and comprehensive loss. For issued or modified common stock warrants outstanding that meet all of the criteria for equity classification, the common stock warrants are recorded as a component of additional paid-in capital and are not remeasured to fair value in subsequent reporting periods.

The Company’s publicly traded common stock warrants (the “public warrants”) are equity-classified instruments because they are deemed indexed to the Company’s own common stock and did not contain any provision that could require net cash settlement unless the holders of the underlying shares would also receive the same form of consideration as the holders of public warrants. The Company’s privately placed common stock warrants (the “private warrants”) are liability-classified instruments because they are not deemed indexed to the Company’s own common stock.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 (“ASC 842”), Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheet, while recognition on the statement of operations will remain similar to current lease accounting. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. This standard is effective for interim and annual periods beginning after December 15, 2018 for public business entities. Early adoption is permitted for all entities. The Company adopted ASC 842 as of January 1, 2021 using the modified retrospective approach (“adoption of the new lease standard”). This approach allows entities to either apply the new lease standard to the beginning of the earliest period presented or only to the consolidated financial statements in the period of adoption without restating prior periods. The Company has elected to apply the new guidance at the date of adoption without restating prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented. The finance lease classification under ASC 842 includes leases previously classified as capital leases under ASC 840.

The Company has lease agreements with lease and non-lease components, including embedded leases, and has elected not to utilize the practical expedient to account for lease and non-lease components together, rather the Company is accounting for the lease and non-lease components separately on the consolidated financial statements.

Operating lease assets are included within operating lease right-of-use (“ROU”) assets. Finance lease assets are included within property, plant and equipment, net. The corresponding operating lease liabilities and finance lease liabilities are included within other current liabilities and other long-term liabilities on the Company’s consolidated balance sheet as of December 31, 2021.

The Company has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at the later of ASC 842 adoption date or lease commencement date. Because most of the Company’s leases do not provide an implicit rate of return, the Company used the Company’s incremental borrowing rate based on the information available at adoption date or lease commencement date in determining the present value of lease payments.

Adoption of the new lease standard on January 1, 2021 had a material impact on the Company’s consolidated financial statements. The most significant impacts related to the (i) recording of ROU asset of $91.0 million, and (ii) recording lease liability of $122.8 million, as of January 1, 2021 on the consolidated balance sheets. The Company also reclassified prepaid expenses of $0.2 million and deferred rent balance, including tenant improvement allowances, and other liability balances of $31.8 million relating to the Company’s existing lease arrangements as of December 31, 2020, into the ROU asset balance as of January 1, 2021. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The standard did not materially impact the Company’s consolidated statement of operations and comprehensive loss and consolidated statement of cash flows.

The cumulative effect of the changes made to the Company’s consolidated balance sheet as of January 1, 2021 for the adoption of the new lease standard was as follows (in thousands):

		Adjustments
		from
		Adoption of
	Balances at	New Lease	Balances at
	December 31, 2020	Standard	January 1, 2021
Assets
Prepaid expenses	$21,840	$(180)	$21,660
Property, plant and equipment, net	713,274	—	713,274
Operating lease right-of-use assets	—	90,932	90,932
Liabilities
Other current liabilities	151,753	7,754	159,507
Other long-term liabilities	39,139	83,191	122,330

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Topic 740, Income Taxes in order to reduce cost and complexity of its application. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. For nonpublic entities, the guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted if financial statements have not yet been issued (for public business entities) or have not yet been made available for issuance (for all other entities). The Company adopted this ASU starting on January 1, 2021. The adoption of this ASU did not have an immediate impact to the consolidated financial statements and related disclosure.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU eliminates the current accounting models for convertible instruments that require separation of beneficial conversion features and cash conversion features into equity. The ASU simplifies the requirements for the equity classification of contracts in an entity’s own equity. Additionally, the ASU amends existing earnings-per-share, or EPS, guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments and requires a presumption of settlement in shares in the calculation of diluted EPS when a contract can be settled in cash or shares. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company early adopted this ASU on January 1, 2021 using the modified retrospective method. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements or notes thereto.

NOTE 3—REVERSE RECAPITALIZATION

On July 23, 2021, upon the consummation of the Merger, all holders of 451,295,965 issued and outstanding Legacy Lucid common stock received shares of Lucid common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 2.644 (the “Exchange Ratio”) resulting in 1,193,226,511 shares of Lucid common stock issued and outstanding as of the Closing and all holders of 42,182,931 issued and outstanding Legacy Lucid equity awards received Lucid equity awards covering 111,531,080 shares of Lucid common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement:

●	the cancellation and conversion of all 437,182,072 issued and outstanding shares of Legacy Lucid preferred stock into 437,182,072 shares of Legacy Lucid common stock at the conversion rate as calculated pursuant to Legacy Lucid’s memorandum and articles of association at the date and time that the Merger became effective (“Effective Time”);
●	the surrender and exchange of all 451,295,965 issued and outstanding shares of Legacy Lucid common stock (including Legacy Lucid common stock resulting from the conversion of the Legacy Lucid preferred stock) into 1,193,226,511 shares of Lucid common stock as adjusted by the Exchange Ratio;
●	the cancellation and exchange of all 25,764,610 granted and outstanding vested and unvested Legacy Lucid options, which became 68,121,210 Lucid options exercisable for shares of Lucid common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio; and
●	the cancellation and exchange of all 16,418,321 granted and outstanding vested and unvested Legacy Lucid RSUs, which became 43,409,870 Lucid RSUs for shares of Lucid common stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Exchange Ratio.

The other related events that occurred in connection with the Closing are summarized below:

●	Churchill entered into separate private placement subscription agreements (the “PIPE Investment”) contemporaneously with the execution of the Merger Agreement pursuant to which Churchill agreed to sell and issue an aggregate of 166,666,667 shares of common stock at a purchase price of $15.00 per share for an aggregate purchase price of $2,500.0 million. The PIPE Investment closed simultaneously with the Closing of the Merger;
●	Churchill Sponsor IV LLC (the “Churchill Sponsor”) exercised its right to convert the outstanding and unpaid amount of $1.5 million under the working capital loan provided by the Churchill Sponsor to Churchill into an additional 1,500,000 private warrants at a price of $1.00 per warrant in satisfaction of such loan;
●	Churchill and the Churchill Sponsor entered into a letter agreement (the “Sponsor Agreement”), pursuant to which the Churchill Sponsor agreed that 17,250,000 shares of Churchill’s issued and outstanding common stock beneficially held by the Churchill Sponsor (the “Sponsor Earnback Shares”) and 14,783,333 private warrants beneficially held by the Churchill Sponsor (the “Sponsor Earnback Warrants”) to purchase shares of the Churchill’s common stock shall become subject to transfer restrictions and contingent forfeiture provisions upon the Closing of the Merger until Lucid’s stock price exceeded certain predetermined levels in the post-Merger period. Any such shares and warrants not released from these transfer restrictions during the earnback period, which expires on the fifth anniversary of the Closing, will be forfeited back to Lucid for no consideration. See Note 12—Earnback Shares and Warrants for more information; and
●	Churchill redeemed 21,644 public shares of Churchill’s Class A common stock at approximately $10.00 per share for an aggregate payment of $0.2 million.

After giving effect to the Merger and the redemption of Churchill shares as described above, the number of shares of common stock issued and outstanding immediately following the consummation of the Merger was as follows:

Shares
Churchill public shares, prior to redemptions	207,000,000
Less redemption of Churchill shares	(21,644)
Churchill public shares, net of redemptions	206,978,356
Churchill Sponsor shares(1)	51,750,000
PIPE shares(2)	166,666,667
Total shares of Churchill common stock outstanding immediately prior to the Merger	425,395,023
Legacy Lucid shares	1,193,226,511
Total shares of Lucid common stock outstanding immediately after the Merger(3)(4)	1,618,621,534
(1)	The 51,750,000 shares beneficially owned by the Churchill Sponsor as of the Closing of the Merger includes the 17,250,000 Sponsor Earnback Shares.
(2)	Reflects the sale and issuance of 166,666,667 shares of common stock to the PIPE Investors at $15.00 per share.
(3)	Excludes 111,531,080 shares of common stock as of the Closing of the Merger to be reserved for potential future issuance upon the exercise of Lucid options or settlement of Lucid RSUs.
(4)	Excludes the 85,750,000 warrants issued and outstanding as of the Closing of the Merger, which includes the 41,400,000 public warrants and the 44,350,000 private warrants held by the Churchill Sponsor. The 44,350,000 private warrants beneficially owned by the Churchill Sponsor as of the consummation of the Merger includes the 14,783,333 Sponsor Earnback Warrants.

The Merger has been accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Churchill has been treated as the acquired company for financial reporting purposes. The reverse recapitalization accounting treatment was primarily determined based on the stockholders of Legacy Lucid having a relative majority of the voting power of Lucid and having the ability to nominate the majority of the members of the Lucid board of directors, senior management of Legacy Lucid comprise the senior management of Lucid, and the strategy and operations of Legacy Lucid prior to the Merger comprise the only ongoing strategy and operations of Lucid. Accordingly, for accounting purposes, the financial statements of Lucid represent a continuation of the financial statements of Legacy Lucid with the Merger being treated as the equivalent of Legacy Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Legacy Lucid and the accumulated deficit of Legacy Lucid has been carried forward after Closing.

All periods prior to the Merger have been retrospectively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Closing to effect the reverse recapitalization.

In connection with the Closing of the Merger, the Company raised $4,439.2 million of gross proceeds, including the contribution of $2,070.1 million of cash held in Churchill’s trust account from its initial public offering along with $2,500.0 million of cash raised by Churchill in connection with the PIPE Investment and $0.4 million of cash held in the Churchill operating cash account. The gross proceeds were net of $0.2 million paid to redeem 21,644 shares of Churchill Class A common stock held by public stockholders and $131.4 million in costs incurred by Churchill prior to the Closing. The Company additionally incurred $38.9 million of transaction costs, consisting of banking, legal, and other professional fees, of which $36.2 million was recorded as a reduction to additional paid-in capital of proceeds and the remaining $2.7 million was expensed in the consolidated statements of operations. The total net cash proceeds to the Company were $4,400.3 million.

NOTE 4—BALANCE SHEETS COMPONENTS

INVENTORY

Inventory as of December 31, 2021, and 2020 were as follows (in thousands):

	December 31,	December 31,
	2021	2020
Raw materials	$87,646	$661
Work in progress	30,641	70
Finished goods (1)	8,963	312
Total inventory	$127,250	$1,043

(1)	Finished goods inventory includes vehicles in transit to fulfill customer orders and new vehicles available for sale.

Inventory as of December 31, 2021 is primarily related to raw materials and work in progress related to the production of vehicles for sale. The inventory as of December 31, 2021 and 2020 also includes battery pack systems. We write-down inventory for any excess or obsolete inventories or when we believe that the net realizable value of inventories is less than the carrying value. During the year ended December 31, 2021, we recorded write-downs of $48.9 million in cost of revenues. No write-downs were recorded in fiscal years 2020 and 2019.

PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment as of December 31, 2021 and 2020 were as follows (in thousands):

	December 31,	December 31,
	2021	2020
Land and land improvements	$1,050	$1,050
Building and improvements	195,952	—
Machinery, Tooling and Vehicles	601,791	28,830
Computer equipment and software	27,968	15,716
Leasehold improvements	135,533	47,187
Furniture and fixtures	15,352	4,503
Capital leases	—	3,908
Finance leases	13,601	—
Construction in progress	276,919	636,851
Total property, plant, and equipment	1,268,166	738,045
Less accumulated depreciation and amortization	(86,013)	(24,771)
Property, plant, and equipment—net	$1,182,153	$713,274

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):

	December 31,	December 31,
	2021	2020
Machinery and Tooling	$132,943	$414,529
Construction of Arizona plant	112,970	171,532
Leasehold improvements	31,006	50,790
Total construction in progress	$276,919	$636,851

Depreciation and amortization expense for the years ended December 31, 2021, 2020 and 2019, was approximately $62.9 million, $10.2 million and $3.8 million, respectively.

OTHER CURRENT AND LONG-TERM LIABILITIES

Other current liabilities and long-term liabilities as of December 31, 2021 and 2020 were as follows (in thousands):

	December 31,	December 31,
	2021	2020
Engineering, design, and testing accrual	$33,950	$42,518
Construction in progress	92,590	43,115
Retail leasehold improvements accrual	15,796	6,114
Other professional services accrual	13,944	9,083
Tooling liability	23,966	15,243
Series B convertible preferred stock repurchase liability	—	3,000
Short-term insurance financing note	15,281	980
Operating lease liabilities, current portion	11,056	—
Other current liabilities	111,629	31,700
Total other current liabilities	$318,212	$151,753

	December 31,	December 31,
	2021	2020
Deferred rent	$—	$28,881
Operating leases liabilities, net of current portion	185,323	—
Other long-term liabilities	3,252	10,258
Total other long-term liabilities	$188,575	$39,139

NOTE 5—FAIR VALUE MEASUREMENTS

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs may result in a significantly higher or lower measurement.

Level 1 investments consist solely of money market fund which is valued using quoted prices that are available in an active market. Level 2 investments consist solely of certificate of deposits. Level 3 liabilities consist of convertible preferred stock warrant liability and common stock warrant liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 7 “Contingent Forward Contracts,” Note 8 “Convertible Preferred Stock Warrant Liability” and Note 9 “Common Stock Warrant Liability”.

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Money market fund	$6,102,017	$—	$—	$6,102,017
Total assets	$6,102,017	$—	$—	$6,102,017

Liabilities:
Common stock warrant liability	$—	$—	$1,394,808	$1,394,808
Total liabilities	$—	$—	$1,394,808	$1,394,808

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment—
Certificates of deposit	$—	$505	$—	$505
Total assets	$—	$505	$—	$505

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$2,960	$2,960
Total liabilities	$—	$—	$2,960	$2,960

A reconciliation of the contingent forward contract liability, convertible preferred stock warrant liability and common stock warrant liability measured and recorded at fair value on a recurring basis is as follows (in thousands):

	Year Ended			Year Ended
	December 31, 2021			December 31, 2020
		Convertible	Common	Contingent	Convertible
	Contingent	Preferred Stock	Stock	Forward	Preferred Stock
	Forward	Warrant	Warrant	Contract	Warrant
	Contract Liability	Liability	Liability	Liability	Liability
Fair value-beginning of period	$—	$2,960	$—	$30,844	$1,755
Issuance	2,167,332	—	812,048	793	—
Change in fair value	454,546	6,976	582,760	118,382	1,205
Settlement	(2,621,878)	(9,936)	—	(150,019)	—
Fair value-end of period	$—	$—	$1,394,808	$—	$2,960

NOTE 6—LONG-TERM DEBT

2026 Notes

In December 2021, the Company issued an aggregate of $2,012.5 million principal amount of 1.25% convertible senior notes due in December 2026 (the “2026 notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, at an issuance price equal to 99.5% of the principal amount of 2026 Notes. The 2026 Notes have been designated as green bonds, whose proceeds will be allocated in accordance with the Company’s green bond framework. The 2026 Notes were issued pursuant to and are governed by an indenture dated December 14, 2021, between the Company and U.S. Bank National Association as the trustee. The proceeds from the issuance of the 2026 Notes were $1,986.6 million, net of the issuance discount and debt issuance costs.

The 2026 Notes are unsecured obligations which bear regular interest at 1.25% per annum and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2022. The 2026 Notes will mature on December 15, 2026, unless repurchased, redeemed, or converted in accordance with their terms prior to such date. The 2026 Notes are convertible into cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock, at the Company’s election, at an initial conversion rate of 18.2548 shares of Class A common stock per $1,000 principal amount of 2026 Notes, which is equivalent to an initial conversion price of approximately $54.78 per share of our Class A common stock. The conversion rate is subject to customary adjustments for certain dilutive events. The Company may redeem for cash all or any portion of the 2026 Notes, at the Company’s option, on or after December 20, 2024 if the last reported sale price of our Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest up to the day before the redemption date. The holders may require the Company to repurchase the 2026 Notes upon the occurrence of certain fundamental change transactions at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest up to the day before the redemption date.

Holders of the 2026 Notes may convert all or a portion of their 2026 Notes at their option prior to September 15, 2026, in multiples of $1,000 principal amounts, only under the following circumstances:

●	during any calendar quarter commencing after the quarter ending on March 31, 2022 (and only during such calendar quarter), if the Company’s common stock price exceeds 130% of the conversion price for at least 20 trading days during the 30 consecutive trading days at the end of the prior calendar quarter;
●	during the five consecutive business days immediately after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day;
●	upon the occurrence of specified corporate events; or
●	if the Company calls any or all 2026 Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the notes called for redemption.

On or after September 15, 2026, the 2026 Notes are convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Holders of the 2026 Notes who convert the 2026 Notes in connection with a make-whole fundamental change, as defined in the indenture governing the 2026 Notes, or in connection with a redemption may be entitled to an increase in the conversion rate.

The Company accounted for the issuance of the 2026 Notes as a single liability measured at its amortized cost, as no other embedded features require bifurcation and recognition as derivatives. The following is a summary of the 2026 Notes as of December 31, 2021 (in millions):

				Fair Value
		Unamortized
		Debt Discounts
	Principal	and Issuance	Net Carrying
	Amount	Costs	Amount	Amount	Level
1.25% convertible senior notes due in December 2026	$2,012.5	$25.7	$1,986.8	$1,984.6	Level 2

Interest expense related to the 2026 Notes was $1.4 million, including less than $0.2 million attributable to the amortization of the debt discounts and debt issuance costs and $1.2 million in contractual interest for the year ended December 31, 2021. The effective interest rate for the convertible note is 1.5%.

The 2026 Notes were not eligible for conversion as of December 31, 2021. No sinking fund is provided for the 2026 Notes, which means that the Company is not required to redeem or retire them periodically.

NOTE 7—CONTINGENT FORWARD CONTRACTS

In September 2018, the Company entered into a securities purchase agreement with PIF. Along with the execution of the securities purchase agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred stock in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred stock financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018.

In March 2020, the Company received $200.0 million in exchange for 82,496,092 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contract liability into Series D convertible preferred stock. In June 2020, upon satisfaction of the second set of milestones (refer to Note 10 “Convertible Preferred Stock”), the Company received the remaining $200.0 million in exchange for 82,496,121 shares of Series D convertible preferred stock as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $39.6 million and reclassified the liability into Series D convertible preferred stock. The Series D contingent forward contract liability incurred a total fair value loss of $8.7 million during the year ended December 31, 2020. Since the Series D contingent forward contract liability was fully settled in June 2020, there was no related outstanding contingent forward contract liability as of December 31, 2020.

As discussed in Note 10 “Convertible Preferred Stock”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred stock upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred stock financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.

In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million for the issuance of Series E convertible preferred stock. Upon settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred stock. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Stock Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 133,818,821 Series E convertible preferred stock at $2.99 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred stockholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 23,737,221 shares of Series E convertible preferred stock on a pro rata basis at $2.99 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $2.99 per share, a number of Series E Preferred Stock to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchasers”) and Ayar. Refer to Note 10—Convertible Preferred Stock.

In April 2021, the Company issued 66,909,408 Series E convertible preferred stock from the fourth closing at $2.99 per share for cash consideration of $200.0 million. The Company received $107.1 million of the total issuance proceeds in March 2021 and the remaining $92.9 million in April 2021. See Note 10—Convertible Preferred Stock for more information.

The Company determined the right to participate in future Series E convertible preferred share financing to be a freestanding financial instrument similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $1,444.9 million and $722.4 million for the third closing and fourth closing, respectively, as contingent forward contract liabilities. Since the contingent forward contract liability related to the third closing was fully settled in the same month following the execution of the amendment, the Company recorded no related fair value remeasurements in the consolidated statements of operations.

The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred stock issued from the fourth closing included 3,034,194 shares to the Company’s management and 1,658,705 shares to members of the Board of Directors. The total issuance to the Company’s management included 535,275 shares offered to the CEO in April 2021. The offer to employees in the fourth closing to participate in future Series E convertible preferred stock financing represent a fully vested, equity classified award. The award’s full fair value on each recipient’s grant date was recorded as stock-based compensation, and the related contingent forward contract liability was derecognized. The Company revalued the contingent forward contract liability for the remaining participants and recorded $454.5 million fair value remeasurement loss related to the contingent forward contract liability for the year ended December 31, 2021. Final fair value of the contingent forward contract liability of $1.2 billion was reclassified into Series E convertible preferred stock upon the fourth closing in April 2021. There was no related outstanding contingent forward contract liability as of December 31, 2021.

The fair value of the Series E convertible preferred stock contingent forward contract liability for the third closing was determined using a forward payoff. The Company’s inputs used in determining the fair value on the issuance date and settlement date, were as follows:

Stock Price	$13.79
Volatility	100.00%
Expected term (in years)	0.01
Risk-free rate	0.03%

The fair value of the Series E convertible preferred stock contingent forward contract liability for the fourth closing was determined using a forward and an option payoff. The Company’s inputs used in determining the fair value on the issuance date were as follows:

Fair value of Series E convertible preferred share	$13.79
Volatility	100.00%
Expected term (in years)	0.11
Risk-free rate	0.03%

The fair value of the Series E convertible preferred stock contingent forward contract liability for the fourth closing was determined as the difference between the Series E convertible preferred stock fair value and the purchase price. The Company estimated the fair value of each of the Series E convertible preferred stock on the settlement date by taking the closing price of Churchill’s Class A common stock on April 1, 2021 of $23.78 multiplied by the expected exchange ratio at the time, and discounted for lack of marketability.

NOTE 8—CONVERTIBLE PREFERRED STOCK WARRANT LIABILITY

In March and September 2017, the Company issued two convertible preferred stock warrants to purchase a total of 1,546,799 shares of Series D convertible preferred stock, with an exercise price of $1.94 per share. The convertible preferred stock warrants had been recorded at fair value using a Monte-Carlo simulation at issuance and had been subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. As of December 31, 2020, 1,546,799 shares of the Warrants had been outstanding with a fair value of $1.94 per share, and aggregate fair value of $3.0 million.

The Company’s assumptions used in determining the fair value of convertible preferred stock warrants on December 31, 2020 were as follows:

December 31,
2020
Volatility	50.00%
Expected term (in years)	0.5 - 1.5
Risk-free rate	0.09 - 0.12%
Expected dividend rate	0.00%

In February 2021, all the outstanding warrants were settled in its entirety at an exercise price of $1.94 per share for an aggregate purchase price of $3.0 million. Upon final settlement, the Company converted the warrant into $12.9 million Series D convertible preferred stock, and recorded $7.0 million and $1.2 million losses related to fair value remeasurements of the warrants in the consolidated statements of operations for the year ended December 31, 2021 and 2020, respectively.

The fair value of the Series D preferred stock that was converted from warrant liability at settlement was estimated using the PWERM framework and considered the same three scenarios and probability for each of the three scenarios used to value our common stock: OPM scenario (20)%, as-converted SPAC scenario (70)%, and as-converted IPO scenario (10)%. Under the OPM scenario, the fair value of Series D convertible preferred stock was a direct output of the model used for the equity valuation of the Company and reflected the present value. Under the as-converted SPAC scenario, the present value of the Series D convertible preferred stock was estimated using the pre-money equity value. Under the as-converted IPO scenario, the Company applied the market-based approach and determined the fair value based on the average revenue multiples derived from our peer group.

NOTE 9—COMMON STOCK WARRANT LIABILITY

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, the Company effectively issued 44,350,000 private warrants to purchase shares of Lucid’s common stock. The private warrants were initially recognized as a liability with a fair value of $812.0 million. The private warrants remained unexercised and were remeasured to fair value of $1,394.8 million as of December 31, 2021, resulting in a loss of $582.8 million for the year ended December 31, 2021 recognized in the consolidated statements of operations.

The 44,350,000 private warrants included the 14,783,333 Sponsor Earnback Warrants subject to the contingent forfeiture provisions. The earnback triggering events were satisfied during the year ended December 31, 2021 such that the 14,783,333 Sponsor Earnback Warrants vested and are no longer subject to the transfer restrictions and contingent forfeiture provisions. See Note 12—Earnback Shares and Warrants for more information.

The fair value of the private warrants that were subject to the contingent forfeiture provisions was initially estimated using a Monte-Carlo simulation to estimate a distribution of potential outcomes over the earnback period related to the achievement of the volume-weighted average trading sale price (the “VWAP”) thresholds. The present value of the payoff in each simulation is calculated, and the fair value of the liability is determined by taking the average of all present values. The fair value of the private warrants that were subject to the contingent forfeiture provisions were as follows:

July 23, 2021
Fair value of Tranche 1 with $20.00 VWAP threshold per share	$18.16
Fair value of Tranche 2 with $25.00 VWAP threshold per share	$18.07
Fair value of Tranche 3 with $30.00 VWAP threshold per share	$17.92

The fair value of the private warrants that are not subject to the contingent forfeiture provisions was estimated using a Black-Scholes option pricing model, and were as follows:

	December 31, 2021	July 23, 2021
Fair value of private warrants per share	$31.45	$18.44

Assumptions used in the Monte-Carlo simulation models and Black-Scholes option pricing model take into account the contract terms as well as the quoted price of the Company’s common stock in an active market. The volatility is based on the actual market activity of the Company’s peer group as well as the Company’s historical volatility. The expected life is based on the remaining contractual term of the warrants, and the risk free interest rate is based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the warrants’ expected life. The level 3 fair value inputs used in the Monte-Carlo simulation models and Black-Scholes option pricing models were as follows:

	December 31, 2021	July 23, 2021
Volatility	85.00%	80.00%
Expected term (in years)	4.6	5.0
Risk-free rate	1.20%	0.72%
Dividend yield	—%	—%

NOTE 10—CONVERTIBLE PREFERRED STOCK

Convertible Preferred Stock

Upon the Closing of the Merger, all 1,155,909,367 shares of issued and outstanding convertible preferred stock were cancelled and converted into 1,155,909,367 shares of Lucid common stock based upon the conversion rate as calculated pursuant to Legacy Lucid’s memorandum and articles of association at the date and time that the Merger became effective. As of December 31, 2021, there were no issued and outstanding shares of convertible preferred stock.

In 2014 through April 2021, the Company had issued Series A, Series B, Series C, and Series D and Series E convertible preferred stock (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Stock”).

Convertible preferred stock was carried at its issuance price, net of issuance costs.

In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred stock. From September 2018 to December 31, 2019, the Company repurchased in aggregate 11,331,430 shares of Series C convertible preferred stock with $60.0 million at a per share price of $5.30 from the first and second Company repurchase.

Third Company Repurchase (Series C—August 2020)

In August 2020, the Company entered into a Stock Repurchase Agreement with the Sellers. Pursuant to the Stock Repurchase Agreement, the Company agreed to repurchase 9,656,589 shares of Series C convertible preferred stock owned by the Sellers in August 2020 at a price of $1.02 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred stock is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under stockholder’s equity in the consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C stock repurchased.

Fourth Company Repurchase (Series C—December 2020)

In December 2020, the Company entered into a Stock Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).

The Company agreed to repurchase 1,850,800 Series C convertible preferred stock from Blitz at a price of $1.21 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $2.42 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under stockholders’ deficit in the consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.

Fifth Company Repurchase (Series B—December 2020)

On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 3,525,332 Series B convertible preferred stock having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred stock and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred stock. As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred stock subject to repurchase had been mandatorily redeemable within 45 days of the agreement and accordingly had been reclassified to other accrued liabilities on the consolidated balance sheets.

Series D Preferred Stock Issuance

In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible stock at various tranches. The first tranche of $200.0 million had been issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 7—Contingent Forward Contracts). The second and third tranches of $400.0 million each had been issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.

In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 374,777,280 shares of Series D convertible preferred stock at a price of $2.33 per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019.

In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 82,496,092 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 82,496,121 shares of Series D convertible preferred stock.

See activities related to the PIF Convertible Notes and Series D convertible preferred stock funding as below (in thousands):

Conversion of Convertible Notes	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Series D received in June 2020	200,000
Contingent forward contract liability reclassified to Series D	39,564
Conversion of preferred stock warrant to Series D in February 2021	3,000
Reclassification of preferred stock warrant liability to Series D in February 2021	9,936
Total proceeds of Series D	$1,324,485

Series E Convertible Preferred Stock Issuance

In September 2020, the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred stock pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred stock upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred stock financing to be freestanding, similar to a derivative in the form of contingent forward contracts, and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $2.99 per share of Series E convertible preferred stock. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.

Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 167,273,525 Series E convertible preferred stock as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 133,818,821 shares as the final issuance of Series E convertible preferred stock related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the consolidated statements of operations and reclassified the liability into convertible preferred stock on the Company’s consolidated balance sheets as of December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Stock Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 133,818,821 shares of Series E convertible preferred stock at $2.99 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred stockholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 23,737,221 shares of Series E convertible preferred stock on a pro rata basis at $2.99 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $2.99 per share, a number of Series E Preferred Stock to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchasers”). The aggregate number of Series E Preferred Stock sold at the third closing and fourth closing would not exceed 200.7 million shares (“Extension Amount”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.

In April 2021, the Company issued 66,909,408 Series E convertible preferred stock from the fourth closing at $2.99 per share for cash consideration of $200.0 million. The Company received $107.1 million of the entire cash consideration in March 2021, and the remaining $92.9 million in April 2021. The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred stock issued from the fourth closing included 3,034,194 shares to the Company’s management and 1,658,705 shares to members of the Board of Directors. The total issuance to the Company’s management includes 535,275 shares offered to the CEO in April 2021. The offer to employees to participate in a future Series E convertible preferred stock financing represented a fully vested, equity classified award. The excess of the award’s fair value over the purchase price of $123.6 million on each recipient’s grant date during the year ended December 31, 2021 was recorded as stock-based compensation.

Along with the execution of Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred stock to 1,316,758,889 and 1,155,909,398 stock, respectively.

As of December 31, 2020, the Company had the following convertible preferred stock, par value of $0.0001 per share, authorized, and outstanding (in thousands, except share and per share amounts):

	As of December 31, 2020
Convertible				Conversion Per	Liquidation
Preferred	Shares	Shares	Net Carrying	Share to Common	Per Share	Liquidation
Stock	Authorized	Outstanding	Value	Stock	Amount	Amount
Series A	32,045,280	32,045,280	$11,925	$0.38	$0.38	$12,120
Series B*	24,677,332	24,677,332	23,740	1.13	1.13	28,000
Series C	82,414,075	59,575,253	137,475	2.42	2.42	144,432
Series D	618,720,748	539,769,493	1,311,548	2.33	3.64	1,963,912
Series E	301,092,345	301,092,346	1,009,388	2.99	4.48	1,349,449
Total	1,058,949,780	957,159,704	$2,494,076			$3,497,913
*	As of December 31, 2020, 3,525,332 Series B convertible preferred stock at aggregate fair value of $3.0 million were extinguished and reclassified to other accrued liabilities, with cash settlement occurring in January 2021.

The significant rights and preferences of the outstanding convertible preferred stock through the Closing of the Merger are as follows:

Dividends—Through the Closing Date, Holders of Series A, Series B, and Series C had been entitled to receive noncumulative dividends at an annual rate of $0.03, $0.09, $0.19 per share, respectively. Holders of Series D and Series E had been entitled to receive noncumulative dividends at the rate of 8% of the Series D and Series E Original Issue Price (as adjusted for any Stock Split Change) per annum on each outstanding share of Series D and Series E through the Closing Date. Such dividends had been payable when and if declared by the Company’s board of directors (the “Board of Directors”). No other dividends would have been paid on any common or convertible preferred stock until such dividends on Series A, Series B, Series C, Series D and Series E had been paid or declared by the Board of Directors. Through the Closing Date, no dividends had been declared.

Liquidation Preference—Until the Closing Date, in the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation Event), before any distribution or payment would have been made to holders of common stock, each holder of convertible preferred stock then outstanding would have been entitled to be paid, pro rata, out of the assets of the Company available for distribution to members, whether from capital, surplus, or earnings, in the sequence of Series E, Series D, Series C, Series B and Series A, an amount equal to one and one-half times (1.5x), one and one-half times (1.5x), one time (1x), one time (1x), one time (1x) of the Series E, Series D, Series C, Series B, and Series A original issue price per share (as adjusted for Share Split Changes), plus all declared and unpaid distributions thereon.

Voting Rights—Until the Closing Date, the holders of Series A, Series B, Series C, Series D and Series E convertible preferred stock had been entitled to the number of votes equal to the number of common stock into which such convertible preferred stock had been convertible, and with respect to such vote, such holder had been entitled to full voting rights and powers equal to the voting rights and powers of the holders of common stock, and had been entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of convertible preferred stock and the holders of common stock had been entitled to vote together and not as separate classes.

Conversion—Until the Closing Date, each Series A, Series B, Series C, Series D and Series E convertible preferred stock had been convertible, at the option of the holder, into one fully paid nonassessable common stock. The conversion formula had been adjusted for such events as dilutive issuances, stock splits, or business combinations. Each share of Series A, Series B, Series C, Series D and Series E convertible preferred stock had been automatically converted into one share of common stock at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 66.67% of the outstanding Series A, Series B, Series C, Series D or 50% for Series E convertible preferred stock, as applicable (each calculated on an as-converted basis), voting as a class, or (2) immediately before the closing of the Company’s sale of its common stock in a firm commitment underwritten public offering on a U.S. national securities exchange or other internationally recognized securities exchange, which had been reflected a pre-offering market capitalization in excess of $2.5 billion and which had resulted in gross proceeds to the Company of at least $200.0 million (before payment of underwriters’ discounts, commissions and offering expenses) (such transaction, a “Qualified IPO”).

Antidilution Adjustment—Until the Closing Date, subject to certain exceptions, if the Company had issued additional common stock without consideration or for a consideration per share, less than the conversion price with respect to such series of the convertible preferred stock in effect immediately before the issuance of such additional shares, the conversion price of such series of convertible preferred stock in effect immediately before each such issuance had been automatically adjusted. The new conversion price for such series of convertible preferred stock had been determined by multiplying the conversion price for such series of convertible preferred stock then in effect by a fraction, the numerator of which had been the number of common stock outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which had been the number of common stock outstanding immediately before such issuance, plus the number of such additional common stock to be issued.

NOTE 11—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of undesignated preferred stock with a par value of $0.0001 per share with rights and preferences, including voting rights, designated from time to time by the board of directors. As of December 31, 2021, there were no issued and outstanding shares of preferred stock.

Common Stock

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, the Company effectively issued 425,395,023 new shares of common stock upon the Closing. The Company also converted all 1,155,909,367 shares of its issued and outstanding convertible preferred stock into 1,155,909,367 new shares of common stock as of the Closing of the Merger based upon the conversion rate as calculated pursuant to Legacy Lucid’s memorandum and articles of association. Immediately following the Merger, there were 1,618,621,534 shares of common stock outstanding with a par value of $0.0001. The holder of each share of common stock is entitled to one vote.

Common Stock Warrants

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, the Company effectively issued 41,400,000 publicly-traded warrants to purchase shares of its common stock. Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. The public warrants were exercisable as of August 22, 2021 and expire on July 23, 2026, if not yet exercised by the holder or redeemed by the Company.

During the year ended December 31, 2021, an aggregate of 41,034,197 public warrants were exercised, of which 25,966,976 were exercised on a cashless basis. The aggregate cash proceeds received from the exercise of these public warrants were $173.3 million. The Company redeemed the remaining 365,803 public warrants that were not exercised by the holders at a redemption price of $0.01 per warrant.

A summary of activity of the Company’s issued and outstanding public warrants is as follows:

December 31,
2021
Public warrants issued in connection with Merger on July 23, 2021	41,400,000
Number of public warrants exercised	(41,034,197)
Public warrants redeemed	(365,803)
Issued and outstanding public warrants as of December 31, 2021	—

Treasury Stock

In October 2021, the Company repurchased an aggregate of 857,825 shares of its common stock, including 712,742 shares from certain employees and 145,083 shares from directors of the Company’s predecessor, Atieva, Inc. at $24.15 per share.

Common Stock Reserved for Issuance

The Company’s common stock reserved for future issuances as of December 31, 2021 and 2020, are as follows:

	December 31,	December 31,
	2021	2020
Convertible preferred stock (on an as-converted basis)	—	957,159,704
Convertible preferred stock warrant (on an as-converted basis)	—	1,546,799
Private warrants to purchase common stock	44,350,000	—
Stock options outstanding	64,119,902	70,675,318
Restricted stock units outstanding	48,234,611	—
Shares available for future grants under equity plans	16,761,960	10,526,235
If-converted common shares from convertible note	36,737,785	—
Total shares of common stock reserved	210,204,258	1,039,908,056

NOTE 12—EARNBACK SHARES AND WARRANTS

During the period between the Closing and the five-year anniversary of the Closing, the Churchill Sponsor has subjected the 17,250,000 Sponsor Earnback Shares of issued and outstanding common stock and 14,783,333 Sponsor Earnback Warrants of issued and outstanding private warrants to potential forfeiture to Lucid for no consideration until the occurrence of each tranche’s respective earnback triggering event. The 17,250,000 Sponsor Earnback Shares are comprised of three separate tranches of 5,750,000 shares per tranche. The 14,783,333 Sponsor Earnback Warrants are comprised of three separate tranches of (i) 4,927,778 warrants, (ii) 4,927,778 warrants, and (iii) 4,927,777 warrants. The earnback triggering events for the three respective tranches of the Sponsor Earnback Shares and Sponsor Earnback Warrants will be met upon the earlier of (i) the date on which the volume-weighted average trading sale price of one share of our common stock quoted on Nasdaq is greater than or equal to $20.00, $25.00, and $30.00, respectively, for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid pursuant to which stockholders of Lucid have the right to receive consideration implying a value per share greater than or equal to $20.00, $25.00, and $30.00, respectively.

The earnback triggering events were determined to be indexed to the Company’s common stock as the earnback triggering events are measured on a dilutive basis.

The earnback triggering events related to achieving a volume-weighted average trading sale price greater than or equal to $20.00, $25.00, and $30.00, respectively, for any 40 trading days within any 60 consecutive trading day period were satisfied on September 29, 2021, December 8, 2021, and December 23, 2021, respectively. As a result, the 17,250,000 Sponsor Earnback Shares of issued and outstanding common stock and 14,783,333 Sponsor Earnback Warrants of issued and outstanding private warrants were vested and no longer subject to the transfer restrictions and contingent forfeiture provisions.

NOTE 13—STOCK-BASED AWARDS

Legacy Lucid 2021 Stock Incentive Plan

In January 2021, the Company’s board of directors adopted and the stockholders approved the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan replaced the Company’s 2014 Plan. The 10,526,235 shares reserved for future issuance under the 2014 Plan were removed and added to the share reserve under the 2021 Plan. The 2021 Plan provided for the grant of incentive stock options, non-statutory stock options, restricted shares, restricted stock units (“RSU”), share appreciation rights, performance based awards and cash based awards to the Company’s employees, directors, and consultants.

Lucid 2021 Stock Incentive Plan and ESPP Addendum

In July 2021, the Company’s board of directors adopted and the stockholders approved the 2021 Incentive Plan (the “2021 Incentive Plan”), which includes an employee stock purchase plan as an addendum (the “ESPP Addendum”). The 2021 Incentive Plan replaced the 2021 Plan. The 2021 Incentive Plan provides for the grant of restricted shares, non-qualified stock options, incentive stock options, unrestricted shares, stock appreciation rights, restricted stock units and cash awards. Shares of common stock underlying awards that are forfeited or cancelled generally are returned to the pool of shares available for issuance under the 2021 Incentive Plan.

The ESPP Addendum authorizes the issuance of shares of common stock pursuant to purchase rights granted to employees. The purchase price for each share purchased during an offering period will be the lesser of 85% of the fair market value of the share on the purchase date or 85% of the fair market value of the share on the offering date. The offering dates and purchase dates for the ESPP Addendum are determined at the discretion of the Company’s board of directors. During the year ended December 31, 2021, the Company has launched its ESPP Addendum. The stock-based compensation expense recognized during the year ended December 31, 2021 was immaterial.

The number of shares of common stock that remain available for issuance under the 2021 Incentive Plan, including the ESPP Addendum, was 16,761,960 as of December 31, 2021.

Stock Options

The Company’s outstanding stock options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive stock options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. A summary of stock option activity is as follows:

	Outstanding Options
			Weighted-
			Average
		Weighted	Remaining
	Number of	Average Exercise	Contractual	Intrinsic Value
	Options	Price	Term	(in thousands)
Balance—December 31, 2019	69,305,845	$0.60	6.3	$21,236
Options granted	23,820,351	1.16
Options exercised	(7,502,955)	0.43
Options canceled	(14,947,923)	0.44
Balance—December 31, 2020	70,675,318	$0.84	7.8	$118,155
Options granted	8,402,925	2.85
Options exercised	(11,076,026)	0.74
Options canceled	(3,882,315)	1.55
Balance—December 31, 2021	64,119,902	$1.08	6.6	$2,370,666
Options vested and exercisable December 31, 2021	42,924,175	$0.79	5.6	$1,599,512

Aggregate intrinsic value represents the difference between the exercise price of the options and the fair value of common shares. The aggregate intrinsic value of options exercised was approximately $206.7 million, $8.3 million and $0.4 million for the years ended December 31, 2021, 2020 and 2019, respectively.

The total fair value of stock options granted during the years ended December 31, 2021, 2020 and 2019, was approximately $24.0 million, $14.8 million and $13.9 million, respectively, which is recognized over the respective vesting periods. The total fair value of stock options vested during the years ended December 31, 2021, 2020 and 2019, was approximately $6.2 million, $3.9 million and $6.9 million, respectively.

The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, including expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, and expected dividend yield rate over the expected option term, and actual forfeiture rates. A summary of the assumptions the Company utilized to record compensation expense for stock options granted during the year ended December 31, 2021, 2020 and 2019, is as follows:

	Year ended December 31,
	2021	2020	2019
Weighted average volatility	48.4%	59.0%	42.8%
Expected term (in years)	6.6	5.9	5.5
Risk-free interest rate	1.45%	0.75%	2.11%
Expected dividends	$—	$—	$—

Restricted Stock Unit

A summary of RSU award activity is as follows:

	Restricted Stock Units
				Weighted-
	Time-	Performance-		Average Grant-
	Based Shares	Based Shares	Total Shares	Date Fair Value
Nonvested balance as of December 31, 2020	—	—	—	$—
Granted	34,067,889	16,024,411	50,092,300	20.52
Vested	(1,068,049)	—	(1,068,049)	21.13
Cancelled/Forfeited	(789,640)	—	(789,640)	24.84
Nonvested balance as of December 31, 2021	32,210,200	16,024,411	48,234,611	$20.45

Time-based RSUs vest based on a performance condition and a service condition. The performance condition was satisfied upon the Closing of the Merger, and the service condition will be met generally over 4.0 years. The Company granted 13,834,748 shares of the time-based RSUs to the CEO that will vest in sixteen equal quarterly installments subject to continuous employment. The vesting of the time-based awards began on December 5, 2021. The service condition for 25% of the Company’s non-CEO RSUs will be satisfied 375 days after the Closing. The remaining RSUs will be satisfied in equal quarterly installments thereafter, subject to continuous employment. The fair value of these time-based RSUs was measured using the fair value of the Company’s common stock on the date of the grant, as based on the market price of Churchill’s stock adjusted for the expected exchange ratio at the time, and discounted for lack of marketability. The total fair value of RSUs vested during the year ended December 31, 2021 were $50.5 million. There are no RSU vested for the years ended 2020 and 2019.

All performance-based RSUs are granted to the CEO. The CEO performance RSUs will vest subject to the performance and market conditions. The performance condition was satisfied upon the Closing. The market conditions will be satisfied and vest in five tranches based on the achievement of market capitalization goals applicable to each tranche over a six-month period subject to the CEO’s continuous employment through the applicable vesting date. Any CEO performance RSUs that have not vested within five years after the Closing will be forfeited. The fair value of these performance-based RSUs was measured on the grant date, March 27, 2021, using a Monte Carlo simulation model, with the following assumptions:

Weighted average volatility	60.0%
Expected term (in years)	5.0
Risk-free interest rate	0.9%
Expected dividends	—

As of December 31, 2021, none of the market capitalization goals had been achieved. The Company recognizes compensation expense on a graded vesting schedule over the requisite vesting period for the time-based awards and over the derived service period for the CEO performance RSUs. Stock-based compensation expense is recognized when the relevant performance condition is considered probable of achievement for the performance-based award. In January 2022, the market capitalization condition was met for four of the five tranches, representing an aggregate of 13,934,271 performance RSUs. The vesting of these four tranches is subject to continuous service, and review and certification by the Board of Directors. As of December 31, 2021, the unamortized expense related to these four tranches amounted to $85.4 million which would be recognized as a stock-based compensation expense upon vesting. As of December 31, 2021, the unamortized expense for the fifth tranche, representing 2,090,140 RSUs, was $19.6 million and will be recognized over a period of 1.1 years.

Stock-Based Compensation Expense

Total employee and nonemployee stock-based compensation expense for the year ended December 31, 2021, 2020 and 2019, is classified in the consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Cost of revenue	$8,737	$213	$443
Research and development	137,303	3,724	4,770
Selling, general and administrative	370,717	677	2,506
Total	$516,757	$4,614	$7,719

Total stock-based compensation expense for the year ended December 31, 2021 includes $383.2 million stock-based compensation expense related to the RSUs. The year ended December 31, 2021 also includes $123.6 million stock-based compensation expense related to the Series E convertible preferred stock issuances in March 2021 and April 2021. Refer to Note 7 “Contingent Forward Contracts” and Note 10 “Convertible Preferred Stock” for more information.

The unamortized stock-based compensation related to awards that are not vested was $638.0 million as of December 31, 2021, and weighted average remaining amortization period as of December 31, 2021 was 2.5 years.

NOTE 14—LEASES

The Company has entered into various non-cancellable operating and finance lease agreements for certain of the Company’s offices, manufacturing and warehouse facilities, retail and service locations, equipment and vehicles, worldwide. The Company has determined if an arrangement is a lease, or contains a lease, including embedded leases, at inception and records the leases in the Company’s financial statements upon later of ASC 842 adoption date of January 1, 2021, or lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. Our assessed lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Certain operating leases provide for annual increases to lease payments based on an index or rate. The Company estimates the annual increase in lease payments based on the index or rate at the lease commencement date, for both the Company’s historical leases and for new leases commencing after January 1, 2021. Differences between the estimated lease payment and actual payment are expensed as incurred. Lease expense for finance lease payments is recognized as amortization expense of the finance lease ROU asset and interest expense on the finance lease liability over the lease term.

The balances for the operating and finance leases where the Company is the lessee are presented as follows within the Company’s consolidated balance sheet (in thousands):

As of
December 31, 2021
Operating leases:
Operating lease right-of-use assets	$161,974

Other current liabilities	$11,056
Other long-term liabilities	185,323
Total operating lease liabilities	$196,379

Finance leases:
Property, plant and equipment, net	10,567
Total finance lease assets	$10,567

Finance lease liabilities, current portion	$4,183
Finance lease liabilities, net of current portion	6,083
Total finance lease liabilities	$10,266

The components of lease expense are as follows within the Company’s consolidated statement of operations (in thousands):

Year Ended
December 31, 2021
Operating lease expense:
Operating lease expense (1)	$31,097
Variable lease expense	2,406

Finance lease expense:
Amortization of leased assets	$3,020
Interest on lease liabilities	460
Total finance lease expense	$3,480
Total lease expense	$36,983
(1)	Includes short-term leases, which are immaterial.

Other information related to leases where the Company is the lessee is as follows:

As of
December 31, 2021
Weighted-average remaining lease term (in years):
Operating leases	7.8
Finance leases	2.5

Weighted-average discount rate:
Operating leases	10.98%
Finance leases	5.58%

Supplemental cash flow information related to leases where the Company is the lessee is as follows (in thousands):

Year Ended
December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,019
Operating cash flows from finance leases (interest payments)	460
Financing cash flows from finance leases	3,088
Leased assets obtained in exchange for new operating lease liabilities	84,078
Leased assets obtained in exchange for new finance lease liabilities	9,693

As of December 31, 2021, the maturities of the Company’s operating and finance lease liabilities (excluding short-term leases) were as follows (in thousands):

	Operating Leases	Finance Leases
2022	$32,075	$4,628
2023	38,898	4,275
2024	39,346	1,674
2025	38,525	210
2026	34,791	196
Thereafter	117,215	—
Total minimum lease payments	300,850	10,983
Less: Interest	(104,471)	(717)
Present value of lease obligations	196,379	10,266
Less: Current portion	11,056	4,183
Long-term portion of lease obligations	$185,323	$6,083

Under legacy lease accounting (ASC 840), future minimum lease payments under non-cancellable leases as of December 31, 2020 are as follows (in thousands):

	Operating Leases	Finance Leases
2021	$25,490	$1,729
2022	28,837	1,547
2023	27,633	1,174
2024	28,207	9
2025	27,474	—
Thereafter	116,155	—
Total minimum lease payments	$253,796	4,459
Less: Interest		(1,202)
Present value of lease obligations		3,257
Less: Current portion		(1,261)
Long-term portion of lease obligations		$1,996

NOTE 15—COMMITMENTS AND CONTINGENCIES

Contractual Obligations

As of December 31, 2021, and 2020, the Company had $286.0 million and $406.1 million in commitments related to the Arizona manufacturing plant and equipment. These commitments represent future expected payments on open purchase orders entered into as of December 31, 2021 and 2020.

The Company entered into a non-cancellable purchase commitment to purchase battery cells over the next 4 years. Battery cell costs can fluctuate from time to time based on, among other things, supply and demand, costs of raw materials, and purchase volumes. The estimated purchase commitment as of December 31, 2021 is as follows (in thousands):

Minimum
Purchase
Years ended December 31,	Commitment
2022	$201,080
2023	201,080
2024	201,080
2025	201,080
Total	$804,320

Legal Matters

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief.

Beginning on April 18, 2021, two individual actions and two putative class actions were filed in federal courts in Alabama, California, New Jersey and Indiana, asserting claims under the federal securities laws against the Company (f/k/a Churchill Capital Corp IV), its wholly owned subsidiary, Atieva, Inc. (“Lucid Motors”), and certain current and former officers and directors of the Company, generally relating to the Merger. On September 16, 2021, the plaintiff in the New Jersey action voluntarily dismissed that lawsuit. The remaining actions were ultimately transferred to the Northern District of California and consolidated under the caption, In re CCIV / Lucid Motors Securities Litigation, Case No. 4:21-cv-9323-YGR (the “Consolidated Class Action”). On December 30, 2021, lead plaintiffs in the Consolidated Class Action filed a revised amended consolidated complaint (the “Complaint”), which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of shareholders who purchased stock in CCIV between February 5, 2021 and February 22, 2021. The Complaint names as defendants Lucid Motors and the Company’s chief executive officer, and generally alleges that, prior to the public announcement of the Merger, defendants purportedly made false or misleading statements regarding the expected start of production for the Lucid Air and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company moved to dismiss the Complaint on February 14, 2022. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the Complaint will be successful or that it will avoid liability in these matters.

On December 3, 2021, the Company received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to an investigation by the SEC. Although there is no assurance as to the scope or outcome of this matter, the investigation appears to concern the business combination between the Company (f/k/a Churchill Capital Corp. IV) and Atieva, Inc. and certain projections and statements. The Company is cooperating fully with the SEC in its review.

At this time, the Company does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, including the matters referenced above, to be material to the Company’s business or likely to result in a material adverse effect on its future operating results, financial condition or cash flows should such proceedings be resolved unfavorably.

On January 26, 2022, a purported shareholder of the Company filed a shareholder derivative action, purportedly on behalf of the Company, against certain of the Company’s officers and directors in California federal court, captioned Sahr Lebbie v. Churchill

Capital Corporation IV, et al., 4:22-cv-00531-SK (N.D. Cal.). The complaint also names the Company as a nominal defendant. Based on allegations that are similar to those in the Consolidated Class Action, the complaint asserts claims for unjust enrichment, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, abuse of control, gross mismanagement and waste of corporate assets and a claim for contribution under Sections 10(b) and 21D of the Exchange Act in connection with the Consolidated Class Action. The Complaint seeks compensatory damages, interest thereon, certain corporate governance reforms, and attorneys’ fees and expenses. The Company is advancing defendants’ fees and expenses incurred in their defense of the action.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to letters of credit and surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $30.4 million and $15.5 million as of December 31, 2021 and 2020, respectively, for which no liabilities are recorded on the consolidated balance sheets.

NOTE 16—INCOME TAXES

The components of loss before income taxes for the years ended December 31, 2021, 2020 and 2019, are as follows (in thousands):

	2021	2020	2019
Loss subject to domestic income taxes	$(2,580,324)	$(719,636)	$(277,244)
Income (loss) subject to foreign income taxes	612	68	(90)
	$(2,579,712)	$(719,568)	$(277,334)

The Company recorded an income tax provision/(benefit) of $49 thousand, $(188) thousand and $23 thousand in connection with its domestic, state, and foreign subsidiaries for the years ended December 31, 2021, 2020, and 2019, respectively, as follows (in thousands):

	2021	2020	2019
Current
Federal	$18	$—	$—
State	4	5	—
Foreign	27	(193)	23
Total current tax expense (benefit)	$49	$(188)	$23
Deferred
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred tax expense (benefit)	$—	$—	$—
Total income tax expense (benefit)	$49	$(188)	$23

The reconciliation of taxes at the federal statutory rate to our provision for income taxes for the years ended December 31, 2021, 2020, and 2019 was as follows:

	Year Ended December 31,
	2021	2020	2019
Statutory federal income tax rate	21.0%	21.0%	21.0%
Stock-based compensation	(2.9)	(0.2)	(0.2)
Mark-to-market adjustment	(8.5)	(3.4)	(1.1)
Nondeductible expenses	(0.3)	(0.1)	(0.8)
Tax credits	0.7	2.8	1.9
Change in valuation allowance	(10.0)	(20.1)	(20.8)
Provision for income taxes	—%	—%	—%

The effective tax rate was 0.0% for the years ended December 31, 2021, 2020 and 2019. The amount of income tax expense (benefit) differs from the expected benefit due to the impact of the U.S. valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2021 and 2020, are as follows (in thousands):

	2021	2020
Deferred tax assets (liabilities):
Net operating loss carryforwards	$519,410	$265,799
Tax credit carryforwards	71,783	40,454
Stock-based compensation expense	22,559	2,554
Depreciation	(20,180)	499
Accrued compensation and vacation	3,774	2,498
Interest	—	489
Tenant improvement allowance	—	8,777
Accruals and reserves	59,894	39,502
Lease Liability	52,592	—
Right-of-use assets	(41,707)	—
Other	4,773	1
Total net deferred tax assets	672,898	360,573
Valuation allowance	(672,898)	(360,573)
Net deferred tax assets	—	—
Net deferred tax assets (liabilities)	$—	$—

The Company does not provide deferred tax liabilities when it intends to reinvest earnings of its foreign subsidiaries indefinitely. As of December 31, 2021, and 2020, the Company has no undistributed earnings from its foreign subsidiaries.

A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized in a particular tax jurisdiction. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence.

Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and the accumulated deficit, as of December 31, 2021 and 2020, the Company provided a full valuation allowance against its U.S. and state deferred tax assets. The valuation allowance for deferred tax assets was $672.9 million and $360.6 million, as of December 31, 2021 and 2020, respectively. The valuation allowance on our net deferred taxes increased by $312.3 million and increased by $185.8 million during the years ended December 31, 2021 and 2020, respectively.

The Company had federal, state, and foreign net operating loss carryforwards of approximately $2,003.0 million, $922.7 million, and $2.0 million, respectively, as of December 31, 2021, which will begin to expire at various dates beginning in 2022, if not utilized. The

Company also had federal and state tax research and development tax credit carryforwards of approximately $80.5 million and $63.1 million, respectively. The federal research and development tax credit carryforwards will expire at various dates beginning in 2034, if not utilized. The state research and development tax credit carryforwards do not expire.

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses and certain credits in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses and certain credits may be limited as prescribed under.

Internal Revenue Code Section 382, which provide for limitations on net operating losses carryforwards and certain built in losses following ownership changes, and Section 383, which provides for special limitations on certain excess credits, etc. (collectively, “IRC Section 382”). Utilization of the carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions, resulting in a reduction in the gross deferral tax assets before considering the valuation allowance. We have completed a formal Section 382 study of our equity transactions through December 31, 2020. The study determined that we experienced an “ownership change” in 2016, and we will not be able to utilize approximately $12 million of our gross U.S. federal NOL and $15 million of gross U.S. federal research and development tax credit (or $3 million in net credit) carryforwards.

The Company files U.S., state, and foreign income tax returns with varying statutes of limitations. The federal, state, and foreign returns statute of limitations remains open for tax years from 2008 and thereafter. There are currently no income tax audits underway by U.S., state, or foreign tax authorities.

Uncertain Tax Positions

As of December 31, 2021, 2020, and 2019, the total amount of unrecognized tax benefits was approximately $72.3 million, $42.9 million, and $20.6 million, respectively, of which $0.5 million, $2.6 million and $2.6 million, if recognized for respective periods, would favorably impact the Company’s effective tax rate. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits within the next 12 months.

The following table summarizes the activity related to unrecognized tax benefits for the years ended December 31, 2021, 2020 and 2019 (in thousands):

	December 31,
	2021	2020	2019
Unrecognized benefit—beginning of period	$42,894	$20,635	$11,647
Gross increases—prior-period tax positions	—	21	4
Gross decreases—prior-period tax positions	—	(2)	—
Gross increases—current-period tax positions	31,336	22,382	8,995
Gross decrease—current-period tax positions	—	—	(11)
Statute lapse	(1,900)	(142)	—
Unrecognized benefit—end of period	$72,330	$42,894	$20,635

Related to the unrecognized tax benefits above, the Company recognized interest expense and penalty expense as part of income tax expenses in the consolidated statements of operations according to the following table (in thousands):

	Year Ended December 31,
	2021	2020	2019
Interest expense	$—	$(45)	$16
Penalty expense	(3)	(20)	1

As of December 31, 2021, the Company has recognized a liability for interest expense and penalties of $60 thousand and $7 thousand, respectively, which is included within income tax liabilities in the consolidated balance sheet.

On February 9, 2022, the California governor signed into law the 2022 Budget Act, which restores net operating losses deduction and eliminates the $5.0 million annual cap on research credit, effective for tax years beginning 2022. The Company is continuing to assess the 2022 Budget Act, but currently does not expect any material impact to the consolidated financial statements.

NOTE 17—NET LOSS PER SHARE

The weighted-average number of shares of common stock outstanding prior to the Merger have been retroactively adjusted by the Exchange Ratio to give effect to the reverse recapitalization treatment of the Merger. Shares of common stock issued as a result of the conversion of Legacy Lucid convertible preferred stock in connection with the Closing have been included in the basic net loss per share calculation on a prospective basis.

Basic and diluted net loss per share attributable to common stockholders are calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2021	2020	2019
Net loss	$(2,579,761)	$(719,380)	$(277,357)
Deemed contribution related to repurchase of Series B convertible preferred stock	—	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred stock	—	12,784	7,935
Deemed dividend related to the issuance of Series E convertible preferred stock	(2,167,332)	—	—
Net loss attributable to common stockholders	$(4,747,093)	$(705,596)	$(269,422)

Weighted-average shares outstanding—basic and diluted	740,393,759	24,825,944	20,595,229

Net loss per share:
Basic and diluted	$(6.41)	$(28.42)	$(13.08)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Year Ended December 31,
Excluded Securities	2021	2020	2019
Convertible preferred stock (on an as-converted basis)	—	957,159,704	502,582,535
Convertible preferred stock warrants (on an as-converted basis)	—	1,546,799	1,546,799
Private warrants to purchase common stock	44,350,000	—	—
Options outstanding to purchase common stock	64,119,902	70,675,318	69,305,845
RSUs outstanding	32,210,200	—	—
If-converted common shares from convertible note	36,737,785	—	—
Total	177,417,887	1,029,381,821	573,435,179

The 16,024,411 shares of common stock equivalents subject to RSUs are excluded from the anti-dilutive table above as the underlying shares remain contingently issuable since the market conditions have not been satisfied as of December 31, 2021.

NOTE 18—EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan for the years ended December 31, 2021, 2020 and 2019.

NOTE 19—RELATED PARTY TRANSACTIONS

Professional Services Contract

In December 2021, we entered into an agreement with The Klein Group, LLC (“Klein”), the affiliate of Churchill Sponsor IV LLC who owns more than 5% of our common stock. Pursuant to the agreement, Klein will provide strategic advice and assistance in connection with capital markets and other strategic matters. We have made payments under the agreement of approximately $2.3 million in the aggregate in 2021.

NOTE 20—SUBSEQUENT EVENTS

In connection with the preparation of the consolidated financial statements for the year ended December 31, 2021, the Company evaluated subsequent events and concluded there were no subsequent events that required recognition in the consolidated financial statements.

International Manufacturing Expansion

On February 27, 2022, the Company announced that it has selected King Abdullah Economic City (“KAEC”) in the Kingdom of Saudi Arabia as the location of its first international manufacturing plant and signed related agreements with the Ministry of Investment of Saudi Arabia, the Saudi Industrial Development Fund, and the Economic City at KAEC. Lucid estimates that the location of its first international manufacturing plant in the Kingdom of Saudi Arabia may result in up to $3.4 billion of value to Lucid over 15 years. Construction of the plant is expected to start in the first half of 2022 and at its peak, the Company expects the KAEC facility to manufacture up to 150,000 vehicles per year. The operations at the new plant would initially consist of re-assembly of Lucid Air vehicle “kits” pre-manufactured in the U.S. and, over time, production of complete vehicles. The new manufacturing plant will be fully owned by the Company.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with common stock and warrants being registered. All amounts shown are estimates except for the SEC registration fee.

Amount previously
paid or
to be paid
SEC registration fee	$3,541,025.46
Printing and engraving expenses	$75,000.00
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$90,000.00
Total	$3,856,025.46

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s current certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s current certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers, and certain other officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers, and certain other officers, in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s current certificate of incorporation, the Company’s current bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the indemnification agreements.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15. Recent Sales of Unregistered Securities.

Private Placements in Connection with the Churchill IPO

On May 22, 2020, the Sponsor purchased an aggregate of 21,562,500 shares of Churchill’s Class B common stock for an aggregate purchase price of $25,000. On July 14, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock, on July 27, 2020, Churchill effected a stock dividend of 0.50 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, and on July 30, 2020, Churchill effected a stock dividend of approximately 0.20 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 51,750,000 shares of Churchill’s Class B common stock. The founder shares included an aggregate of up to 6,750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of Churchill’s issued and outstanding shares after the Churchill IPO. As a result of the underwriters’ election to fully exercise their over-allotment option, 6,750,000 founder shares ceased to be subject to forfeiture. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. In addition, in connection with the Merger, 51,750,000 shares of Churchill’s Class B common stock were converted on a one-to-one basis into shares of Class A common stock.

No underwriting discounts or commissions were paid with respect to such sales.

The Sponsor also purchased an aggregate of 42,850,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act that occurred simultaneously with the closing of the Churchill IPO. Each Private Placement Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment.

Working Capital Warrants

On February 22, 2021, the Company issued the Promissory Note in the principal amount of $1,500,000 to the Sponsor. The principal amount of the Promissory Note was converted into 1,500,000 Working Capital Warrants by the Sponsor. The Working Capital Warrants are identical to the Private Placement Warrants issued to the Sponsor.

No underwriting discounts or commissions were paid with respect to such sales.

PIPE Investment

In February 2021, Churchill entered into the Subscription Agreements pursuant to which certain investors agreed to subscribe for 166,666,667 shares of Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005. Ayar, Lucid’s majority shareholder, agreed to purchase 13,333,333 of such shares. At the Closing, the Company consummated such PIPE Investment and issued 166,666,667 shares of its Class A common stock for aggregate gross proceeds of $2,500,000,005.

BofA Securities, Inc. and Citigroup Global Markets Inc., as placement agents for the PIPE Investment, received customary fees in connection with such Closing equal to approximately $12.6 million and $12.6 million, respectively.

The sales of the shares of Class A common stock as part of the PIPE Investment were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) as transactions by an issuer not involving any public offering.

2026 Notes

On December 14, 2021, we issued $1.75 billion aggregate principal amount of 2026 Notes, followed by an additional $262.5 million of 2026 Notes issued pursuant to option on December 20, 2021, to the initial purchasers in a private placement with a maximum of 55,106,677 shares of our common stock that may be issued upon conversion of 2026 Notes in full, based on the initial maximum conversion rate of 27.3822 shares of Class A common stock per $1,000 principal amount of 2026 Notes, which is subject to customary anti-dilution adjustment provisions.

2026 Notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act, in transactions not involving any public offering. 2026 Notes were initially resold by the initial purchasers to persons whom the initial purchasers reasonably believe are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of our Class A common stock that may be issued upon conversion of 2026 Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by us exclusively with its security holders.

BofA Securities, Inc. and Citigroup Global Markets Inc., as initial purchasers, received customary fees in connection with such offering.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Air Merger Sub, Inc., and Atieva, Inc. (incorporated by reference to Exhibit 2.1 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed July 26, 2021 (the “Super 8-K”))
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Super 8-K)
4.1	Specimen Class A Common Stock Certificate of Lucid Group, Inc. (incorporated by reference to Exhibit 4.1 to the Super 8-K)
4.2	Specimen Warrant Certificate (included in Exhibit 4.3)
4.3

Warrant Agreement, dated July 29, 2020, between Continental Stock Transfer & Trust Company and Churchill Capital Corp IV (incorporated by reference to Exhibit 4.1 to Churchill Capital Corp IV’s Current Report on Form 8-K filed August 3, 2020)

4.4

Indenture, dated as of December 14, 2021, between Lucid Group, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Lucid Group, Inc.’s Current Report on Form 8-K filed December 9, 2021)

5.1

Opinion of Davis Polk & Wardwell LLP (incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1/A (Reg. No. 333- 258348), filed with the SEC on August 20, 2021 (the “S-1/A”))

10.1

Investor Rights Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Ayar Third Investment Company, Churchill Sponsor IV LLC and the other parties named therein (incorporated by reference to Exhibit 10.1 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)
10.3

Private Placement Warrant Purchase Agreement, dated as of July 29, 2020, between Churchill Capital Corp IV and the Sponsor (incorporated by reference to Exhibit 10.4 to Churchill Capital Corp IV’s Current Report on Form 8-K filed August 4, 2020)

10.4

Amended and Restated Sponsor Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Churchill Sponsor IV LLC, and Michael Klein, Lee Jay Taragin, Glenn R. August, William J. Bynum, Bonnie Jonas, Mark Klein, Malcom S. McDermid and Karen G. Mills (incorporated by reference to Exhibit 10.3 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

10.5

Promissory Note, dated as of February 22, 2021, by and between Churchill Capital Corp IV and Churchill Sponsor IV LLC (incorporated by reference to Exhibit 10.4 to Churchill Capital Corp IV’s Current Report on Form 8-K filed February 22, 2021)

10.6˄

Lucid Group, Inc. 2021 Stock Incentive Plan (including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan, attached thereto) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4, as amended (File No. 333-254543), filed June 11, 2021 (“Amendment No. 2 to the Registration Statement”))

10.7˄	Form of Option Agreement under the Lucid Group, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement)
10.8˄	Form of RSU Agreement under the Lucid Group, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Registration Statement)
10.9˄	Atieva, Inc. 2009 Share Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Registration Statement)
10.10˄	Form of Amended and Restated Notice of Share Option Grant under the Atieva, Inc. 2009 Share Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Registration Statement)
10.11˄	Atieva, Inc. 2014 Share Plan, as amended January 11, 2021 (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement)
10.12˄	Form of Amended and Restated Notice of Share Option Grant under the Atieva, Inc. 2014 Share Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement)

Exhibit Number	Description
10.13˄	Atieva, Inc. 2021 Stock Incentive Plan, as amended February 22, 2021 (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Registration Statement)
10.14˄	Form of Stock Option Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement)
10.15˄	Form of RSU Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (for Rule 144 affiliates) (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement)
10.16˄	Form of RSU Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement)
10.17˄	Atieva USA, Inc. Severance Benefit Plan (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement)
10.18˄

Offer letter with Gagan Dhingra, dated as of October 29, 2021 (incorporated by reference to Exhibit 10.27 to Lucid Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on February 28, 2022)

10.19

Lease and Option to Purchase between Pinal County, as landlord, and Atieva USA, Inc., as tenant, dated December 20, 2018 (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registration Statement)

10.20	Lease by and between CADC Partners, LLC and Atieva USA, Inc., dated January 17, 2020 (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement)
10.21˄	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement)
10.22˄	Transaction Bonus Letter Agreement, dated March 29, 2021 (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement)
10.23˄	Notice of Restricted Stock Unit Grant, dated March 27, 2021 (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement)
10.24˄	Offer of Employment to Sherry House, dated April 1, 2021 (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the Registration Statement)
10.25˄	Lucid Group, Inc. 2021 Performance Bonus Plan (incorporated by reference to Exhibit 10.25 to the Super 8-K)
10.26˄	Lucid Group, Inc. 2021 Executive Severance Benefit Plan and Summary Plan Description (incorporated by reference to Exhibit 10.26 to the Super 8-K)
10.27˄	Form of Participation Agreement under the Lucid Group, Inc. 2021 Executive Severance Benefit Plan (incorporated by reference to Exhibit 10.27 to the Super 8-K)
10.28

Form of Repurchase Agreement, dated as of October 8, 2021, between Lucid Group, Inc. and each signatory thereto (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Lucid Group, Inc. on November 15, 2021)

14.1	Code of Business Conduct and Ethics of Lucid Group, Inc. (incorporated by reference to Exhibit 14.1 to the Super 8-K)
16.1	Letter from Marcum LLP to the Securities and Exchange Commission, dated July 30, 2021 (incorporated by reference to Exhibit 16.1 to the S-1/A)
21.1

List of Subsidiaries of Lucid Group, Inc. (incorporated by reference to Exhibit 21.1 to Lucid Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on February 28, 2022)

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.2*	Consent of Grant Thornton LLP
24.1	Power of Attorney (included on page II-9 of the initial filing of this Registration Statement)
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Schema Linkbase Document
101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*	Filed herewith
˄	Indicates management contract or compensatory plan

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	if the registrant is relying on Rule 430B
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(ii)	If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 28 of April, 2022.

Lucid Group, Inc.

By:	/s/ Peter Rawlinson
	Name:	Peter Rawlinson
	Title:	Chief Executive Officer, Chief Technology Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chief Executive Officer, Chief Technology Officer and Director	April 28, 2022
Peter Rawlinson	(principal executive officer)

*	Chief Financial Officer	April 28, 2022
Sherry House	(principal financial)

/s/ Gagan Dhingra	Vice President of Accounting and Internal Controls	April 28, 2022
Gagan Dhingra	(principal accounting officer)

*	Director	April 28, 2022
Turqi Alnowaiser
*	Director	April 28, 2022
Glenn R. August
*	Director	April 28, 2022
Nancy Gioia
*	Director	April 28, 2022
Frank Lindenberg
*	Chairperson of the Board of Directors	April 28, 2022
Andrew Liveris
*	Director	April 28, 2022
Nichelle Maynard-Elliott
*	Director	April 28, 2022
Tony Posawatz
*	Director	April 28, 2022
Janet Wong

*By:	/s/ Peter Rawlinson
Peter Rawlinson
As Attorney-in-Fact